UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Apria, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2022

[●], 2022

Dear Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Apria, Inc. (“Apria”) to be held online via live audio webcast at www.virtualshareholdermeeting.com/APR2022SM on [●], 2022 at [●], Eastern Time (the “special meeting”). For the health and well-being of Apria’s stockholders, employees and directors, the special meeting will be held in a virtual meeting format only, with no physical in-person meeting.

At the special meeting, Apria stockholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 7, 2022 (as amended or modified from time to time, the “merger agreement”), among Apria, Owens & Minor, Inc. (“Owens & Minor”), and StoneOak Merger Sub Inc. (“Merger Sub”). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Apria, with Apria surviving the merger as an indirect, wholly owned subsidiary of Owens & Minor (the “merger”).

If the merger is completed, Apria’s stockholders will have the right to receive $37.50 in cash, without interest and subject to any applicable withholding taxes, for each share of common stock, par value $0.01 per share, of Apria (“Apria common stock”), other than appraisal shares and owned company shares (each as defined in the accompanying proxy statement), that they own immediately prior to the effective time of the merger, which represents a premium of approximately 26% over Apria’s closing stock price on January 7, 2022, the last trading day prior to the announcement of the execution of the merger agreement. Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Apria common stock entitled to vote as of the close of business on the record date.

Apria common stock is listed on The NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “APR”. The closing price of Apria common stock on NASDAQ on [●], the latest practicable date before the printing of the accompanying proxy statement, was $[●] per share.

The Apria board of directors has reviewed and considered the terms and conditions of the merger and unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Apria and its stockholders, and (ii) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger. The Apria board of directors made its determination after consultation with its outside legal counsel and financial advisors and consideration of a number of factors more fully described in the accompanying proxy statement. The Apria board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

At the special meeting, stockholders will also be asked to vote on (i) a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Apria to certain of its named executive officers based on or otherwise relating to the merger, as required by the rules adopted by the U.S. Securities and Exchange Commission (the “named executive officer merger-related compensation proposal”), and (ii) a proposal to adjourn the special meeting from time to time, if necessary or appropriate, as determined in good faith by the Apria board of directors, including for the purpose of soliciting additional votes for the approval of the merger proposal if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement by Apria stockholders (the “adjournment proposal”). The Apria board of directors unanimously recommends that you vote “FOR” each of these proposals.

The Apria board of directors is soliciting your proxy to ensure that a quorum is present and that your shares are represented and voted at the special meeting and any postponement or adjournment thereof.

If your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote your shares on each proposal in accordance with your voting instruction form.

The merger cannot be completed unless Apria stockholders adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting online, please submit a proxy to vote your shares as promptly as possible to ensure that your shares may be represented and voted at the special meeting. If you attend the special meeting and vote online, your online vote will revoke any proxy previously submitted. If you fail to both return your proxy and attend the special meeting online in person or by proxy, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Similarly, if you hold your shares in “street name” and fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The obligations of Apria, Owens & Minor and Merger Sub to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Apria, the special meeting, the merger agreement, the merger, the named executive officer merger-related compensation proposal and the adjournment proposal. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and incorporated therein by reference. Apria urges you to, and you should, read the entire proxy statement carefully, including the merger agreement and the other annexes and the documents referred to or incorporated by reference in the accompanying proxy statement. You may obtain additional information about Apria from documents it has filed with the U.S. Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of Apria common stock, please contact Innisfree M&A Incorporated, Apria’s proxy solicitor, by calling (877) 750-0854 (toll-free) or (212) 750-5833 (banks and brokers).

Sincerely,

Daniel J. Starck

Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits of the merger agreement or the merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2022 and, together with the enclosed form of proxy card, is first being mailed to Apria stockholders on or about [●], 2022.

Apria, Inc.

7353 Company Drive

Indianapolis, Indiana 46237

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	[●], 2022 at [●], Eastern Time

PLACE	The special meeting of stockholders (the “special meeting”) of Apria, Inc. (“Apria”) will be held online via live audio webcast at www.virtualshareholdermeeting.com/APR2022SM. For the health and well-being of Apria’s stockholders, employees and directors, the special meeting will be held in a virtual meeting format only, with no physical in-person meeting.

ITEMS OF BUSINESS

•  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 7, 2022 (as amended or modified from time to time, the “merger agreement”), among Apria, Owens & Minor, Inc. (“Owens & Minor”) and StoneOak Merger Sub Inc. (“Merger Sub”) (the “merger proposal”); a copy of the merger agreement is attached to the accompanying proxy statement as Annex A and is incorporated therein by reference;

•  To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Apria to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”); and

•  To consider and vote on a proposal to adjourn the special meeting from time to time, if necessary or appropriate, as determined in good faith by the Apria Board, including for the purpose of soliciting additional votes for the approval of the merger proposal if there are insufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”).

RECORD DATE AND SHARES ENTITLED TO VOTE	Only holders of record of common stock, par value $0.01 per share, of Apria (“Apria common stock”), at the close of business on [●], 2022 (the “record date”) are entitled to notice of, and to vote at, the special meeting and at any adjournment of the special meeting. Each share of Apria common stock will be entitled to one vote.

VOTING BY PROXY	Your vote is very important, regardless of the number of shares you own. The board of directors of Apria (the “Apria Board”) is soliciting your proxy to ensure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the Internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote online at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS	The Apria Board unanimously recommends that you vote: • “FOR” the merger proposal; • “FOR” the named executive officer merger-related compensation proposal; and • “FOR” the adjournment proposal.

APPRAISAL	Apria stockholders who do not vote in favor of the merger proposal will have the right to seek appraisal of the fair value of their shares of Apria common stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement. Section 262 of the DGCL is reproduced in its entirety in Annex D to the accompanying proxy statement and is incorporated therein by reference.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING ONLINE, PLEASE SUBMIT A PROXY TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SUBMITTED. IF YOU DO NOT SUBMIT YOUR PROXY OR VOTE ONLINE AT THE SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL. IF YOU HOLD YOUR SHARES IN “STREET NAME” AND DO NOT INSTRUCT YOUR BROKER, BANK OR OTHER NOMINEE HOW TO VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

If your shares are held by a broker, bank or other nominee and you wish to vote online at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting. Please also bring to the special meeting your account statement evidencing your beneficial ownership of Apria common stock as of the record date.

In order to vote online and examine Apria’s stock list at the special meeting, you will need to log onto www.virtualshareholdermeeting.com/APR2022SM and enter the control number on your proxy card or voting instruction card. If your shares of Apria common stock entitled to vote are registered directly in your name, you are considered the holder of record with respect to such shares of Apria common stock and you have the right to attend the special meeting and vote online. If your shares of Apria common stock entitled to vote are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such Apria common stock. As such, in order to vote online at the special meeting, you must follow the instructions provided by your bank, brokerage firm or nominee.

The proxy statement of which this notice forms a part provides a detailed description of the merger, the merger agreement, the named executive officer merger-related compensation proposal and the adjournment proposal, and provides specific information concerning the special meeting. Apria urges you to read the proxy statement, including any documents incorporated therein by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Apria common stock, please contact Apria’s proxy solicitor, Innisfree M&A Incorporated.

By Order of the Board of Directors,

Michael-Bryant Hicks
Executive Vice President, General Counsel, and Secretary

Indianapolis, Indiana

[●], 2022

i

ii

SUMMARY TERM SHEET

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the special meeting of Apria stockholders. Apria urges you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents referenced in this proxy statement. For additional information on Apria included in documents incorporated by reference into this proxy statement, see the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 112. Page references are included in this summary to direct you to a more complete description of the topics presented below.

Certain Definitions

As used in this proxy statement, unless otherwise noted or the context requires otherwise:

•	“Apria” refers to Apria, Inc., a Delaware corporation;

•	“Owens & Minor” refers to Owens & Minor, Inc., a Virginia corporation;

•

“Merger Sub” refers to StoneOak Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Owens & Minor that exists solely for the purpose of entering into the merger agreement and engaging in the transactions contemplated by the merger agreement;

•	“Apria common stock” refers to the common stock, par value $0.01 per share, of Apria;

•	“Apria Board” refers to the board of directors of Apria;

•

“Holdings LLC” refers to Apria Holdings LLC, a Delaware limited liability company and a stockholder of Apria that owns, as of the record date, approximately [●]% of the outstanding shares of Apria common stock;

•	“merger” refers to the merger of Merger Sub with and into Apria with Apria surviving as an indirect, wholly owned subsidiary of Owens & Minor;

•

“merger agreement” refer to the Agreement and Plan of Merger, dated as of January 7, 2022, by and among Apria, Owens & Minor, and Merger Sub, as amended or modified from time to time, a copy of which is attached as Annex A to this proxy statement and which is incorporated by reference herein;

•

“support agreements” refer to the Support Agreements, dated as of January 7, 2022, by and among Owens & Minor, Merger Sub and each Supporting Apria Stockholder, as amended or modified from time to time, the form of which is attached as Annex B to this proxy statement and which is incorporated by referenced herein;

•

“Supporting Apria Stockholder” means each of the following stockholders of Apria that delivered Support Agreements in connection with the execution of the merger agreement: Holdings LLC, Daniel J. Starck and John G. Figuero;

•	Apria, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Parties

Apria (see page 28)

Apria, Inc.

7353 Company Drive

Indianapolis, IN 46237

(800) 990-9799

Apria, Inc. is a provider of integrated home healthcare equipment and related services in the United States. Apria offers a comprehensive range of products and services for in-home care and delivery across three core service lines: (1) home respiratory therapy (including home oxygen and non-invasive ventilation); (2) obstructive sleep apnea treatment (including continuous positive airway pressure and bi-level positive airway pressure devices, and patient support services); and (3) negative pressure wound therapy.

Additionally, Apria supplies a wide range of home medical equipment and other products and services to help improve the quality of life for patients with home care needs. Apria’s revenues are generated through fee-for-service and capitation arrangements with payors for equipment, supplies, services and other items it rents or sells to patients. Through its offerings, Apria also provide patients with a variety of clinical and administrative support services and related products and supplies, most of which are prescribed by a physician as part of a care plan.

The Apria common stock is traded on NASDAQ under the ticker symbol “APR”.

Apria’s principal executive offices are located at 7353 Company Drive, Indianapolis, IN 46237 and Apria’s telephone number is (800) 990-9799. Apria’s corporate web address is www.apria.com. The information provided on the Apria website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to Apria’s website provided in this proxy statement.

Additional information about Apria is contained in its public filings with the Securities and Exchange Commission (the “SEC”), which filings are incorporated by reference herein. See the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 112.

Owens & Minor (see page 28)

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(804) 723-7000

Owens & Minor, Inc. is a global healthcare solutions company that incorporates product manufacturing, distribution support and innovative technology services to deliver significant and sustained value across the breadth of the industry – from acute care to patients in their home. Operating continuously since 1882 from its headquarters in Richmond, Virginia, Owens & Minor has grown into a FORTUNE 500 company with operations located across North America, Asia, Europe and Latin America. Owens & Minor common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “OMI”.

Owens & Minor’s principal executive offices are located at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 and its telephone number is (804) 723-7000. Owens & Minor’s corporate web address is www.owens-minor.com. The information provided on Owens & Minor website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to Owens & Minor’s website provided in this proxy statement.

Merger Sub (see page 29)

StoneOak Merger Sub Inc.

c/o Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(804) 723-7000

Merger Sub, a Delaware corporation and an indirect, wholly owned subsidiary of Owens & Minor, was formed and exists solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its incorporation and activities undertaken in connection with Owens & Minor’s acquisition of Apria. Upon completion of the merger, Merger Sub will merge with and into Apria, and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Owens and Minor, Inc., 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 and its telephone number is (804) 723-7000.

The Special Meeting

Date, Time and Place (see page 30)

The special meeting is scheduled to be held online via live audio webcast at www.virtualshareholdermeeting.com/APR2022SM on [●], 2022 at [●], Eastern Time. For the health and well-being of Apria’s stockholders, employees and directors, the special meeting will be held in a virtual meeting format only, with no physical in-person meeting.

Purpose of the Meeting (see page 30)

At the special meeting, Apria stockholders will be asked to consider and vote on the following proposals:

•

a proposal to adopt the merger agreement (the “merger proposal”), which is further described in the sections of this proxy statement entitled “The Merger Proposal (Proposal 1)” and “The Merger Agreement,” beginning on pages 36 and 74, respectively; a copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated herein by reference;

•

a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Apria to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”), which is further described in the sections of this proxy statement entitled “The Merger Proposal (Proposal 1)—Interests of Apria’s Executive Officers and Directors in the Merger” and “Advisory Vote On Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on pages 58 and 102, respectively; and

•

a proposal to adjourn the special meeting, from time to time, if necessary or appropriate, as determined in good faith by the Apria Board, including for the purpose of soliciting additional votes for the approval of the merger proposal if there are insufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”), which is further described in the section of this proxy statement entitled “The Adjournment Proposal (Proposal 3)” beginning on page 103.

The Apria Board has reviewed and considered the terms and conditions of the proposed merger. After consulting with its outside legal counsel and financial advisors and after consideration of various factors more fully described in this proxy statement, the Apria Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Apria and its stockholders, and (ii) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger. The Apria Board unanimously recommends that Apria stockholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

The affirmative vote of holders of a majority in voting power of the outstanding shares of Apria common stock entitled to vote as of the close of business on the record date to adopt the merger agreement at the special meeting is a condition to the completion of the merger. If the Apria stockholders fail to approve the merger proposal, the merger will not occur.

Record Date; Stockholders Entitled to Vote (see page 31)

Only holders of record of Apria common stock at the close of business on [●], 2022, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

Holders of record of Apria common stock are entitled to one vote for each share of Apria common stock they own of record at the close of business on the record date. At the close of business on the record date, there were [●] shares of Apria common stock issued and outstanding, held by approximately [●] holders of record.

Quorum (see page 31)

Under Apria’s bylaws, the presence at the special meeting, in person or by proxy, of the holders of record of a majority in the voting power of the issued and outstanding shares of Apria common stock entitled to vote thereat at the close of business on the record date will constitute a quorum. There must be a quorum for business (other than the adjournment proposal) to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment of the special meeting and may subject Apria to additional expense.

If you attend the special meeting or if you submit (and do not thereafter revoke) a proxy by duly executing and returning a proxy card or by telephone or through the Internet, even if you abstain from voting, your shares of Apria common stock will be counted for purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting or additional votes must be solicited to adopt the merger agreement, the meeting may be adjourned or postponed to solicit additional proxies.

Required Vote (see page 31)

The approval of the merger proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Apria common stock entitled to vote at the close of business on the record date.

Each of Holdings LLC, Daniel J. Starck and John G. Figueroa has entered into a support agreement with Owens & Minor and Merger Sub, pursuant to which such Supporting Apria Stockholder has agreed to vote its or his shares of Apria common stock to approve the merger proposal, subject to the terms and conditions set forth therein. In the event that the Apria Board makes an “adverse recommendation change” (as defined in the section of this proxy statement entitled “The Merger Agreement—Apria Board Recommendation and Change of Recommendation”) in accordance with the merger agreement, the obligations of Holdings LLC under the support agreement to which it is a party will only extend to shares held by Holdings LLC representing 33% of the total voting power of the outstanding shares of Apria common stock entitled to vote on the merger proposal (rounded down to the nearest whole share). See the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Support Agreements” on page 68.

As of the record date for the special meeting, (i) the Supporting Apria Stockholders collectively owned approximately [●]% of the outstanding shares of Apria common stock entitled to vote at the special meeting and (ii) in the event that the Apria Board makes an “adverse recommendation change” (as defined in the section of this proxy statement entitled “The Merger Agreement—Apria Board Recommendation and Change of Recommendation”) in accordance with the merger agreement, the shares of Apria common stock held by the Supporting Apria Stockholders and subject to the support agreements will constitute approximately [●]% of the outstanding shares of Apria common stock entitled to vote at the special meeting.

Assuming a quorum is present, approval of the named executive officer merger-related compensation proposal (on a non-binding basis) requires the affirmative vote of the holders of a majority in voting power of the shares of Apria common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Apria common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Voting at the Special Meeting (see page 33)

If your shares are registered directly in your name with Apria’s transfer agent, you are considered a “stockholder of record.” Stockholders of record can vote their shares of Apria common stock in the following four ways:

•

By Internet—You may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to submit a proxy to vote by Internet.

•

By Telephone—You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to submit a proxy to vote by telephone.

•

By Mail—You may submit a proxy to vote by mail by completing and signing the proxy card where indicated and by mailing the card in the envelope that will be provided to you. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•

At the Special Meeting (Virtually)—If you are a stockholder of record and prefer to vote your shares online at the special meeting, you will need the control number on your proxy card or voting instruction card to be able to vote during the special meeting and to examine the list of the stockholders entitled to vote at the special meeting during the special meeting. Instructions on how to attend and participate online at the special meeting are posted at www.virtualshareholdermeeting.com/APR2022SM.

Even if you plan to attend the special meeting, Apria encourages you to submit a proxy in advance by Internet, telephone or mail to ensure that your vote will be counted even if you later decide not to attend the special meeting.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. You should instruct your broker, bank or other nominee how to vote your shares on each proposal in accordance with your voting instruction form. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

You may revoke your proxy at any time prior to the vote at the special meeting by (i) sending a written statement to that effect to Apria’s Corporate Secretary, (ii) submitting another proxy to vote by Internet or telephone, (iii) submitting a properly signed proxy card with a later date, or (iv) attending the special meeting and voting online. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your shares of Apria common stock to be voted. If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee.

Apria recommends that you submit a proxy to vote your shares as soon as possible, even if you are planning to attend the special meeting to ensure that your shares are represented and voted at the meeting and so that the vote count will not be delayed.

Abstentions and Broker Non-Votes (see page 32)

At the special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will have the same effect as a vote “FOR” the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal.

Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under NASDAQ rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Apria common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. As the vote to approve the merger proposal is based on the total number of shares of Apria common stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or by proxy at the special meeting, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal. If you fail to issue voting instructions to your broker, bank or other nominee, it will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal.

Solicitation of Proxies (see page 34)

The Apria Board is soliciting your proxy, and Apria will bear the cost of soliciting proxies. Innisfree M&A Incorporated has been retained to assist with the solicitation of proxies. Innisfree M&A Incorporated will be paid approximately $15,000, plus certain additional per-service fees, and will be reimbursed for certain fees and expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Apria common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree M&A Incorporated or, without additional compensation, by certain of Apria’s directors, officers and employees.

Adjournment (see page 35)

In addition to the merger proposal and the named executive officer merger-related compensation proposal, Apria stockholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting from time to time, if necessary or appropriate, as determined in good faith by the Apria Board, including for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If a quorum is not present, the person presiding at the special meeting may adjourn the special meeting from time to time until a quorum is present. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

The Merger

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. You are encouraged to read the merger agreement carefully and in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger (see page 36)

If the merger is completed, then at the effective time of the merger (the “effective time”), Merger Sub will merge with and into Apria, the separate corporate existence of Merger Sub will cease and Apria will survive the merger as an indirect, wholly owned subsidiary of Owens & Minor.

What Stockholders Will Receive in the Merger (see page 36)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, Apria stockholders will have the right to receive $37.50 in cash, without interest and subject to any applicable withholding taxes, for each share of Apria common stock that they own that is issued and outstanding immediately prior to the effective time of the merger (other than (x) shares of Apria common stock that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“appraisal shares”) and (y) shares of Apria common stock that are (i) held by Apria as treasury stock or owned by Owens & Minor or Merger Sub or (ii) owned by any direct or wholly owned subsidiary of Owens & Minor (other than Merger Sub) or Apria (such shares in clause (y), “owned company shares”)).

Treatment of Apria Equity Awards (see page 36)

The merger agreement provides that outstanding equity-based awards (collectively, the “Apria equity awards”) under (i) the Apria, Inc. 2021 Omnibus Incentive Plan, effective February 10, 2021, (ii) the Second Amended and Restated Apria, Inc. Long-Term Incentive Plan (2019—2021 With Successive Annual Extension Options), effective February 16, 2021 and (iii) the Apria, Inc. 2015 Stock Plan, effective February 8, 2021, as amended by that certain Omnibus Amendment, dated February 12, 2021, as applicable (collectively, the “Apria stock plans”), will be treated as set forth below.

Restricted Stock Units. Immediately prior to the effective time, each Apria restricted stock unit granted pursuant to any Apria stock plan (“Apria RSU”), whether vested or unvested, that is outstanding immediately prior to the effective time will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to $37.50.

Performance Stock Units. Immediately prior to the effective time, each Apria performance stock unit granted pursuant to any Apria stock plan (“Apria PSU”), whether vested or unvested, that is outstanding immediately prior to the effective time will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to $37.50, based on attainment of the applicable performance metrics at the greater of target or actual level of performance as of the closing date, as determined in good faith by the Apria Board or a committee thereof in reasonable consultation with Owens & Minor prior to the effective time.

LTIP Awards. Immediately prior to the effective time, each vested Apria long-term incentive plan award granted pursuant to any Apria stock plan (“Apria LTIP Award”) that is outstanding immediately prior to the effective time (after giving effect to the incremental vesting resulting from the closing, which will be deemed to constitute a “Change of Control” for purposes of such Apria LTIP Award) will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to (i) the number of shares of Apria common stock represented by the Apria LTIP Award deemed earned as of immediately prior to the effective time (after giving effect to the incremental vesting resulting from the closing as described above), as determined by the Apria Board or a committee thereof after reasonable consultation with Owens & Minor prior to the effective time multiplied by (ii) $37.50. Any unvested portion of an Apria LTIP Award that is outstanding immediately prior to the effective time after giving effect to the incremental vesting resulting from the closing as described above will be cancelled for no consideration in accordance with the terms of the applicable Apria stock plan.

Stock Appreciation Rights. Immediately prior to the effective time, each Apria stock appreciation right granted pursuant to any Apria stock plan (“Apria SAR”) that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to the total value of the payout that would have been earned in accordance with the terms of the applicable governing documents (including any previously unpaid dividends or dividend equivalents thereon, in accordance with such governing documents).

Any consideration payable in respect of Apria equity awards will be paid through the payroll systems of the surviving corporation or an affiliate thereof promptly after the effective time but no later than (i) with respect to Apria equity awards other than Apria LTIP Awards, the second payroll date after the effective time and (ii) with respect to Apria LTIP Awards, no later than required under the terms of the applicable governing documents, including the applicable Apria stock plan. Notwithstanding anything herein to the contrary, with respect to any Apria equity award that constitutes nonqualified deferred compensation subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and that Apria determines prior to the effective time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Apria stock plan that will not trigger a tax or penalty under Section 409A of the Code.

Recommendation of the Apria Board (see page 46)

The Apria Board has reviewed and considered the terms and conditions of the proposed merger. After consulting with its outside legal counsel and financial advisors and after consideration of various factors, the Apria Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Apria and its stockholders, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, (iii) resolved that the merger agreement be submitted for adoption at a meeting of the stockholders of Apria in accordance with applicable law, the merger agreement and Apria’s bylaws and (iv) recommended that Apria’s stockholders vote to adopt the merger agreement. Certain factors considered by the Apria Board in reaching its decision to adopt the merger agreement can be found in “The Merger Proposal (Proposal 1)—Recommendation of the Apria Board and Reasons for the Merger” beginning on page 46.

The Apria Board unanimously recommends that the Apria stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Opinion of Apria’s Financial Advisor (see page 50)

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Apria Board that, as of January 7, 2022 and based upon and subject to the factors and assumptions set forth therein, the $37.50 in cash per share to be paid to the holders of shares of Apria common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Apria common stock. For further information, see the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Opinion of Apria’s Financial Advisor” beginning on page 50. The full text of the written opinion of Goldman Sachs, dated January 7, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C.

Goldman Sachs provided advisory services and its opinion for the information and assistance of the Apria Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Apria common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Apria and Goldman Sachs, Apria has agreed to pay Goldman Sachs a transaction fee that, based on the information available as of the date of the announcement of the merger, is estimated to be approximately $21,100,000, $5,000,000 of which became payable upon the execution of the merger agreement and the remainder of which is contingent upon the consummation of the merger.

Interests of Apria’s Executive Officers and Directors in the Merger (see page 58)

In considering the recommendation of the Apria Board that Apria stockholders vote to approve the merger proposal, Apria stockholders should be aware that certain directors and executive officers of Apria may have interests in the proposed merger that are different from, or in addition to, the interests of Apria stockholders generally and which may create potential conflicts of interest. The Apria Board was aware of these interests and considered them when it adopted the merger agreement and approved the merger.

These interests include:

•

Apria’s executive officers are entitled to severance protections and benefits under the merger agreement and the related disclosure letter delivered by Apria in connection therewith (the “Apria disclosure letter”) in the event of a termination of employment without “cause” or a resignation for “good reason” within 24 months following the completion of the merger;

•

pursuant to the merger agreement, immediately prior to the effective time, the Apria RSUs, Apria PSUs and Apria SARs held by Apria’s executive officers and members of the Apria Board will fully vest and be converted into the right to receive cash payments based on the merger consideration;

•

pursuant to the merger agreement, immediately prior to the effective time, the Apria LTIP Awards held by Apria’s executive officers will partially vest pursuant to their terms and be converted into the right to receive cash payments based on the merger consideration; and

•

Apria’s directors and officers are entitled to advancement of expenses, indemnification, exculpation and insurance arrangements pursuant to the merger agreement and Apria’s organizational documents and under certain indemnification agreements.

These interests are discussed in more detail in the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Interests of Apria’s Executive Officers and Directors in the Merger,” beginning on page 58.

Financing of the Merger (see page 65)

Owens & Minor has obtained debt financing commitments pursuant to that certain Commitment Letter, dated as of January 7, 2022 (as amended and restated by that certain Amended and Restated Commitment Letter, dated as of January 27, 2022, and as further amended, restated, amended and restated, supplemented or otherwise modified, the “debt commitment letter”) for the transactions contemplated by the merger agreement, the aggregate proceeds of which will be used (i) to pay the consideration for the merger, (ii) to repay in full all outstanding indebtedness of Apria and its subsidiaries under Apria’s existing U.S. credit facility, (iii) to pay the fees, costs and expenses related to the merger and the refinancing of Apria’s existing U.S. credit facility and (iv) for working capital and general corporate purposes. JPMorgan Chase Bank, N.A. and the other lenders party to the debt commitment letter (the “commitment parties”), have committed to provide, upon the terms and subject to the conditions set forth in the debt commitment letter, (x) a term loan B facility in an aggregate principal amount of $1.9 billion and (y) an increase to their revolving credit commitments under Owens & Minor’s existing credit agreement in an aggregate principal amount of $150 million (which existing credit agreement currently provides for borrowing capacity of $300 million). The consummation of the merger is not subject to any financing conditions.

Antitrust Review Required for the Merger (see page 67)

As further discussed in the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Antitrust Review Required for the Merger” beginning on page 67, completion of the merger is conditioned upon the expiration or early termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). Under the merger agreement, each of Apria and Owens & Minor has agreed to use their respective reasonable best efforts to, among other things, consummate the merger in the most expeditious manner reasonably practicable.

Under the HSR Act, the merger may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. Apria and Owens & Minor filed notifications with the Antitrust Division and the FTC on January 24, 2022.

While Apria has no reason to believe it will not be possible to complete the antitrust reviews in a timely manner, there is no certainty that these reviews will be completed within the period of time contemplated by the merger agreement or that the completion of any of such reviews would not be conditioned upon actions that would be materially adverse to Apria or Owens & Minor, or that a challenge to the merger will not be made.

Material U.S. Federal Income Tax Consequences of the Merger (see page 108)

The exchange of Apria common stock for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108. The tax consequences of the merger to you will depend on your particular circumstances. You should consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Appraisal Rights (see page 69)

Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the merger, provided that such stockholders comply with the requirements of Section 262 of the DGCL. Any stockholder who does not vote in favor of the merger proposal and who otherwise complies with the requirements of Section 262 has the right to seek appraisal of his, her or its shares of Apria common stock and to receive payment in cash for the “fair value” of his, her or its shares of Apria common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The ultimate amount stockholders receive in an appraisal proceeding may be less than, equal to or more than the amount a stockholder would have received under the merger agreement.

To exercise appraisal rights, a stockholder must deliver a written demand for appraisal to Apria before the vote is taken on the adoption of the merger agreement, must not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement and must continue to hold the shares of Apria common stock of record from the date of making the demand for appraisal through the effective time of the merger. As such, merely voting against, abstaining or failing to vote on the proposal to adopt the merger agreement will not preserve your right to appraisal under the DGCL. A stockholder’s failure to strictly comply with the procedures specified under the DGCL will result in the loss of such stockholder’s appraisal rights. See the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Appraisal Rights” beginning on page 69 and the text of the Delaware appraisal right statute reproduced in its entirety as Annex D to this proxy statement. Only a stockholder of record may submit a demand for appraisal. If you hold your shares of Apria common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Expected Timing of the Merger

Apria expects to complete the merger during the first half of 2022. However, the merger is subject to antitrust review and various other conditions, and it is possible that factors outside of the control of Apria or Owens & Minor could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. Apria expects to complete the merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the merger.

Non-Solicitation of Acquisition Proposals (see page 84)

Until the earlier of the effective time and the valid termination of the merger agreement, Apria is subject to restrictions on its ability to solicit third party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third party in relation to an alternative transaction (subject to certain exceptions prior to the approval of the merger proposal by Apria stockholders at the special meeting).

Specifically, except as expressly permitted by the merger agreement, Apria has agreed to, and has agreed to cause each of its subsidiaries to, and has agreed to instruct and use its reasonable best efforts to cause its and their respective representatives to (i) upon the execution of the merger agreement, immediately cease any solicitation, discussions or negotiations with any persons that may be ongoing with respect to a takeover proposal (as defined below), cease providing any information with respect to Apria and its subsidiaries to such person and request the prompt return or destruction of all confidential information concerning Apria and its subsidiaries in such person’s possession or control and (ii) until the earlier of the effective time and the valid termination of the merger agreement, not, directly or indirectly:

•

initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of, encouraging any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•

execute or enter into any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement (other than, for the avoidance of doubt, an acceptable confidentiality agreement (as defined below)) relating to a takeover proposal; or

•	resolve or agree to do any of the foregoing.

The parties have agreed that, notwithstanding the foregoing non-solicitation restrictions, if at any time prior to the adoption of the merger agreement by Apria’s stockholders, Apria or any of its representatives receives a bona fide takeover proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Non-Solicitation of Acquisition Proposals”), which takeover proposal was made or renewed after the date of the merger agreement and did not result from any material breach of the non-solicitation restrictions described above, Apria and its representatives may contact such person or group of persons making the takeover proposal solely to clarify the terms and conditions thereof or to request that such takeover proposal made orally be made in writing. If the Apria Board or any committee thereof determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to result in or lead to a superior proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Non-Solicitation of Acquisition Proposals”), and that failure to take such action would be inconsistent with its directors’ fiduciary duties under applicable law, Apria and any of its representatives may:

•	enter into an acceptable confidentiality agreement with the person or group of persons making the takeover proposal;

•

furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to Apria and its subsidiaries to the person or group of persons who has made such takeover proposal and its or their respective representatives (provided that Apria reasonably promptly provides (and, in any event, within twenty-four hours) to Owens & Minor any non-public information concerning Apria or any of its subsidiaries that is provided to any person given such access which was not previously provided to Owens & Minor or its representatives); and

•

following the execution of an acceptable confidentiality agreement, engage in or otherwise participate in discussions or negotiations regarding such takeover proposal with and providing information and other access to the person or group of persons making such takeover proposal and its or their representatives.

Conditions to the Closing of the Merger (see page 97)

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•

the merger agreement has been adopted by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Apria common stock entitled to vote at a meeting of the stockholders of Apria;

•

the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act shall have either expired or early termination thereof shall have been granted, and no voluntary agreement between Owens & Minor, Merger Sub or Apria and any governmental authority not to consummate the merger shall be in effect; and

•

no judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law shall be in effect or shall have been entered or enacted, in each case, enjoining, making illegal or otherwise prohibiting consummation of the merger;

•

Apria’s, Owens & Minor’s and Merger Sub’s respective representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time in the manner described in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 97;

•

each of Apria, Owens & Minor and Merger Sub has complied with or performed in all material respects its respective obligations required to be complied with or performed by it under the merger agreement prior to the closing in the manner described in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 97; and

•

the delivery of an officer’s certificate by each of Apria and Owens & Minor certifying that the conditions with respect to accuracy of representations and warranties and compliance with obligations, agreements and covenants under the merger agreement.

In addition, Owens & Minor and Merger Sub are not obligated to effect the merger under the merger agreement if there is an action pending in a U.S. federal district court that has been instituted by the U.S. Department of Justice or Federal Trade Commission seeking a judgment to prevent, prohibit or make illegal the consummation of the merger pursuant to an antitrust law.

Termination of the Merger Agreement (see page 98)

Apria or Owens & Minor may terminate the merger agreement under the following circumstances:

•	by the mutual written consent of Apria and Owens & Minor;

•

if the merger has not been consummated on or prior to July 7, 2022 (the “outside date”) (provided, that the right to terminate the merger agreement under this clause shall not be available to any party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of or primarily resulted in the merger not being consummated by the outside date);

•

if any restraint enjoining, making illegal or otherwise prohibiting consummation of the merger is in effect and has become final and non-appealable (provided that the right to terminate the merger agreement under this clause will not be available to any party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of the issuance or entry of such restraint (or if the issuance or entry of such restraint resulted principally from such breach) or if such party has failed to use the required efforts to prevent the issuance or entry or issuance of and to remove such restraint in accordance with its obligations with to use certain efforts to consummate the merger (as described in the section of this proxy statement entitled “The Merger Agreement—Efforts to Complete the Merger” beginning on page 89)); or

•

if a meeting of the stockholders of Apria to vote on the adoption of the merger agreement has been held (including any adjournments or postponements thereof) and has concluded and the approval of Apria’s stockholders of the merger agreement shall not have been obtained.

Owens & Minor may terminate the merger agreement:

•

if Apria breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure to satisfy certain conditions to closing in the merger agreement, and such breach or failure is incapable of being cured prior to the outside date, or if capable of being cured by the outside date, Apria shall not have cured the breach or failure to perform within twenty calendar days (but in no event later than the outside date) following receipt by Apria of written notice of such breach or failure to perform (provided that neither Owens & Minor nor Merger Sub is then in breach of any of its representations or warranties or has failed to perform any of its covenants or agreements such that Apria may terminate the merger agreement pursuant to its right described below to terminate the merger agreement in the event Owens & Minor or Merger Sub breaches certain of its representations or warranties or fails to perform certain covenants or agreements and thereafter is unable or does not timely cure such breaches or failures); or

•

if the Apria Board or a committee thereof shall have made an adverse recommendation change (as described in the section of this proxy statement entitled “The Merger Agreement—Apria Board Recommendation and Change of Recommendation” beginning on page 86).

Apria may terminate the merger agreement:

•

if Owens & Minor or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to a failure to satisfy certain conditions to closing in the merger agreement and such breach or failure is incapable of being cured prior to the outside date, or if capable of being cured by the outside date, Owens & Minor and Merger Sub shall not have cured the breach or failure to perform within twenty calendar days (but in no event later than the outside date) following receipt by Owens & Minor or Merger Sub of written notice of such breach or failure to perform (provided Apria is not then in breach of any of its representations or warranties or has failed to perform any of its covenants or agreements such that Owens & Minor may terminate the merger agreement pursuant to its right described above to terminate the merger agreement in the event Apria breaches certain of its representations or warranties or fails to perform certain covenants or agreements and thereafter is unable or does not timely cure such breach or failure); or

•

if, prior to obtaining the approval of Apria’s stockholders of the adoption of the merger agreement, the Apria Board has authorized Apria to concurrently enter into a company acquisition agreement providing for a superior proposal (as described above in the section of this proxy statement entitled “The Merger Agreement—Apria Board Recommendation and Change of Recommendation” beginning on page 86), subject to Apria’s payment prior to or concurrently with such termination (and as a condition to such termination) of the Apria termination fee (as described below in the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 100).

Termination Fee (see page 100)

Upon termination of the merger agreement, under certain specified circumstances, Apria may be required to pay a termination fee of $41,970,000 to Owens & Minor pursuant to the terms and conditions of the merger agreement. See the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 100 for a discussion of the circumstances under which Apria will be required to pay a termination fee.

Directors’ and Officers’ Indemnification and Insurance (see page 93)

Owens & Minor has agreed that from and after the effective time, it will cause, unless otherwise required by law, the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to indemnitees with respect to limitation of liabilities of directors and officers and indemnification than were in Apria’s organizational documents as in effect as of the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the indemnitees. Additionally, for the six-year period commencing immediately after the effective time, the surviving corporation will maintain in effect Apria’s current directors’ and officers’ liability insurance and fiduciary liability insurance covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are currently (and any additional individuals who prior to the effective time become) covered by Apria’s directors’ and officers’ liability insurance and fiduciary liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of the merger agreement (or Owens & Minor may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the effective time, including a “tail” policy), subject to the cost limitations set forth in the merger agreement.

Delisting and Deregistration of Apria Common Stock (see page 91)

As promptly as practicable following the completion of the merger, Apria common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Market Prices of Apria Common Stock (see page 104)

The closing sales price of Apria common stock on [●], 2022, the latest practicable date before the printing of this proxy statement, was $[●] per share. The closing sales price of Apria common stock on NASDAQ on January 7, 2022, the last trading day prior to the announcement of the execution of the merger agreement, was $29.72 per share. You are urged to obtain current market quotations for Apria common stock when considering whether to approve the merger proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to certain questions that you may have regarding the merger, the special meeting and the proposals being considered at the special meeting. Apria urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q.	Why am I receiving these proxy materials?

A.

On January 7, 2022, Apria entered into a merger agreement providing for the merger of Merger Sub with and into Apria, pursuant to which Apria will survive the merger as an indirect, wholly owned subsidiary of Owens & Minor. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference herein. In order to complete the merger, Apria stockholders must vote to adopt the merger agreement. The approval of the merger proposal by Apria’s stockholders is a condition to the consummation of the merger. See the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 97. You are receiving this proxy statement in connection with the solicitation by Apria of proxies of Apria stockholders in favor of the merger proposal.

You are also being asked to vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Apria to its named executive officers that is based on or otherwise relates to the merger and on a proposal to adjourn the special meeting, from time to time, if necessary or appropriate, as determined in good faith by the Apria Board, including for the purpose of soliciting additional votes for the approval of the merger proposal if there are insufficient votes at the time of the special meeting to approve the merger proposal.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement, the special meeting and the matters to be voted on thereat. The enclosed materials allow you to submit a proxy to vote your shares without attending the special meeting and to ensure that your shares are represented and voted at the special meeting.

Your vote is very important. Even if you plan to attend the special meeting, you are encouraged to submit a proxy as soon as possible.

Q.	What is the proposed transaction?

A.

If the merger proposal is approved by Apria stockholders and the other conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, Merger Sub will merge with and into Apria. Apria will be the surviving corporation in the merger and will become privately held as an indirect, wholly owned subsidiary of Owens & Minor.

Q.	What will I receive in the merger if it is completed?

A.

Under the terms of the merger agreement, if the merger is completed, you will be entitled to receive $37.50 in cash, without interest and subject to any applicable withholding taxes, for each share of Apria common stock you own (other than any appraisal shares and owned company shares) immediately prior to the effective time of the merger, which represents a premium of approximately 26% over Apria’s closing stock price on January 7, 2022, the last trading day prior to the announcement of the execution of the merger agreement. For example, if you own 100 shares of Apria common stock (other than any appraisal shares and owned company shares) immediately prior to the effective time of the merger, you will be entitled to receive $3,750.00 in cash in exchange for such shares, without interest and subject to any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Owens & Minor.

Q.	Where and when is the special meeting, and who may attend?

A.

The special meeting will be held online via live audio webcast at www.virtualshareholdermeeting.com/APR2022SM on [●], 2022 at [●], Eastern Time. You will need the control number on your proxy card or voting instruction card to be able to vote or ask questions during the special meeting. Instructions on how to attend and participate online at the special meeting are posted at www.virtualshareholdermeeting.com/APR2022SM. If you are an Apria stockholder as of the record date (or a proxy thereof), you should enter your control number and follow the prompt to log in.

Online check-in will begin at [●], Eastern Time on [●], 2022 and you should allow ample time for the online check-in proceedings. Technicians will be standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the special meeting log-in page.

Q.	Why is the special meeting a virtual, online meeting?

A.

To support the health and well-being of Apria’s stockholders, employees and directors, the special meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the internet. There will not be a physical meeting location. In light of the continuing public health and safety concerns related to COVID-19, Apria believes that hosting a virtual meeting will facilitate stockholder attendance and participation at the special meeting by enabling stockholders to participate remotely from any location around the world. The special meeting will be governed by certain Rules of Conduct of Meeting, which will be posted at www.virtualshareholdermeeting.com/APR2022SM in advance of the meeting. Apria has designed the virtual special meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

Q.	Who can vote at the special meeting?

A.

All Apria stockholders of record as of the close of business on [●], 2022, the record date for the special meeting, are entitled to receive notice of, attend and vote at the special meeting or any adjournment thereof. Each share of Apria common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were [●] shares of Apria common stock issued and outstanding, held by approximately [●] holders of record.

Q.	What matters will be voted on at the special meeting?

A.	At the special meeting, you will be asked to consider and vote on the following proposals:

•	the merger proposal;

•	the named executive officer merger-related compensation proposal; and

•

if necessary or appropriate, as determined in good faith by the Apria Board, including because there are insufficient votes at the time of the special meeting to approve the merger proposal, the adjournment proposal.

Q.	What is the position of the Apria Board regarding the merger?

A.

After consulting with its outside legal counsel and financial advisors and after consideration of various factors, the Apria Board has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Apria and its stockholders, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, and (iii) resolved that the merger agreement be submitted for adoption at a meeting of the stockholders of Apria in accordance with applicable law, the merger agreement and Apria’s bylaws.

Q.	How does the Apria Board recommend that I vote on the proposals?

A.	Apria’s Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Q.	What vote is required to approve the merger proposal?

A.

The merger proposal will be approved if stockholders holding a majority in voting power of the outstanding shares of Apria common stock entitled to vote as of the close of business on the record date vote “FOR” the proposal.

Q.	What vote is required to approve the named executive officer merger-related compensation proposal (on a non-binding, advisory basis) and the adjournment proposal?

A.

Assuming a quorum is present, the named executive officer merger-related compensation proposal will be approved if the holders of a majority in voting power of the shares of Apria common stock present in person or represented by proxy at the special meeting and entitled to vote thereon vote “FOR” the named executive officer merger-related compensation proposal.

The adjournment proposal will be approved if holders of a majority in voting power of the shares of Apria common stock present in person or represented by proxy at the special meeting and entitled to vote thereon vote “FOR” the adjournment proposal.

Q.	Do you expect the merger to be taxable to Apria stockholders?

A.

The exchange of Apria common stock for cash in the merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108. The tax consequences of the merger to you will depend on your particular circumstances. You should consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	What other effects will the merger have on Apria?

A.

If the merger is completed, Apria common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and Apria will no longer be required to file periodic reports with the SEC with respect to Apria common stock, in each case in accordance with applicable law, rules and regulations. Following the completion of the merger, Apria common stock will no longer be publicly traded and you will no longer have any interest in Apria’s future earnings or growth. In addition, each share of Apria common stock (other than appraisal shares and company owned shares) you hold immediately prior to the effective time of the merger will represent only the right to receive $37.50 in cash, without interest and subject to any applicable withholding taxes. Apria will also become an indirect, wholly owned subsidiary of Owens & Minor at the effective time.

Q.	When is the merger expected to be completed?

A.

Assuming timely satisfaction of necessary closing conditions, including the approval by Apria’s stockholders of the merger proposal, the parties to the merger agreement expect to complete the merger in the first half of 2022. However, Apria cannot assure that the merger will be completed by any particular date, if at all. Because the merger is subject to a number of conditions, including the receipt of the approval by Apria’s stockholder of the merger proposal and expiration or early termination of the waiting period applicable to the merger under the HSR Act, the exact timing of the merger cannot be determined at this time and there is no guarantee that the merger will be completed.

Q.	What happens if the merger is not completed?

A.

If the merger proposal is not approved by Apria stockholders, or if the merger is not completed for any other reason, Apria stockholders will not receive any payment for their shares of Apria common stock in connection with the merger. Instead, Apria will remain an independent public company and shares of Apria common stock will continue to be listed and traded on NASDAQ. Apria may be required to pay Owens & Minor a termination fee of $41,970,000 if the merger agreement is terminated under certain specified circumstances pursuant to the terms of the merger agreement. See the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 100 for a discussion of the circumstances under which Apria will be required to pay a termination fee.

Q:	Are any Apria stockholders already committed to vote in favor of any of the proposals to be considered and voted on at the special meeting?

A:

Yes. Each of Holdings LLC, Daniel J. Starck and John G. Figueroa (each, a “Supporting Apria Stockholder”) have entered into a support agreement with Owens & Minor and Merger Sub (each, a “support agreement”), pursuant to which such Supporting Apria Stockholder has agreed to vote its or his shares of Apria common stock to approve the merger proposal, subject to the terms and conditions set forth therein. In the event that the Apria Board makes an “adverse recommendation change” (as defined in the section of this proxy statement entitled “The Merger Agreement—Apria Board Recommendation and Change of Recommendation”) in accordance with the merger agreement, the obligations of Holdings LLC under the support agreement to which it is a party will only extend to shares held by Holdings LLC representing 33% of the total voting power of the outstanding shares of Apria common stock entitled to vote on the merger proposal (rounded down to the nearest whole share). See the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Support Agreements” on page 68.

As of the record date for the special meeting, (i) the Supporting Apria Stockholders collectively owned approximately [●]% of the outstanding shares of Apria common stock entitled to vote at the special meeting and (ii) in the event that the Apria Board makes an “adverse recommendation change” (as defined in the section of this proxy statement entitled “The Merger Agreement—Apria Board Recommendation and Change of Recommendation”) in accordance with the merger agreement, the shares of Apria common stock held by the Supporting Apria Stockholders and subject to the support agreements will constitute approximately [●]% of the outstanding shares of Apria common stock entitled to vote at the special meeting.

Q.	How will Apria’s directors and executive officers vote on the merger proposal?

A.

Each of Daniel J. Starck, the Chief Executive Officer of Apria, and John G. Figueroa, the Chairman of the Apria Board, have entered into a support agreement, pursuant to which he has agreed to vote his shares of Apria common stock to approve the merger proposal. Each of the other directors and officers of Apria have informed Apria that, as of the date of this proxy statement, they intend to vote in favor of the merger proposal, although none of such directors and executive officers is obligated to do so.

At the close of business on the record date, the directors and executive officers of Apria collectively owned [●] shares of Apria common stock, representing approximately [●]% of the outstanding shares of Apria common stock entitled to vote at the special meeting.

Q.	Do any of Apria’s directors or executive officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.

Yes. In considering the recommendation of the Apria Board with respect to the merger proposal, you should be aware that Apria’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Apria’s stockholders generally. The Apria Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be adopted by the Apria stockholders. See the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Interests of Apria’s Executive Officers and Directors in the Merger.”

Q.	Why am I being asked to consider and vote on the named executive officer merger-related compensation proposal?

A.

SEC rules require Apria to seek the approval of its stockholders on a non-binding, advisory basis with respect to certain payments that will or may be made to Apria’s named executive officers in connection with the merger. Approval of the named executive officer merger-related compensation proposal is not required to complete the merger.

Q.	Who is soliciting my vote? Who will pay for the cost of this proxy solicitation?

A.	The Apria Board is soliciting your vote, and Apria will bear the cost of soliciting proxies.

Innisfree M&A Incorporated has been retained to assist with the solicitation of proxies. Innisfree M&A Incorporated will be paid approximately $15,000, plus certain additional per-service fees, and will be reimbursed for certain fees and expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Apria common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree M&A Incorporated or, without additional compensation, by certain of Apria’s directors, officers and employees.

Q.	What do I need to do now? If I am going to attend the special meeting, should I still submit a proxy?

A.

Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the attached annexes. Whether or not you expect to attend the special meeting online, Apria requests that you submit a proxy to vote your shares as promptly as possible to ensure that your shares may be represented and voted at the special meeting.

Q.	How do I vote if my shares are registered directly in my name?

A.

If your shares are registered directly in your name with Apria’s transfer agent, you are considered a “stockholder of record.” Stockholders of record can vote their shares of Apria common stock in the following four ways:

•

By Internet—You may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to submit a proxy to vote by Internet.

•

By Telephone—You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to submit a proxy to vote by telephone.

•

By Mail—You may submit a proxy to vote by mail by completing and signing the proxy card where indicated and by mailing the card in the envelope that will be provided to you. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•

At the Special Meeting (Virtually)—If you are a stockholder of record and prefer to vote your shares online at the special meeting, you will need the control number on your proxy card or voting instruction card to be able to vote during the special meeting and to examine the list of the stockholders entitled to vote at the special meeting during the special meeting. Instructions on how to attend and participate online at the special meeting are posted at www.virtualshareholdermeeting.com/APR2022SM.

Even if you plan to attend the special meeting, you are encouraged to submit a proxy in advance by Internet, telephone or mail to ensure that your shares will be represented and voted at the special meeting if you later decide not to attend the special meeting. Telephone and Internet facilities for the submission of a proxy to vote shares will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on [●], 2022. Proxy cards must be received no later than [●], 2022 in order to ensure that your shares are voted.

Q.	How do I vote if my shares are held in the name of my broker, bank or other nominee?

A.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Apria common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Apria common stock is called a “proxy card.”

Q:	If a stockholder gives a proxy, how are the shares voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way you indicate. When submitting a proxy by mail, Internet or telephone, you may specify whether your shares would be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the proposals to come before the special meeting.

If you properly sign and return your proxy card or submit your proxy by telephone or through the Internet but do not include instructions on how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the Apria Board with respect to the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal and, accordingly, will have the same effect as a vote “FOR” each such proposal.

Q.	Can I change or revoke my proxy after it has been submitted?

A.	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the stockholder of record, you may change or revoke your proxy by:

•	sending a written statement to that effect to Apria’s Corporate Secretary, which statement must be received no later than [●], 2022;

•	submitting a new proxy by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on [●], 2022;

•	submitting a properly signed proxy card with a later date; or

•	attending the special meeting and voting online.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the special meeting if you obtain a proxy, executed in your favor, from the stockholder of record (broker, bank or other nominee) giving you the right to vote the shares.

If you submit a proxy or provide instructions to vote your shares and do not thereafter revoke such proxy or change such instructions in accordance with one of the methods set forth above, your shares will be represented and voted at the special meeting.

Q.	How many shares of Apria common stock must be present to constitute a quorum for the meeting? What if there is no quorum?

A.

Under Apria’s bylaws, the presence at the special meeting, in person or by proxy, of the holders of record of a majority in voting power of the voting power of the issued and outstanding shares of Apria common stock entitled to vote thereat at the close of business on the record date will constitute a quorum. There must be a quorum for business (other than the adjournment proposal) to be conducted at the special meeting. If a quorum is not present, the person presiding at the special meeting may adjourn the special meeting from time to time until a quorum is present. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject Apria to additional expense. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

As of the close of business on the record date, there were [●] shares of Apria common stock outstanding. Accordingly, holders of record of at least [●] shares of Apria common stock must be present or represented by proxy at the special meeting to constitute a quorum.

Q.	What if I abstain from voting on any proposal?

A.

If you attend the special meeting or if you submit (and do not thereafter revoke) a proxy by duly executing and returning a proxy card, by telephone or through the Internet, even if you abstain from voting, your shares of Apria common stock will still be counted for purposes of determining whether a quorum is present at the special meeting, but will not be voted on the proposals. As a result, if you abstain from voting at the meeting or mark “ABSTAIN” on your proxy card or otherwise indicate that you are abstaining from voting when you submit your proxy by telephone or through the Internet, your abstention from voting will have the same effect as a vote “AGAINST” the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal.

Q.	Will my shares be voted if I do not sign and return my proxy card, submit a proxy to vote by telephone or over the Internet or attend and vote in person at the special meeting?

A.

If you are a stockholder of record of Apria and you do not attend the special meeting, sign and return your proxy card by mail, or submit your proxy by telephone or over the Internet, your shares will not be voted at the special meeting and will not be counted as present for purposes of determining whether a quorum exists. The failure to submit a proxy or otherwise attend and vote your shares at the special meeting will have no effect on the outcome of the named executive officer merger-related compensation proposal (assuming that a quorum exists) or the adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of Apria common stock outstanding as of the close of business on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to submit a proxy or otherwise vote your shares at the special meeting, it will have the same effect as a vote “AGAINST” the merger proposal.

You will have the right to receive the merger consideration if the merger proposal is approved and the merger is completed even if your shares are not voted at the special meeting. However, if your shares are not voted at the special meeting, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	What is a broker non-vote?

A.

Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under NASDAQ rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Apria common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement.

The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the named executive officer merger-related compensation proposal (assuming that a quorum exists) or adjournment proposal. However, the vote to approve the merger proposal is based on the total number of shares of Apria common stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal. If you fail to issue voting instructions to your broker, bank or other nominee, it will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal.

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.

No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card (or submit a proxy by telephone or through the Internet) for each of those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of Apria common stock?

A.

Yes. If you are a record holder of Apria common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you comply with the requirements of Section 262 of the DGCL. See the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Appraisal Rights” beginning on page 69. In addition, a copy of Section 262 of the DGCL is attached to this proxy statement as Annex D.

Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of your right to appraisal. You are encouraged to read these provisions carefully and in their entirety and, in view of their complexity, to promptly consult with your legal and financial advisors if you wish to pursue your appraisal rights in connection with the merger.

Q.	What happens if I sell my shares of Apria common stock before the completion of the merger?

A.

If you transfer your shares of Apria common stock and the merger is completed, you will lose your right to receive the merger consideration or to exercise appraisal rights with respect to such shares. In order to receive the merger consideration in respect of any shares, you must hold such shares of Apria common stock through the completion of the merger.

Q.	Should I send in my evidence of ownership now?

A.

No. After the merger is completed, if you are a stockholder of record and hold your shares of Apria common stock in certificated form, you will receive transmittal materials from the paying agent for the merger with detailed written instructions for exchanging your shares of Apria common stock for the consideration to be paid to former Apria stockholders in connection with the merger. If you are a stockholder of record and hold your shares of Apria common stock in book-entry form, only if required by the paying agent, will you receive transmittal materials from the paying agent for the merger with detailed written instructions for exchanging your shares of Apria common stock for the consideration to be paid to former Apria stockholders in connection with the merger. If you are the beneficial owner of shares of Apria common stock held in “street name,” you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of such shares.

Q.	What does it mean if I get more than one proxy card or voting instruction card?

A.

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the Internet or by telephone) to ensure that all of your shares are voted.

Q.	What is householding and how does it affect me?

A.

The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. While Apria does not household, a number of brokerage firms with account holders who are Apria stockholders household proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request, and Apria will promptly deliver, a separate copy of the proxy statement by writing to its Secretary at Apria’s principal executive offices, which are located at 7353 Company Drive, Indianapolis, Indiana 46237 or by calling (800) 990-9799.

Q.	What will the holders of outstanding Apria equity awards receive in the merger?

A.	The merger agreement provides that outstanding Apria equity awards will be treated as set forth below.

Restricted Stock Units. Immediately prior to the effective time, each Apria RSU granted pursuant to any Apria stock plan whether vested or unvested, that is outstanding immediately prior to the effective time will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to $37.50.

Performance Stock Units. Immediately prior to the effective time, each Apria PSU granted pursuant to any Apria stock plan, whether vested or unvested, that is outstanding immediately prior to the effective time will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to $37.50, based on attainment of the applicable performance metrics at the greater of target or actual level of performance as of the closing date, as determined in good faith by the Apria Board or a committee thereof in reasonable consultation with Owens & Minor prior to the effective time.

LTIP Awards. Immediately prior to the effective time, each vested Apria LTIP Award granted pursuant to any Apria stock plan that is outstanding immediately prior to the effective time (after giving effect to the incremental vesting resulting from the closing, which will be deemed to constitute a “Change of Control” for purposes of such Apria LTIP Award) will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to (i) the number of shares of Apria common stock represented by the Apria LTIP Award deemed earned as of immediately prior to the effective time (after giving effect to the incremental vesting resulting from the closing as described above), as determined by the Apria Board or a committee thereof after reasonable consultation with Owens & Minor prior to the effective time multiplied by (ii) $37.50. Any unvested portion of an Apria LTIP Award that is outstanding immediately prior to the effective time after giving effect to the incremental vesting resulting from the closing as described above will be cancelled for no consideration in accordance with the terms of the applicable Apria stock plan.

Stock Appreciation Rights. Immediately prior to the effective time, each Apria SAR granted pursuant to any Apria stock plan that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to the total value of the payout that would have been earned in accordance with the terms of the applicable governing documents (including any previously unpaid dividends or dividend equivalents thereon, in accordance with such governing documents).

The treatment of Apria equity awards is described in more detail in the section of this proxy statement entitled “The Merger Agreement—Treatment of Apria Equity Awards.”

Q.	When will Apria announce the voting results of the special meeting, and where can I find the voting results?

A.

Apria intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four business days after the meeting. All reports that Apria files with the SEC are publicly available when filed.

Q:	Where can I find more information about Apria?

A:	You can find more information about Apria from various sources described in the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 112.

Q:	Who can help answer my other questions?

A:

If you have questions about the merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the proxy solicitation agent for Apria in connection with the merger, or Apria.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (877) 750-0854

Banks and Brokers may call collect: (212) 750-5833

or

Apria, Inc.

7353 Company Drive

Indianapolis, Indiana 46237

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of Apria. These statements include, but are not limited to, statements regarding Apria’s expectations regarding the merger and the future performance and financial results of Apria’s business and other non-historical statements. Some of these statements can be identified by terms and phrases such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Apria cautions readers of this communication that such “forward looking statements”, wherever they occur in this communication or in other statements attributable to Apria, are necessarily estimates reflecting the judgment of Apria’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.”

Factors that could cause Apria’s actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to, the risks detailed in Apria’s filings with the SEC, including in its most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•

the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to the completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger;

•	risks related to disruption of management’s attention from Apria’s ongoing business operations due to the merger;

•	the effect of the announcement of the merger on Apria’s relationships with its customers, suppliers and other third parties, as well as its operating results and business generally;

•	the potential the potential difficulties in employee retention as a result of the merger;

•	Apria may be adversely affected by other economic, business, and/or competitive factors;

•	the risk that the merger will not be consummated in a timely manner or at all;

•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger and the risk of exceeding the expected costs;

•	the failure of Owens & Minor and Merger Sub to obtain the necessary debt financing arrangements set forth in the debt commitment letter received in connection with the merger;

•	the risk that the merger agreement may be terminated in circumstances that require Apria to pay Owens & Minor a termination fee;

•	the outcome of any legal proceedings that may be instituted against Apria and others related to the merger agreement or the transactions contemplated thereby;

•

the fact that, if the merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Apria’s current strategy as an independent company;

•	risks that Apria’s stock price may decline significantly if the merger is not completed; and

•

the possibility that Owens & Minor could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Apria’s assets to one or more purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the merger.

Additional factors that could cause Apria’s actual outcomes or results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” sections of Apria’s Annual Report on Form 10-K for the period ended December 31, 2020 and Quarterly Reports on Form 10-Q for the periods ended June 30, 2021 and September 30, 2021, as such factors may be further updated from time to time in Apria’s other filings with the SEC. These reports are or will be accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in Apria’s filings with the SEC.

Apria undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

THE PARTIES TO THE MERGER

Apria

Apria, Inc.

7353 Company Drive

Indianapolis, IN 46237

(800) 990-9799

Apria, Inc. is a provider of integrated home healthcare equipment and related services in the United States. Apria offers a comprehensive range of products and services for in-home care and delivery across three core service lines: (1) home respiratory therapy (including home oxygen and non-invasive ventilation); (2) obstructive sleep apnea treatment (including continuous positive airway pressure and bi-level positive airway pressure devices, and patient support services); and (3) negative pressure wound therapy.

Additionally, Apria supplies a wide range of home medical equipment and other products and services to help improve the quality of life for patients with home care needs. Apria’s revenues are generated through fee-for-service and capitation arrangements with payors for equipment, supplies, services and other items it rents or sells to patients. Through its offerings, Apria also provide patients with a variety of clinical and administrative support services and related products and supplies, most of which are prescribed by a physician as part of a care plan.

The Apria common stock is traded on NASDAQ under the ticker symbol “APR”.

Apria’s principal executive offices are located at 7353 Company Drive, Indianapolis, IN 46237 and Apria’s telephone number is (800) 990-9799. Apria’s corporate web address is www.apria.com. The information provided on the Apria website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to Apria’s website provided in this proxy statement.

Additional information about Apria is contained in its public filings with the SEC, which filings are incorporated by reference herein. See the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 112.

Owens & Minor

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(804) 723-7000

Owens & Minor, Inc. is a global healthcare solutions company that incorporates product manufacturing, distribution support and innovative technology services to deliver significant and sustained value across the breadth of the industry — from acute care to patients in their home. Operating continuously since 1882 from its headquarters in Richmond, Virginia, Owens & Minor has grown into a FORTUNE 500 company with operations located across North America, Asia, Europe and Latin America. Owens & Minor common stock is traded on the NYSE under the ticker symbol “OMI”.

Owens & Minor’s principal executive offices are located at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 and its telephone number is (804) 723-7000. Owens & Minor’s corporate web address is www.owens-minor.com. The information provided on Owens & Minor website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to Owens & Minor’s website provided in this proxy statement.

Merger Sub

StoneOak Merger Sub Inc.

c/o Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(804) 723-7000

Merger Sub, a Delaware corporation and an indirect, wholly owned subsidiary of Owens & Minor, was formed and exists solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its incorporation and activities undertaken in connection with Owens & Minor’s acquisition of Apria. Upon completion of the merger, Merger Sub will merge with and into Apria, and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Owens and Minor, Inc., 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 and its telephone number is (804) 723-7000.

THE SPECIAL MEETING

This proxy statement is being provided to Apria stockholders as part of a solicitation by the Apria Board of proxies for use at the special meeting, to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place

The special meeting is scheduled to be held online via live audio webcast at www.virtualshareholdermeeting.com/APR2022SM on [●], 2022 at [●], Eastern Time. For the health and well-being of Apria’s stockholders, employees and directors, the special meeting will be held in a virtual meeting format only, with no physical in-person meeting.

Purpose of the Special Meeting

At the special meeting, Apria stockholders will be asked to consider and vote on the following proposals:

•

the merger proposal, which is further described in the sections of this proxy statement entitled “The Merger Proposal (Proposal 1)” and “The Merger Agreement,” beginning on pages 36 and 74, respectively; a copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated herein by reference;

•

the named executive officer merger-related compensation proposal, which is further described in the sections of this proxy statement entitled “The Merger Proposal (Proposal 1)—Interests of Apria’s Executive Officers and Directors in the Merger” and “Advisory Vote On Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on pages 58 and 102, respectively; and

•	the adjournment proposal, which is further described in the section of this proxy statement entitled “The Adjournment Proposal (Proposal 3)” beginning on page 103.

The adoption of the merger agreement by the affirmative vote of holders of a majority in voting power of the outstanding shares of Apria common stock entitled to vote as of the close of business on the record date is a condition to the completion of the merger. If the Apria stockholders fail to approve the merger proposal, the merger will not occur.

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, a stockholder may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote on the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on Apria, Owens & Minor or the surviving corporation. Accordingly, because Apria is contractually obligated to pay such merger-related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved, regardless of the outcome of the advisory vote.

Other than the matters described above, Apria does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof, and Apria has agreed in the merger agreement that no other matters (other than customary procedural matters) shall be brought before the special meeting.

Recommendation of the Apria Board

The Apria Board has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Apria and its stockholders, and (ii) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger. The Apria Board made its determination after consultation with its outside legal counsel and financial advisors and consideration of a number of factors more fully described in the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Recommendation of the Apria Board and Reasons for the Merger” beginning on page 46.

The Apria Board unanimously recommends that the Apria stockholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

Record Date; Stockholders Entitled to Vote

Only holders of record of Apria common stock at the close of business on [●], 2022, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Holders of record of Apria common stock are entitled to one vote for each share of Apria common stock they own of record at the close of business on the record date. At the close of business on the record date, there were [●] shares of Apria common stock issued and outstanding, held by approximately [●] holders of record.

Quorum

Under Apria’s bylaws, the presence at the special meeting, in person or by proxy, of the holders of record of a majority in voting power of the voting power of the issued and outstanding shares of Apria common stock entitled to vote thereat at the close of business on the record date will constitute a quorum. There must be a quorum for business (other than the adjournment proposal) to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject Apria to additional expense.

If you attend the special meeting or if you submit (and do not thereafter revoke) a proxy by duly executing and returning a proxy card or by telephone or through the Internet, even if you abstain from voting, your shares of Apria common stock will be counted for purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting or additional votes must be solicited to adopt the merger agreement, the meeting may be adjourned or postponed to solicit additional proxies.

Required Vote

The approval of the merger proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Apria common stock entitled to vote at the close of business on the record date.

Each of Holdings LLC, Daniel J. Starck and John G. Figueroa has entered into a support agreement with Owens & Minor and Merger Sub, pursuant to which such Supporting Apria Stockholder has agreed to vote its or his shares of Apria common stock to approve the merger proposal, subject to the terms and conditions set forth therein. See the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Support Agreements” on page 68. In the event that the Apria Board makes an “adverse recommendation change” (as defined in the section of this proxy statement entitled “The Merger Agreement—Apria Board Recommendation and Change of Recommendation”) in accordance with the merger agreement, the obligations of Holdings LLC under the support agreement to which it is a party will only extend to shares held by Holdings LLC representing 33% of the total voting power of the outstanding shares of Apria common stock entitled to vote on the merger proposal (rounded down to the nearest whole share). As of the record date for the special meeting, (i) the Supporting Apria Stockholders collectively owned approximately [●]% of the outstanding shares of Apria common stock entitled to vote at the special meeting and (ii) in the event that the Apria Board makes an “adverse recommendation change” (as defined in the section of this proxy statement entitled “The Merger Agreement—Apria Board Recommendation and Change of Recommendation”) in accordance with the merger agreement, the shares of Apria common stock held by the Supporting Apria Stockholders and subject to the support agreements will constitute approximately [●]% of the outstanding shares of Apria common stock entitled to vote at the special meeting.

Assuming a quorum is present, approval of the named executive officer merger-related compensation proposal (on a non-binding basis) requires the affirmative vote of the holders of a majority in voting power of the shares of Apria common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Apria common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will have the same effect as a vote “FOR” the merger proposal, the named executive officer merger-related compensation proposal and the adjournment proposal.

Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under NASDAQ rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Apria common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be permitted under NASDAQ rules to be voted at the special meeting, and thus will not be counted as present in person or by proxy at the special meeting. The vote to approve the merger proposal is based on the total number of shares of Apria common stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the approval of the named executive officer merger-related compensation proposal or the adjournment proposal.

Failure to Vote

If you are a stockholder of record and you do not attend the special meeting, sign and return your proxy card by mail or submit your proxy by telephone or over the Internet, your shares will not be voted at the special meeting, will not be counted as present in person or by proxy at the special meeting and will not be counted as present for purposes of determining whether a quorum exists.

As discussed above, under NASDAQ rules, brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee, your shares will not be voted at the special meeting and will not be counted as present in person or by proxy at the special meeting or counted as present for purposes of determining whether a quorum exists.

A failure to vote will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal, assuming that a quorum exists. However, the vote to approve the merger proposal is based on the total number of shares of Apria common stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to vote your shares, it will have the same effect as a vote “AGAINST” the merger proposal.

Voting by Apria’s Directors and Executive Officers

Each of Daniel J. Starck, the Chief Executive Officer of Apria, and John G. Figueroa, the Chairman of the Apria Board, have entered into a support agreement, pursuant to which he has agreed to vote his shares of Apria common stock to approve the merger proposal, subject to the terms and conditions set forth therein. Each of the other directors and officers of Apria have informed Apria that, as of the date of this proxy statement, they intend to vote in favor of the merger proposal, although none of such directors and executive officers is obligated to do so.

At the close of business on the record date, the directors and executive officers of Apria collectively owned [●] shares of Apria common stock, representing approximately [●]% of the outstanding shares of Apria common stock entitled to vote at the special meeting.

Voting at the Special Meeting

If your shares are registered directly in your name with Apria’s transfer agent, you are considered a “stockholder of record.” Stockholders of record can vote their shares of Apria common stock in the following four ways:

•

By Internet—You may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to submit a proxy to vote by Internet.

•

By Telephone—You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to submit a proxy to vote by telephone.

•

By Mail—You may submit a proxy to vote by mail by completing and signing the proxy card where indicated and by mailing the card in the envelope that will be provided to you. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•

At the Special Meeting (Virtually)—If you are a stockholder of record and prefer to vote your shares online at the special meeting, you will need the control number on your proxy card or voting instruction card to be able to vote during the special meeting and to examine the list of the stockholders entitled to vote at the special meeting during the special meeting. Instructions on how to attend and participate online at the special meeting are posted at www.virtualshareholdermeeting.com/APR2022SM.

Even if you plan to attend the special meeting, you are encouraged to submit a proxy in advance by Internet, telephone or mail to ensure that your shares will be represented and voted at the special meeting if you later decide not to attend the special meeting. Telephone and Internet facilities for the submission of a proxy to vote shares will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on [●], 2022. Proxy cards must be received no later than [●], 2022 in order to ensure that your shares are voted.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. You should instruct your broker, bank or other nominee how to vote your shares on each proposal in accordance with your voting instruction form. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Stockholders who are entitled to vote at the special meeting (and their duly appointed proxies) may attend the special meeting. You will need the control number on your proxy card or voting instruction card to be able to vote or ask questions during the special meeting and to be able to examine the list of the stockholders entitled to vote at the special meeting during the special meeting. Instructions on how to attend and participate online at the special meeting are posted at www.virtualshareholdermeeting.com/APR2022SM. If you are an Apria stockholder as of the record date (or a proxy thereof), you should enter your control number and follow the prompt to log in.

Online check-in will begin at [●], Eastern Time on [●], 2022 and you should allow ample time for the online check-in proceedings. Technicians will be standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the special meeting log-in page.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the stockholder of record, you may change or revoke your proxy by:

•	sending a written statement to that effect to Apria’s Corporate Secretary, which statement must be received no later than [●], 2022;

•	submitting a new proxy by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on [●], 2022;

•	submitting a properly signed proxy card with a later date; or

•	attending the special meeting and voting online.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the special meeting if you obtain a proxy, executed in your favor, from the stockholder of record (broker, bank or other nominee) giving you the right to vote the shares.

If you submit a proxy or provide instructions to vote your shares and do not thereafter revoke such proxy or change such instructions in accordance with one of the methods set forth above, your shares will be represented and voted at the special meeting in accordance with your instructions.

Solicitation of Proxies

The Apria Board is soliciting your vote, and Apria will bear the cost of soliciting proxies. Innisfree M&A Incorporated has been retained to assist with the solicitation of proxies. Innisfree M&A Incorporated will be paid approximately $15,000, plus certain additional per-service fees, and will be reimbursed for certain fees and expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Apria common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree M&A Incorporated or, without additional compensation, by certain of Apria’s directors, officers and employees.

Adjournment

In addition to the merger proposal and the named executive officer merger-related compensation proposal, Apria stockholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting from time to time, if necessary or appropriate, as determined in good faith by the Apria Board, including for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If a quorum is not present, the person presiding at the special meeting may adjourn the special meeting from time to time until a quorum is present. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

The Apria Board unanimously recommends a vote “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies.

Other Information

You should not send documents representing Apria common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you transmittal materials and instructions for exchanging your shares of Apria common stock for the consideration to be paid to former Apria stockholders in connection with the merger.

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Innisfree M&A Incorporated, Apria’s proxy solicitor, by calling (888) 750-5834 (toll-free) or (212) 750-5833 (banks and brokers).

THE MERGER PROPOSAL

(PROPOSAL 1)

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and hereby is incorporated by reference into this proxy statement.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will merge with and into Apria, the separate corporate existence of Merger Sub will cease and Apria will survive the merger as an indirect, wholly owned subsidiary of Owens & Minor.

What Stockholders Will Receive in the Merger

At the effective time, each outstanding share of Apria common stock (other than appraisal shares and owned company shares) will be automatically converted into the right to receive $37.50 in cash, without interest and subject to any applicable withholding taxes. After the merger is completed, holders of shares of Apria common stock will have only the right to receive a cash payment in respect of their shares of Apria common stock, and will no longer have any rights as holders of Apria common stock, including voting or other rights.

Any owned company shares outstanding as of immediately prior to the effective time will be cancelled at the effective time.

Treatment of Apria Equity Awards

The merger agreement provides that outstanding Apria equity awards will be treated as set forth below.

Restricted Stock Units. Immediately prior to the effective time, each Apria RSU granted pursuant to any Apria stock plan whether vested or unvested, that is outstanding immediately prior to the effective time will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to $37.50.

Performance Stock Units. Immediately prior to the effective time, each Apria PSU granted pursuant to any Apria stock plan, whether vested or unvested, that is outstanding immediately prior to the effective time will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to $37.50, based on attainment of the applicable performance metrics at the greater of target or actual level of performance as of the closing date, as determined in good faith by the Apria Board or a committee thereof in reasonable consultation with Owens & Minor prior to the effective time.

LTIP Awards. Immediately prior to the effective time, each vested Apria LTIP Award granted pursuant to any Apria stock plan that is outstanding immediately prior to the effective time (after giving effect to the incremental vesting resulting from the closing, which will be deemed to constitute a “Change of Control” for purposes of such Apria LTIP Award) will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to (i) the number of shares of Apria common stock represented by the Apria LTIP Award deemed earned as of immediately prior to the effective time (after giving effect to the incremental vesting resulting from the closing as described above), as determined by the Apria Board or a committee thereof after reasonable consultation with Owens & Minor prior to the effective time multiplied by (ii) $37.50. Any unvested portion of an Apria LTIP Award that is outstanding immediately prior to the effective time after giving effect to the incremental vesting resulting from the closing as described above will be cancelled for no consideration in accordance with the terms of the applicable Apria stock plan.

Stock Appreciation Rights. Immediately prior to the effective time, each Apria SAR granted pursuant to any Apria stock plan that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to the total value of the payout that would have been earned in accordance with the terms of the applicable governing documents (including any previously unpaid dividends or dividend equivalents thereon, in accordance with such governing documents).

Any consideration payable in respect of Apria equity awards will be paid through the payroll systems of the surviving corporation or an affiliate thereof promptly after the effective time but no later than (i) with respect to Apria equity awards other than Apria LTIP Awards, the second payroll date after the effective time and (ii) with respect to Apria LTIP Awards, no later than required under the terms of the applicable governing documents, including the applicable Apria stock plan. Notwithstanding anything herein to the contrary, with respect to any Apria equity award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that Apria determines prior to the effective time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Apria stock plan that will not trigger a tax or penalty under Section 409A of the Code.

Effects on Apria if the Merger Is Not Completed

If the merger proposal is not approved by Apria stockholders or if the merger is not completed for any other reason, Apria stockholders will not receive any payment for their shares in connection with the merger. Instead, Apria will remain an independent public company and shares of Apria common stock will continue to be listed and traded on NASDAQ. In addition, if the merger is not completed, Apria expects that management will operate Apria’s business in a manner similar to that in which it is being operated today and that Apria stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the competitive industry in which Apria operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Apria’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Apria’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Apria common stock. If the merger is not completed, the Apria Board will continue to evaluate and review Apria’s business operations, properties, share buyback policy and capitalization, among other things, make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger proposal is not approved by Apria stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Apria will be offered or that Apria’s business, prospects or results of operation will not be adversely impacted.

Further, upon termination of the merger agreement, under certain specified circumstances, Apria may be required to pay a termination fee of $41,970,000 to Owens & Minor pursuant to the terms and conditions of the merger agreement. See the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 100 for a discussion of the circumstances under Apria will be required to pay a termination fee.

Background of the Merger

In February 2021, Apria consummated its initial public offering (the “IPO”) in which shares of Apria common stock were priced at $20.00 per share. Prior to the IPO, Apria and the Apria Board, together with their legal and financial advisors, reviewed and evaluated certain strategic alternatives to an initial public offering, including the potential sale of Apria and a potential “go-public” transaction through a business combination with a special purpose acquisition company. Following discussions between Apria and certain potential strategic acquirers and special purpose acquisition companies, no formal proposals had emerged other than a preliminary proposal from a special purpose acquisition company (“Party A”) valuing Apria at an enterprise value of approximately $1.9 billion. Based on, among other things, the small size of the trust of Party A, Party A not having entered into any forward purchase agreements providing for capital from its sponsor or other investors and Party A not otherwise having any committed financing, Party A’s proposal was unlikely to be consummated or, if consummated, was unlikely to be consummated on terms as favorable as the terms set forth in its preliminary proposal. The Apria Board determined that further discussions with Party A, other special purpose acquisition companies or other potential strategic acquirers were unlikely to maximize stockholder value and that it would be in the best interests of Apria and its stockholders to cease such discussions and instead pursue the IPO.

Since the consummation of the IPO in February 2021, on an ongoing basis, Apria and the Apria Board, together with their legal and financial advisors, have continued to review and evaluate strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives have included, among other things, remaining as a stand-alone entity, acquisitions and strategic partnerships with other companies and other transactions to further Apria’s strategic objectives.

As part of these ongoing evaluations, Goldman Sachs & Co. LLC (“Goldman Sachs”) has periodically met with the Apria Board and Apria’s management and advised Apria with respect to such strategic opportunities and alternatives. Apria has had a longstanding relationship with Goldman Sachs and retained Goldman Sachs to act as its lead financial advisor in connection with the proposed merger. Apria selected Goldman Sachs based on its experience in transactions similar to the merger, qualifications, expertise and reputation and its knowledge of Apria and its business and the industries in which Apria conducts its business.

In the ordinary course of business, members of Apria’s senior management from time to time meet with investment banks and other companies to, among other things, discuss potential transactions and enhance their knowledge of the markets in which Apria operates. On June 15, 2021, a representative of BofA Securities, Inc. (“BofA Securities”), an existing lender to Apria and an investment bank with which members of Apria’s senior management have met in the past, contacted members of Apria’s senior management to request a meeting to discuss a potential transaction. Later that day, members of Apria’s senior management met telephonically with the representative of BofA Securities, during which meeting the representative of BofA Securities indicated that it was acting on behalf of Owens & Minor and that members of Owens & Minor’s senior management were interested in meeting with members of Apria’s senior management to discuss a potential transaction between Owens & Minor and Apria.

On June 28, 2021, members of Apria’s senior management met via remote communication with members of Owens & Minor’s senior management and representatives of BofA Securities to discuss high-level details of Apria’s and Owens & Minor’s respective business performance, outlook and culture. The members of Owens & Minor’s senior management also indicated that Owens & Minor was interested in exploring a potential transaction with Apria but did not provide any details around the terms of any potential transaction.

Later on June 28, 2021, members of Apria’s senior management met via remote communication with members of the Apria Board and a representative of Simpson Thacher & Bartlett LLP, Apria’s outside counsel (“Simpson Thacher”) to discuss Owens & Minor’s interest in a potential transaction. Following discussion, the members of the Apria Board directed Apria’s senior management to contact Goldman Sachs to assist Apria in responding to Owens & Minor.

On June 30, 2021, members of Apria’s senior management met via remote communication with members of the Apria Board and representatives of Goldman Sachs and Simpson Thacher to discuss Owens & Minor’s interest in a potential transaction. Following discussion, the members of the Apria Board directed Goldman Sachs to inform BofA Securities that Apria was willing to hold a follow-up meeting to discuss the strategic rationale of a potential transaction.

On July 3, 2021, a representative of Goldman Sachs informed a representative of BofA Securities that Apria was willing to hold a follow-up meeting to discuss the strategic rationale of a potential transaction.

On July 19, 2021, Daniel J. Starck, Chief Executive Officer of Apria, met via remote communication with members of the Apria Board to discuss Owens & Minor’s interest in a potential transaction. Following discussion, the members of the Apria Board reiterated their support of Mr. Starck and other members of Apria’s senior management holding a follow-up meeting with Owens & Minor to discuss the strategic rationale of a potential transaction.

On July 22, 2021, members of Apria’s and Owens & Minor’s senior management, together with representatives of Goldman Sachs, BofA Securities and Evercore Group L.L.C. (“Evercore”), a financial advisor to Owens & Minor, met via remote communication to discuss additional high-level details of Apria’s business performance and outlook as well as Owens & Minor’s strategic objectives and continued interest in a potential transaction with Apria.

On August 4, 2021, a representative of BofA Securities delivered to a representative of Goldman Sachs a letter setting forth Owens & Minor’s indication of interest to acquire Apria for a purchase price of $32.00 to $33.00 in cash per share of Apria common stock. The letter also specified that Owens & Minor would finance the transaction with cash on hand and incremental debt capacity and that the transaction would not be subject to a financing contingency. Owens & Minor also specified in the letter several areas of due diligence it would like to complete in furtherance of the potential transaction.

On August 10, 2021, the Apria Board met via remote communication with members of Apria’s senior management and representatives of Goldman Sachs and Simpson Thacher in attendance to discuss, among other things, the August 4, 2021 indication of interest letter from Owens & Minor. Representatives of Simpson Thacher reviewed with the Apria Board its fiduciary duties, including in connection with a potential transaction of the type contemplated by Owens & Minor’s indication of interest. Representatives of Goldman Sachs reviewed with the Apria Board the discussions with Owens & Minor and its advisors to date, the market price of Apria common stock, the valuation implied by the proposed purchase price and Owens & Minor’s potential ability to finance a transaction at different valuations. The Apria Board then discussed Owens & Minor’s indication of interest, including potential responses. During such discussion, Neil Simpkins, in his capacity as a manager of Holdings LLC, noted that Holdings LLC was supportive of a strategy that maximizes value to Apria’s stockholders, whether through a potential transaction or through continued execution of Apria’s strategic plan as a standalone company. Following discussion, the Apria Board directed Goldman Sachs to inform BofA Securities that the purchase price offered did not reflect sufficient value to warrant further exploration of a potential transaction and that Owens & Minor would need to propose a higher purchase price before the Apria Board would consider further exploring a potential transaction.

Later on August 10, 2021, representatives of Goldman Sachs informed BofA Securities that Owens & Minor’s proposed purchase price did not reflect sufficient value to warrant further exploration of a potential transaction and that Owens & Minor would need to propose a higher purchase price before the Apria Board would consider further exploring a potential transaction.

On August 13, 2021, a representative of BofA Securities delivered to a representative of Goldman Sachs a letter setting forth Owens & Minor’s revised indication of interest to acquire Apria for an increased purchase price of $34.50 to $36.00 in cash per share of Apria common stock. The letter noted that the proposal was otherwise subject to the same terms outlined in the August 4th indication of interest letter.

On August 25, 2021, the Apria Board met via remote communication with members of Apria’s senior management and representatives of Goldman Sachs and Simpson Thacher in attendance. Representatives of Goldman Sachs reviewed with the Apria Board the revised indication of interest received from Owens & Minor, including the valuation implied by the proposed purchase price and Owens & Minor’s ability to propose an increased purchase price in light of the debt financing that would be required in order to do so. Members of Apria’s senior management also reviewed the process of preparing a draft standalone financial plan, including the key expectations and assumptions that would be taken into account. Following discussion, the Apria Board directed Apria’s senior management to further develop the draft financial plan in order to better assess the merits in further exploring the revised indication of interest from Owens & Minor.

On August 27, 2021, the chief executive officer of a strategic party (“Party B”) contacted Mr. Starck to discuss Apria’s interest in exploring a potential business combination with Party B. Mr. Starck told Party B’s chief executive officer that he would discuss this with members of the Apria Board.

On August 31, 2021, Mr. Starck met with members of the Apria Board to discuss Party B’s interest in exploring a potential business combination with Party B. Following discussion, the members of the Apria Board directed Mr. Starck to ask Party B for more details of the potential business combination contemplated by Party B if Party B continued to express interest in a potential business combination.

On September 10, 2021, a representative of Party B’s financial advisor met with Mr. Starck to express Party B’s interest in exploring a potential strategic transaction with Apria and to further discuss Apria’s interest in exploring a potential business combination with Party B. Mr. Starck agreed to meet with members of Party B’s management to discuss a potential business combination and seek more details of the potential business combination contemplated by Party B.

On September 17, 2021, members of Party B’s management and representatives of Party B’s financial advisor met with members of Apria’s senior management to discuss, among other things, the financial performance and cultures of both companies and the strategic rationale of a potential strategic transaction between Party B and Apria. The members of Apria’s senior management informed the members of Party B’s management and the representatives of Party B’s financial advisor that Party B would need to provide additional detail around a proposed transaction in order for Apria and the Apria Board to evaluate any potential transaction between Party B and Apria.

On September 18, 2021, members of the Apria Board met with Mr. Starck and representatives of Goldman Sachs to discuss Owens & Minor’s August 13th indication of interest and Party B’s interest in a potential strategic transaction. Following discussion, the members of the Apria Board and Mr. Starck directed representatives of Goldman Sachs to contact representatives of BofA Securities and Evercore to again request that Owens & Minor increase its proposed purchase price in light of, among other things, the strength of Apria’s standalone prospects and recent increases in the market price of Apria’s common stock. Later that day, a representative of Goldman Sachs contacted representatives of BofA Securities and Evercore to again request that Owens & Minor increase its proposed purchase price in light of, among other things, the strength of Apria’s standalone prospects and recent increases in the market price of Apria’s common stock.

On September 22, 2021, a representative of BofA Securities spoke to a representative of Goldman Sachs and indicated that Owens & Minor was ceasing to pursue a potential transaction because Owens & Minor did not believe that it could propose a sufficiently high purchase price beyond what it offered in its revised indication of interest and was instead focused on pursuing other strategic opportunities. Following this discussion, the representative of Goldman Sachs informed Mr. Starck that Owens & Minor was ceasing to pursue a potential transaction.

On September 23, 2021, Mr. Starck met with members of the Apria Board to discuss, among other things, Owens & Minor ceasing to pursue a potential transaction and Party B’s interest in a potential strategic transaction with Apria. Following discussion, the members of the Apria Board directed Mr. Starck to direct Goldman Sachs to ask Party B for more details of the potential business combination contemplated by Party B. In the following weeks, representatives of Goldman Sachs met with representatives of Party B’s financial advisor to seek more details of the potential business combination contemplated by Party B.

On October 27, 2021, Mr. Starck met with members of the Apria Board and representatives of Goldman Sachs to discuss the strategic rationale of a potential strategic transaction between Party B and Apria. Following discussion, the members of the Apria Board directed Goldman Sachs to reiterate to Party B that Party B would need to provide additional detail around a proposed transaction in order for Apria and the Apria Board to evaluate any potential transaction and that Apria would not have further discussions with Party B absent such additional detail. Following that meeting, a representative of Goldman Sachs reiterated to the representative of Party B’s financial advisor that Party B would need to provide additional detail around a proposed transaction in order for Apria and the Apria Board to evaluate any potential transaction between Party B and Apria and that Apria would not have further discussions with Party B absent such additional detail.

On November 16, 2021, a representative of Evercore discussed with a representative of Goldman Sachs that, notwithstanding the passage of time since their prior discussions, Owens & Minor continued to perceive strategic merit in Apria’s business and remained interested in a potential transaction with Apria and also sought a meeting with Mr. Simpkins to discuss, among other things, whether Holdings LLC would be opposed to a potential transaction between Owens & Minor and Apria. The representative of Goldman Sachs informed the representative of Evercore that he would discuss this with Apria.

Later on November 16, 2021, the representative of Goldman Sachs informed John G. Figueroa, Chairman of the Apria Board, Mr. Starck and Mr. Simpkins of Owens & Minor’s continued interest in a potential transaction with Apria and its request for a meeting with Mr. Simpkins. Following discussion, Mr. Figueroa and Mr. Starck were supportive of Mr. Simpkins meeting with Owens & Minor.

On November 18, 2021, Edward A. Pesicka, Chief Executive Officer of Owens & Minor, and Mr. Simpkins met for breakfast, during which they discussed, among other things, trends in the healthcare industry and Owens & Minor’s strategic plan. During this discussion, Mr. Pesicka indicated that Owens & Minor remained interested in a potential transaction with Apria and asked Mr. Simpkins whether Holdings LLC would be opposed to a potential transaction between Owens & Minor and Apria. Mr. Simpkins informed Mr. Pesicka that Holdings LLC would support whatever decision was made by the full Apria Board and that he would discuss this with the rest of the Apria Board. Promptly following the breakfast, Mr. Simpkins informed Mr. Figueroa and Mr. Starck of the matters discussed with Mr. Pesicka, including Owens & Minor’s continued interest in a potential transaction with Apria.

Later on November 18, 2021, members of the Apria Board, including its Chairman, met with Mr. Starck and representatives of Goldman Sachs to discuss Owens & Minor’s continued interest in a potential transaction with Apria. Following discussion, the members of the Apria Board and Mr. Starck directed Goldman Sachs to inform Owens & Minor’s financial advisors that the Apria Board would be willing to review a revised indication of interest if Owens & Minor could get to a higher valuation than the one proposed in the indication of interest delivered on August 13, 2021. Following the meeting, a representative of Goldman Sachs informed a representative of Evercore that the Apria Board would be willing to review a revised indication of interest if Owens & Minor could get to a higher valuation than the one proposed in the indication of interest delivered on August 13, 2021.

On November 20, 2021, a representative of Evercore delivered to a representative of Goldman Sachs a letter setting forth Owens & Minor’s revised indication of interest to acquire Apria for a purchase price of $34.50 to $36.00 in cash per share of Apria common stock, but noted the potential for an increased valuation in the event incremental areas of value were to be identified in due diligence.

On November 21, 2021, the Apria Board met via remote communication with members of Apria’s senior management and representatives of Goldman Sachs and Simpson Thacher in attendance. The Chairman of the Apria Board reviewed with the Apria Board the revised indication of interest from Owens & Minor and the discussions that members of Apria’s senior management had had with Party B, including the fact that no formal proposal had materialized from Party B. Following discussion among the Apria Board of the considerations in determining whether to engage in further discussions with Owens & Minor regarding a potential transaction, including the indication by Owens & Minor in their proposal that they could further increase their proposed valuation range, the Apria Board authorized Apria’s senior management to negotiate and enter into a confidentiality agreement to facilitate further discussions with Owens & Minor regarding a potential transaction.

On November 30, 2021, Mr. Starck and Mr. Pesicka met for dinner, during which they discussed, among other things, the culture and values of Apria and Owens & Minor and Owens & Minor’s continued conviction in the strategic rationale of a potential transaction between Apria and Owens & Minor.

On December 1, 2021, Apria and Owens & Minor entered into a confidentiality agreement, pursuant to which Owens & Minor agreed to, among other things, an 18-month standstill on acquisitions of Apria securities and public proposals to acquire Apria, which standstill would terminate upon certain events, including the entry by Apria into a definitive agreement for the sale of a majority of Apria to a third party.

Also on December 1, 2021, members of Apria’s senior management and members of Owens & Minor’s senior management, together with representatives of Goldman Sachs and Evercore, met to discuss preliminary due diligence relating to, among other things, Apria’s business, operations and financial performance. From December 2021 through the signing of the merger agreement, Owens & Minor conducted additional due diligence, which included access to documentary materials in a virtual data room, virtual presentations and diligence sessions with Apria management and other customary due diligence.

On December 7, 2021, the Apria Board met in person with members of Apria’s senior management and representatives of Goldman Sachs and Simpson Thacher in attendance. Members of Apria’s senior management reviewed with the Apria Board a preliminary draft of its budget for Apria’s 2022 fiscal year, including its key assumptions, which budget would form the basis of the financial projections being prepared by members of Apria’s senior management. Representatives of Goldman Sachs and Simpson Thacher updated the Apria Board on the status of Owens & Minor’s due diligence. Representatives of Goldman Sachs also reviewed with the Apria Board, in the context of its consideration of other strategic alternatives that were available to Apria in addition to a potential transaction with Owens & Minor, the discussions between Apria and certain potential strategic acquirers and special purpose acquisition companies prior to Apria’s IPO, which the Apria Board had determined at the time of the IPO were unlikely to lead to strategic alternatives that maximized stockholder value and which Goldman Sachs advised were unlikely to result in a different conclusion at this time for a variety of reasons, including lack of strategic fit and different strategic priorities between such parties and Apria.

On December 11, 2021, a representative of Evercore delivered to a representative of Goldman Sachs a letter setting forth Owens & Minor’s revised indication of interest to acquire Apria for an increased purchase price of $36.00 to $37.00 in cash per share of Apria common stock.

On December 14, 2021, the Apria Board met via remote communication with members of Apria’s senior management and representatives of Goldman Sachs and Simpson Thacher in attendance. Representatives of Goldman Sachs reviewed with the Apria Board the revised indication of interest from Owens & Minor. Members of Apria’s senior management presented its draft financial projections to the Apria Board, which were comprised of the draft budget for Apria’s 2022 fiscal year that had been presented at the Apria Board’s December 7th meeting and draft financial projections for the 2023 and 2024 fiscal years, and answered the Apria Board’s questions regarding such projections and its underlying assumptions, following which the Apria Board unanimously approved the financial projections as presented to the Apria Board at such meeting.

On December 15, 2021, representatives of Kirkland & Ellis LLP, Owens & Minor’s outside counsel (“Kirkland & Ellis”), sent representatives of Simpson Thacher a draft merger agreement for the proposed transaction. Among other things, the draft merger agreement proposed a covenant requiring both parties to use reasonable best efforts to obtain antitrust approval but no express obligation on Owens & Minor to make divestitures or take other actions to secure such approval and gave Apria the ability to terminate the merger agreement to accept a superior proposal subject to Apria paying a termination fee equal to 3.5% of transaction equity value.

On December 20, 2021, the Apria Board met via remote communication with members of Apria’s senior management and representatives of Goldman Sachs and Simpson Thacher in attendance. Representatives of Simpson Thacher discussed with the Apria Board its fiduciary duties in the context of a potential sale of the company and reviewed with the Apria Board the material terms of the draft merger agreement, including Owens & Minor’s request that Holdings LLC and certain directors and officers enter into support agreements that would require them to, among other things, vote all of their shares of Apria common stock in favor of the merger proposal. Representatives of Goldman Sachs reviewed with the Apria Board preliminary financial information and analyses with respect to Apria.

On December 23, 2021, representatives of Simpson Thacher sent representatives of Kirkland & Ellis a revised draft of the merger agreement reflecting, among other things, a covenant requiring Owens & Minor to make divestitures and take any other actions necessary to consummate the merger unless it would result in a material adverse effect on the combined businesses of Apria and Owens & Minor and their respective subsidiaries, the ability for either party to extend the “outside date” in the event that certain antitrust-related closing conditions have not been satisfied, a termination fee of 2.75% of transaction equity value and a “reverse” termination fee of 5.5% of the transaction equity value that would be payable by Owens & Minor in the event that the merger agreement is terminated under circumstances where certain antitrust-related closing conditions have not been satisfied.

On December 29, 2021, representatives of Kirkland & Ellis sent representatives of Simpson Thacher a revised draft of merger agreement reflecting, among other things, no express obligation on Owens & Minor to make divestitures and take any other actions necessary to obtain antitrust approval, a closing condition regarding certain non-antitrust regulatory matters, a fixed “outside date” that is six months from the date of the signing of the merger agreement, a termination fee of 3.2% of transaction equity value and no “reverse” termination fee.

On December 30, 2021, the Apria Board met via remote communication with members of Apria’s senior management and representatives of Goldman Sachs and Simpson Thacher in attendance. Prior to the meeting, a representative of Apria furnished to the Apria Board a disclosure statement provided by Goldman Sachs, which identified prior or current engagements or relationships between Goldman Sachs and Owens & Minor and Blackstone and certain of its affiliates and portfolio companies, as discussed in further detail in the section entitled “The Merger Proposal (Proposal 1)—Opinion of Apria’s Financial Advisor” beginning on page 50. A representative of Goldman Sachs reviewed the disclosure statement with the Apria Board. A representative of Simpson Thacher also reviewed with the Apria Board the prior or current engagements or relationships between Simpson Thacher and Owens & Minor and Blackstone. The representative of Simpson Thacher provided the Apria Board with an update on material changes in the terms of the merger agreement since they were last presented to the Apria Board on December 20, 2021, including the new closing condition relating to certain non-antitrust regulatory matters. Following discussion, the Apria Board directed Simpson Thacher to reject the new closing condition and to inform Kirkland & Ellis that the Apria Board would not continue discussions regarding a potential transaction if the closing condition were not removed. The Apria Board then met in executive session without the presence of Apria’s senior management. The Apria Board and its advisors then discussed Owens & Minor’s expressed interest in discussing post-closing employment arrangements for certain members of Apria’s senior management. Following discussion, in light of the most recent purchase price and other terms proposed by Owens & Minor, the Apria Board was willing to permit Mr. Starck discussing his post-closing employment arrangements with Owens & Minor but directed Mr. Starck not to have any discussions until the key terms of the merger, including the purchase price, were finalized. The Apria Board also directed representatives of Goldman Sachs to continue to seek a higher purchase price from Owens & Minor in light of Apria’s standalone value and to inform representatives of Evercore that Mr. Starck had expressed willingness to continue employment with Apria following the transaction but that discussions with Mr. Starck would be permitted only following the finalization of the key terms of the merger, including the purchase price.

Later on December 30, 2021, representatives of Simpson Thacher spoke with representatives of Kirkland & Ellis regarding the merger agreement and informed them of the Apria Board’s unwillingness to continue discussions regarding a potential transaction absent the removal of the closing condition regarding certain non-antitrust regulatory matters. Also on December 30, 2021, representatives of Goldman Sachs informed representatives of Evercore that, in addition to removing the closing condition regarding certain non-antitrust regulatory matters, the Apria Board believed that Owens & Minor’s last indication of interest continued to reflect insufficient value and that Owens & Minor would need to submit a revised indication of interest proposing a higher valuation. The representatives of Goldman Sachs also informed the representatives of Evercore that Mr. Starck had expressed willingness to continue employment with Apria following the transaction but that discussions with Mr. Starck would be permitted only following the finalization of the key terms of the merger, including the purchase price.

On December 31, 2021, a representative of Evercore delivered to a representative of Goldman Sachs a letter setting forth Owens & Minor’s revised indication of interest to acquire Apria for a purchase price of $37.00 in cash per share of Apria common stock. The revised indication of interest also noted that Owens & Minor would no longer seek a closing condition regarding certain non-antitrust regulatory matters.

In January 2022, Apria engaged Citigroup Global Markets Inc. (“Citigroup”) to act as an additional financial advisor in connection with a potential sale of Apria. As part of Apria’s ongoing evaluations of strategic alternatives, Citigroup has periodically met with the Apria Board and Apria’s management and advised Apria with respect to such strategic opportunities and alternatives. Apria has had a longstanding relationship with Citigroup and retained Citigroup to act as an additional financial advisor in connection with the proposed merger to assist Apria in, among other things, evaluating Owens & Minor’s contemplated financing. Apria selected Citigroup based on its experience in transactions similar to the merger, qualifications, expertise and reputation and its knowledge of Apria and its business and the industries in which Apria conducts its business and its experience in the debt and equity capital markets. Citibank was not requested to render a fairness opinion relating to the merger with Owens & Minor.

On January 2, 2022, members of the Apria Board, including its Chairman, met with members of Apria’s senior management and representatives of Goldman Sachs and Simpson Thacher to review the revised indication of interest. Following discussion, the members of the Apria Board were supportive of Goldman Sachs seeking a purchase price of $38.00 in cash per share of Apria common stock. Following the meeting, a representative of Goldman Sachs contacted a representative of Evercore to seek a purchase price of $38.00 in cash per share of Apria common stock.

Later on January 2, 2022, representatives of Simpson Thacher sent representatives of Kirkland & Ellis a revised draft of the merger agreement reflecting, among other things, a covenant requiring Owens & Minor to make divestitures and take any other actions necessary to consummate the merger unless it would result in a material adverse effect on the combined businesses of Apria and Owens & Minor and their respective subsidiaries, no closing condition regarding certain non-antitrust regulatory matters, a fixed “outside date” that is six months from the date of the signing of the merger agreement with the ability to extend such date in the event certain regulatory-related closing conditions have not been satisfied and a termination fee of 2.9% of transaction equity value.

Also on January 2, 2022, representatives of Kirkland & Ellis sent representatives of Simpson Thacher a draft support agreement that Owens & Minor proposed Holdings LLC, Mr. Starck and John G. Figueroa, Chairman of the Apria Board, execute in connection with the execution of the merger agreement that would require them to, among other things, vote all of their shares of Apria common stock in favor of the merger proposal. Representatives of Simpson Thacher provided the draft support agreement to Richards, Layton & Finger, P.A. (“Richards Layton”), outside counsel to Holdings LLC.

On January 3, 2022, a representative of Evercore verbally confirmed to a representative of Goldman Sachs that Owens & Minor would increase its purchase price to $37.50 in cash per share of Apria common stock and indicated that such purchase price reflected Owens & Minor’s best and final proposal. Later on January 3, 2022, Apria permitted Owens & Minor to discuss with Mr. Starck the terms of his post-closing employment, and Mr. Starck met with Mr. Pesicka via remote communication to discuss the role and responsibilities of Mr. Starck’s post-closing employment, but the compensation and other terms and conditions of Mr. Starck’s post-closing employment were not discussed.

In the morning of January 4, 2022, representatives of Kirkland & Ellis discussed with representatives of Simpson Thacher certain terms of the draft merger agreement, including the covenant requiring Owens & Minor to make divestitures and take any other actions necessary to consummate the merger. Later in the day on January 4, 2022, representatives of Kirkland & Ellis sent representatives of Simpson Thacher a revised draft of merger agreement reflecting, among other things, the removal of the “outside date” extension.

On January 5, 2022, the Apria Board met via remote communication with members of Apria’s senior management and representatives of Goldman Sachs, Citigroup and Simpson Thacher in attendance. Representatives of Goldman Sachs updated the Apria Board on the progress of the potential transaction. A representative of Simpson Thacher provided the Apria Board with an update on the changes to the key terms of the draft merger agreement and also updated the Apria Board on Owens & Minor’s request that Holdings LLC, Mr. Starck and Mr. Figueroa execute support agreements in connection with the execution of the merger agreement, of which the Apria Board was supportive.

From January 5, 2022, until the approval of the merger agreement by the Apria Board, Simpson Thacher and Kirkland & Ellis continued to exchange drafts of the merger agreement and related documents, and Kirkland & Ellis and Richards Layton exchanged several drafts of the support agreement.

On January 6, 2022, Mr. Starck and Mr. Pesicka met for dinner, during which they discussed, among other things, trends in the healthcare industry, the potential combined business and the post-closing role and responsibilities of Mr. Starck and other members of senior management, but the compensation and other terms and conditions of Mr. Starck’s and other members of senior management’s post-closing employment were not discussed.

In the evening of January 7, 2022, the Apria Board met via remote communication with members of Apria’s senior management and representatives of Goldman Sachs, Citigroup and Simpson Thacher in attendance. A representative of Simpson Thacher provided the Apria Board with an update on the final draft of the merger agreement, the support agreement and the other documentation related to the merger. At the request of the Apria Board, Goldman Sachs reviewed with the Apria Board its financial analysis of the merger consideration and delivered to the Apria Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated January 7, 2022, to the effect that, as of the date of its written opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Goldman Sachs as set forth in its applicable written opinion, the merger consideration of $37.50 per share in cash to be paid to the holders of the shares of Apria common stock pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Apria common stock. The full text of the written opinion of Goldman Sachs is attached to this proxy statement as Annex C and is incorporated by reference in this proxy statement in its entirety. See also the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Opinion of Apria’s Financial Advisor” beginning on page 50. A representative of Simpson Thacher then described the resolutions before the Apria Board. After discussion by the Apria Board, the Apria Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Apria and its stockholders, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, (iii) resolved that the merger agreement be submitted for adoption at a meeting of the stockholders of Apria in accordance with applicable law, the merger agreement and Apria’s bylaws and (iv) recommended that Apria stockholders vote to adopt and approve the merger agreement and approve the merger.

Following the approval of the Apria Board of the merger and the merger agreement, later in the evening of January 7, 2022, Apria and Owens & Minor finalized and executed the merger agreement and other documentation related to the proposed transaction. Concurrently with the execution of the merger agreement, Owens & Minor delivered an executed debt commitment letter providing for the committed debt financing related to the merger and Holdings LLC, Mr. Starck and Mr. Figueroa delivered executed support agreements.

On January 10, 2022, prior to commencement of trading of Apria common stock on NASDAQ, Apria and Owens & Minor issued a joint press release announcing the proposed transaction.

Recommendation of the Apria Board and Reasons for the Merger

The Apria Board recommends that you vote “FOR” the merger proposal.

At a meeting of the Apria Board held on January 7, 2022, the Apria Board, acting in consultation with its outside legal counsel and financial advisors, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Apria and its stockholders, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, (iii) resolved that the merger agreement be submitted for adoption at a meeting of the stockholders of Apria in accordance with applicable law, the merger agreement and Apria’s bylaws and (iv) recommended that Apria stockholders vote to adopt and approve the merger agreement and approve the merger.

When you consider the Apria Board’s recommendation, you should be aware that Apria’s directors may have interests in the merger that may be different from, or in addition to, the interests of Apria stockholders generally. These interests are described in the section entitled “The Merger Proposal (Proposal 1)—Interests of Apria Executive Officers and Directors in the Merger.”

In the course of reaching its decision, the Apria Board consulted with Apria’s senior management and financial and legal advisors and considered a number of potentially positive factors with respect to the merger and the other transactions contemplated by the merger agreement, including, among others, the following (not necessarily in order of relative importance):

•

Merger consideration. The Apria Board considered the $37.50 per share in cash to be paid as merger consideration in relation to (i) the price at which Apria’s common stock was offered in the IPO, (ii) the Apria Board’s estimate of the current and future value of Apria as an independent entity and (iii) the market price of Apria’s common stock on January 7, 2022, the last trading day prior to the meeting of the Apria Board where it approved the merger.

•

Premium. The Apria Board considered that the $37.50 per share in cash to be paid as merger consideration represents a premium of approximately 26% over the $29.72 per share closing price of Apria’s stock on January 7, 2022, the last trading day prior to the meeting of the Apria Board where it approved the merger.

•

Cash consideration. The Apria Board considered the fact that the merger consideration would be paid solely in cash, which enables Apria’s stockholders to realize value that has been created at Apria while eliminating long-term business and execution risk.

•

Strategic alternatives. The Apria Board considered the potential values, benefits, risks and uncertainties facing Apria stockholders associated with possible strategic alternatives to the merger (including potential alternative acquisitions and scenarios involving the possibility of remaining independent), and the timing and likelihood of accomplishing such alternatives, taking into account the fact that Apria had engaged in a number of discussions in the past few years, including with a number of potential acquirers prior to its IPO. The Apria Board also considered its alternatives in light of the risks associated with remaining an independent, standalone company. Based on the foregoing, the Apria Board considered that none of these options, on a risk-adjusted basis, was reasonably likely to create value for Apria stockholders greater than the merger consideration.

•

Fairness opinion. The Apria Board considered the financial presentation by Goldman Sachs and the oral opinion of Goldman Sachs rendered to the Apria Board on January 7, 2022, which was subsequently confirmed by delivery of a written opinion, dated January 7, 2022, to the Apria Board to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Goldman Sachs as set forth in its written opinion, the merger consideration of $37.50 per share in cash to be received by holders of shares of Apria common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The Goldman Sachs opinion is more fully described in “The Merger Proposal (Proposal 1)—Opinion of Apria’s Financial Advisor” and the full text of such opinion is attached to this proxy statement as Annex C.

•

Negotiations with Owens & Minor. The Apria Board considered the benefits that it and its advisors were able to obtain during its extensive negotiations with Owens & Minor and that the merger agreement was the product of arm’s-length negotiations and contained terms and conditions that were, in the Apria Board’s view, advisable and favorable to Apria and its stockholders.

•

Timing of Owens & Minor’s offer. The Apria Board considered the timing of the merger and the risk that if Apria did not accept Owens & Minor’s offer at the time that it did, the Apria Board might not have had another opportunity to do so.

•

Apria’s current condition. The Apria Board considered information with respect to its financial condition, results of operations, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, regulatory, economic and market conditions, trends and cycles.

•

Apria’s future prospects. The Apria Board considered Apria’s future prospects if it were to remain independent, including the competitive landscape and the business, financial and execution risks, its relationships with customers and suppliers, and the risks associated with continued independence discussed below.

•

Risks associated with continued independence. While the Apria Board remained supportive of Apria’s strategic plan and optimistic about its prospects on a standalone basis, it also considered the risks associated with operating as a standalone company, including the potential execution risks associated with the strategic plan, the achievability of meeting financial projections and the potential risk associated with the possibility that even if its strategic plan were successfully executed, the market may not reflect such execution in Apria’s stock price.

•

Economic conditions. The Apria Board considered the current state of the economy, debt financing markets and uncertainty surrounding forecasted economic conditions both in the near term and the long term, which could reduce its net revenue or profitability.

•	Merger agreement. The Apria Board considered, in consultation with its counsel, the terms of the merger agreement, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;

•	the fact that the consummation of the merger is not conditioned on Owens & Minor’s ability to obtain financing;

•	the fact that Apria has sufficient operating flexibility to conduct its business in the ordinary course between the execution of the merger agreement and the consummation of the merger;

•	the fact that the definition of “material adverse effect” has a number of customary exceptions and is generally a very high standard as applied by courts;

•

the right of Apria and the Apria Board to respond to a competing superior proposal from any bidder prior to obtaining the Apria stockholder approval if the Apria Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such acquisition proposal constitutes a superior proposal and that failure to change its recommendation with respect to such proposal and terminate the merger agreement to enter a definitive agreement with respect to such superior proposal would be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain notice requirements and “matching rights” in favor of Owens & Minor, provided that Apria pay Owens & Minor a termination fee of $41,970,000;

•

the belief of the Apria Board that, although the termination fee provisions might have the effect of discouraging competing third-party proposals, such provisions are customary for transactions of this type, and its belief that the $41,970,000 termination fee was reasonable in the context of comparable transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals;

•

the Apria Board’s right to change its recommendation in connection with an intervening event prior to obtaining the Apria stockholder approval if the Apria Board has determined in good faith, after consultation with its financial advisor(s) and outside legal counsel, that the failure to make such change in recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain notice requirements and “matching rights” in favor of Owens & Minor; and

•	Apria’s right, under specified circumstances, to specifically enforce Owens & Minor’s obligations under the merger agreement.

•

Financing. The Apria Board considered the fact that Owens & Minor has obtained committed debt financing for the merger from a reputable financial institution, as well as the fact that Owens & Minor must use reasonable best efforts to consummate the debt financing and that such funding provides an amount sufficient to cover the aggregate merger consideration and all fees and expenses required to be paid by Owens & Minor, Merger Sub and the surviving corporation in connection with the merger and the financing, the refinancing of any outstanding indebtedness of Apria and all other payment obligations of Owens & Minor, Merger Sub and the surviving corporation in connection therewith.

•

Likelihood of consummation. The Apria Board considered the likelihood that the merger would be completed, in light of, among other things, the conditions to the merger and the absence of a financing condition, the relative likelihood of obtaining required antitrust approval, and the remedies available to Apria under the merger agreement, as well as the level of commitment by Owens & Minor to obtain the antitrust approval and to agree to any conditions imposed by regulators in connection with securing such approval, including its general commitment to use reasonable best efforts to take any and all steps necessary, proper and advisable to secure such approval and its commitment to propose, negotiate, commit to, agree to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Owens & Minor, Apria or any of their respective subsidiaries or any interest therein, to the extent such transaction would not have a materially adverse effect on the combined businesses of Owens & Minor, Apria and their respective subsidiaries, taken as a whole.

•

Owens & Minor’s reputation. The Apria Board considered the favorable business reputation and capabilities of Owens & Minor and its management, and Owens & Minor’s general ability to complete acquisition transactions.

•

Appraisal rights. The Apria Board considered the fact that stockholders who do not vote to adopt the merger agreement and who comply with the requirements of the DGCL will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under the DGCL.

•

Stockholders’ ability to reject the merger. The Apria Board considered the fact that the merger is subject to the adoption of the merger agreement by a majority in voting power of the outstanding shares of Apria common stock as of the close of business on the record date.

In the course of reaching its decision, the Apria Board also considered a number of potentially negative factors with respect to the merger and the other transactions contemplated by the merger agreement including, among others, the following (not necessarily in the order of relative importance):

•

Participation in future gains. The Apria Board considered the fact that Apria will no longer exist as an independent public company and Apria stockholders will forgo any future increase in Apria’s value that might result from its earnings or possible growth as an independent company. The Apria Board was optimistic about its prospects on a standalone basis, but concluded that the premium reflected in the merger consideration constituted fair compensation for the loss of the potential stockholder benefits that could be realized by its strategic plan, particularly on a risk-adjusted basis and in light of the achievability of its financial projections.

•	Regulatory risk. The Apria Board considered the risk that the completion of necessary antitrust review, the completion of which is beyond Apria’s control, may be delayed, conditioned or denied.

•

Risks associated with a failure to consummate the merger. The Apria Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied and as a result the possibility that the merger might not be completed. The Apria Board noted the fact that, if the merger is not completed, (i) it will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on its business and customer relationships, (ii) depending on the circumstances that caused the merger not to be completed, it is likely that the price of the Apria common stock will decline, potentially significantly, and (iii) the market’s perception of Apria could be adversely affected.

•

Financing risk. The Apria Board considered the risk that, while the merger agreement is not subject to any financing condition, if Owens & Minor fails to obtain sufficient financing, the merger is unlikely to be consummated.

•

Restrictions on the operation of its business. The Apria Board considered the restrictions on the conduct of its business prior to the completion of the merger, including restrictions on realizing certain business opportunities or taking certain actions with respect to its operations it would otherwise take absent the pending merger.

•	Non-solicitation provision. The Apria Board considered the fact that the merger agreement precludes Apria from actively soliciting alternative proposals.

•

Termination fee. The Apria Board considered the possibility that the $41,970,000 termination fee payable to Owens & Minor in certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals.

•

Tax treatment. The Apria Board considered the fact that any gains arising from the receipt of the merger consideration would generally be taxable to Apria stockholders that are U.S. holders for U.S. federal income tax purposes.

•	Stockholder litigation. The Apria Board considered the impact on Apria of potential stockholder litigation in connection with the merger.

While the Apria Board considered potentially positive and potentially negative factors, the Apria Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Apria Board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Apria and its stockholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Apria Board in its consideration of the merger, but includes the material positive factors and material negative factors considered by the Apria Board in that regard. In view of the number and variety of factors, the

Apria Board did not find it practicable to, nor did it attempt to, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Apria Board may have given different weights to different factors. Based on the totality of the information presented, the Apria Board collectively reached the unanimous decision to authorize and approve the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, in light of the factors described above and other factors that the members of the Apria Board felt were appropriate.

Portions of this explanation of Apria’s reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Apria’s Financial Advisor

Goldman Sachs rendered its opinion to the Apria Board that, as of January 7, 2022 and based upon and subject to the factors and assumptions set forth therein, the $37.50 in cash per share to be paid to the holders of shares of Apria common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Apria common stock.

The full text of the written opinion of Goldman Sachs, dated January 7, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Apria Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Apria common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things: (i) the merger agreement; (ii) Apria’s annual report to stockholders and Annual Report on Form 10 K for the fiscal year ended December 31, 2020; (iii) Apria’s Registration Statement on Form S-1, including the prospectus contained therein dated February 10, 2021, relating to the IPO of shares of Apria common stock; (iv) Apria’s Registration Statement on Form S-1, including the prospectuses contained therein dated June 9, 2021 and November 10, 2021, relating to follow-on public offerings of shares of Apria common stock; (v) Apria’s interim reports to stockholders and Quarterly Reports on Form 10-Q; (vi) certain other communications from Apria to its stockholders; (vii) certain publicly available research analyst reports for Apria; and (viii) certain internal financial analyses and forecasts for Apria prepared by its management, as approved for Goldman Sachs’ use by Apria (the “Forecasts”).

Goldman Sachs also held (i) discussions with members of the senior management of Apria regarding their assessment of the past and current business operations, financial condition, and future prospects of Apria; (ii) reviewed the reported price and trading activity for the Apria common stock; (iii) compared certain financial and stock market information for Apria with similar information for certain other companies the securities of which are publicly traded; and (iv) performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with Apria’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Apria’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Apria. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Apria or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Apria to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to Apria; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Apria or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $37.50 in cash per share to be paid to the holders of Apria common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Apria; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Apria, or class of such persons in connection with the merger, whether relative to the $37.50 in cash per share to be paid to the holders of shares of Apria common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the written opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its written opinion based on circumstances, developments or events occurring after the date of its written opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Apria’s common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Apria, Owens & Minor or the merger, or as to the impact of the merger on the solvency or viability of Apria or Owens & Minor, or the ability of Apria or Owens & Minor to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Apria Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 5, 2022 and is not necessarily indicative of current market conditions.

Following Goldman Sachs’ presentation to the Apria Board on January 7, 2022 (the “January 7 Presentation”), members of Apria’s management identified an error in the amount of depreciation and amortization reflected in the Forecasts for 2022 through 2024. See footnote 1 to the “Financial Projections” table in the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Certain Financial Projections” beginning on page 55 for more information. The Forecasts were utilized to calculate estimates of unlevered free cash flow for Apria that were used in the illustrative discounted cash flow analysis presented in the January 7 Presentation. This therefore resulted in an incorrect calculation of the range of illustrative present values derived from the discounted cash flow analysis. Goldman Sachs subsequently performed such analysis, as of January 7, 2022, using the corrected forecasts of the management of Apria (the “Corrected Forecasts”). Such subsequent analysis performed by Goldman Sachs does not address any circumstances, developments or events occurring after January 7, 2022, which is the date of the written opinion of Goldman Sachs, and Goldman Sachs’ opinion set forth in its written opinion letter was provided only as of such date. Based upon and subject to the foregoing, on January 21, 2022, Goldman Sachs confirmed to the Apria Board that, had Goldman Sachs performed its financial analysis set forth in the presentation on January 7, 2022 using the Corrected Forecasts, there would have been no change to the conclusion set forth in the written opinion of Goldman Sachs.

For certain of the analyses described below, Goldman Sachs used the following financial metrics reflected in the Forecasts provided by management: (i) Adjusted EBITDA, which is calculated as net income before the impact of interest income, interest expense, income taxes, and depreciation and amortization as well as other non-recurring items typically identified in Apria’s financial statements, and (ii) Adjusted EBITDA Less Patient Equipment Capex, which is calculated as Adjusted EBITDA minus patient equipment received less the net book value of dispositions of patient equipment. In addition, Goldman Sachs also used the following financial metric, which was derived by Goldman Sachs using information provided by management in the Forecasts and Corrected Forecasts and approved for Goldman Sachs’ use by management: Unlevered Free Cash Flow, which is calculated as Adjusted EBITDA less estimated cash taxes (net of the benefit of tax credits), capital expenditures and other cash flow items.

Implied Premia Analysis.

Goldman Sachs calculated the implied premia represented by the price per share of Apria common stock of $37.50 relative to (i) $30.18, the closing price per share of Apria common stock on January 5, 2022, two trading days before Goldman Sachs rendered its opinion; (ii) $38.11, the highest closing trading price per share of Apria common stock since the consummation of the IPO on February 11, 2021; (iii) $30.79, the volume weighted average price (“VWAP”) of shares of Apria common stock over the one-month period ended January 5, 2022; (iv) $31.74, the VWAP of shares of Apria common stock over the three-month period ended January 5, 2022; (v) $32.56, the VWAP of shares of Apria common stock over the six-month period ended January 5, 2022; and (vi) $30.14, the VWAP of shares of Apria common stock since the IPO on February 11, 2021. The results of these calculations and comparisons are as follows:

Reference price per share of Apria common stock	Implied premium represented by the $37.50 in cash per share of Apria common stock
January 5, 2022 closing price of $30.18	24.3%
Highest closing price since IPO of $38.11	(1.6)%
1-Month VWAP of $30.79	21.8%
3-Month VWAP of $31.74	18.1%
6-Month VWAP of $32.56	15.2%
VWAP since IPO of $30.14	24.4%

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an analysis of the implied present value of an illustrative future value per share of Apria common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. Using the Forecasts, Goldman Sachs first calculated illustrative implied future enterprise values of Apria as of September 30 for each of fiscal years 2021, 2022 and 2023 by applying (x) enterprise value to next-twelve-month (“NTM”) Adjusted EBITDA Less Patient Equipment Capex multiples ranging from 9.5x to 11.5x to (y) the estimated NTM Adjusted EBITDA Less Patient Equipment Capex for the NTM beginning on September 30, 2021, September 30, 2022 and September 30, 2023, respectively. The enterprise value to NTM Adjusted EBITDA Less Patient Equipment Capex multiples used in this analysis were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical NTM Adjusted EBITDA Less Patient Equipment Capex multiples for Apria. Goldman Sachs then subtracted the net debt of Apria as of September 30, 2021, as provided by management of Apria, from the respective illustrative implied future enterprise values in order to derive a range of illustrative implied future equity values for Apria as of September 30 for each of fiscal years 2021, 2022 and 2023. Goldman Sachs then divided such illustrative implied future equity values by the number of fully-diluted shares of Apria common stock outstanding (using the treasury stock method) as of January 5, 2022, as provided by management of Apria, to derive a range of implied future share prices as of September 30, 2021, September 30, 2022 and September 30, 2023, respectively. Goldman Sachs then discounted such implied future share prices back to September 30, 2021 using an illustrative discount rate of 8.8%, reflecting an estimate of Apria’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Apria, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $29.72 to $37.16 per share of Apria common stock.

Illustrative Discounted Cash Flow Analysis.

Using the Forecasts and the Corrected Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Apria. Using discount rates ranging from 7.5% to 9%, reflecting estimates of Apria’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2021 (i) estimates of Unlevered Free Cash Flow for Apria for the fourth quarter of fiscal year 2021 through the end of fiscal year 2031 as reflected in the Forecasts and the Corrected Forecasts and (ii) a range of illustrative terminal values for Apria, which were calculated by applying perpetuity growth rates ranging from 0.0% to 2.0%, to a terminal year estimate of the free cash flow to be generated by Apria, as reflected in the Forecasts and the Corrected Forecasts (which analysis implied exit terminal year Adjusted EBITDA Less Patient Equipment Capex multiples ranging from 5.5x to 9.2x). In addition, using discount rates ranging from 7.5% to 9%, reflecting an estimate of Apria’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2021 the estimated benefits of Apria’s net operating losses for the fourth quarter of fiscal year 2021 through the end of fiscal year 2031, as reflected in the Forecasts and the Corrected Forecasts.

Goldman Sachs derived the discount rates referenced above by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Apria’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Apria, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and the Corrected Forecasts, as applicable, and market expectations regarding long-term real growth of gross domestic product and inflation.

Goldman Sachs derived ranges of illustrative enterprise values for Apria by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Apria the net debt of Apria as of September 30, 2021, as provided by the management of Apria, to derive a range of illustrative equity values for Apria. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully-diluted shares of Apria common stock outstanding (using the treasury stock method) as of January 5, 2022, as provided by the management of Apria, to derive a range of illustrative present values per share of Apria common stock. Using the Forecasts, and as set forth in the January 7 Presentation, this analysis indicated a range of illustrative present values per share of Apria common stock ranging from $31.74 to $43.99, and using the Corrected Forecasts, this analysis indicated a range of illustrative present values per share of Apria common stock ranging from $32.16 to $44.43.

Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for transactions announced during the period from January 2017 through December 2021 that involved the acquisition of all of the outstanding equity of a U.S. public company with an enterprise value of $500,000,000 to $2,000,000,000. For such period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in 250 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 16%, a 25th percentile premium of 7% and a 75th percentile premium of 25% during such period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 7% to 25% to the undisturbed closing price per share of Apria common stock of $30.18 as of January 5, 2022, and calculated a range of implied equity values per share of Apria common stock of $32.29 to $37.73 per share of Apria common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Apria or Owens & Minor or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to Apria’s board of directors as to the fairness from a financial point of view, as of the date of the opinion, of the $37.50 in cash per share to be paid to the holders of shares of Apria common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Apria, Owens & Minor, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Apria and Owens & Minor and was approved by the Apria Board. Goldman Sachs provided advice to Apria during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Apria or the Apria Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described in the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Recommendation of the Apria Board and Reasons for the Merger” beginning on page 46, Goldman Sachs’ opinion to the Apria Board was one of many factors taken into consideration by the Apria Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Apria, Owens & Minor, any of their respective affiliates and third parties, including Blackstone Inc., a significant stockholder of Apria (“Blackstone”), or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Apria in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Apria and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as left lead bookrunner with respect to the IPO in February 2021; and as a bookrunner with respect to follow-on public offerings of shares of Apria common stock in June 2021 and November 2021. During the two-year period ended January 5, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking

Division to Apria and/or its affiliates of approximately $8,800,000 (excluding compensation received from Blackstone and its affiliates other than Apria). During the two-year period ended January 5, 2022, the Investment Banking Division of Goldman Sachs has not been engaged by Owens & Minor or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Blackstone and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as left lead bookrunner with respect to a public offering of 4.25% Notes due 2026 (aggregate principal amount $750,000,000) by Blue Yonder Group, Inc., a portfolio company of funds associated with Blackstone, in July 2020; as lead arranger with respect to the floating rate securitization (aggregate principal amount $630,000,000) entered into by Blackstone Real Estate Advisors, an affiliate of Blackstone, in August 2020; as a bookrunner with respect to the term loan B facility (aggregate principal amount $1,670,000,000) and the 4.75% secured notes due 2027 (aggregate principal amount $375,000,000) issued by the Michaels Companies, Inc., a portfolio company of funds associated with Blackstone, in September 2020; as financial advisor to Rothesay Life plc, a portfolio company of funds associated with Blackstone, with respect to the sale of Blackstone’s equity interest in October 2020; as financial advisor to BioMed Realty Trust Inc., a portfolio company of funds associated with Blackstone, with respect to its recapitalization into a new fund affiliated with Blackstone in November 2020; as financial advisor to Change Healthcare Inc., a portfolio company of funds associated with Blackstone, with respect to its pending sale to UnitedHealth Group announced in January 2021; as left lead bookrunner with respect to a term loan repricing and add on (aggregate principal amount $1,460,000,000) by BME Group Holding BV, a portfolio company of funds associated with Blackstone, in March 2021; as financial advisor to a consortium of Blackstone Infrastructure Partners, an affiliate of Blackstone, and B&J Holdings Limited with respect to the consortium’s recommended offer to acquire Applegreen plc in March 2021; as left lead bookrunner with respect to a follow-on public offering of the equity of TaskUS LLC, a portfolio company of funds associated with Blackstone, in October 2021; as a bookrunner for Medline Industries Inc, a portfolio company of funds associated with Blackstone, with respect to its bridge financing completed in October 2021; and as financial advisor to Aqua Finance Inc., a portfolio company of funds associated with Blackstone, with respect to its pending sale to Apollo, announced in November 2021. During the two-year period ended January 5, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Blackstone and/or its affiliates and portfolio companies of approximately $352,000,000, as determined by Goldman Sachs based on its books and records. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Apria, Owens & Minor and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Blackstone and its affiliates from time to time and may have invested in limited partnership units of affiliates of Blackstone from time to time and may do so in the future.

The Apria Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated January 5, 2022, Apria engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between Apria and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $21,100,000, $5,000,000 of which became payable upon execution of the merger agreement and the reminder of which is contingent upon consummation of the merger. In addition, Apria has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Projections

In its press releases announcing quarterly and annual earnings, Apria has from time to time publicly provided certain projections as to its future financial results (which projections may also be included in investor presentations from time to time). Apria does not otherwise, as a matter of course, publicly disclose projections as to its future financial results. However, Apria’s senior management prepared and provided to the Apria Board at its meeting on December 14, 2021 certain non-public financial forecasts based on management’s reasonable best estimates, judgments and assumptions with respect to Apria’s future financial performance at the time such forecasts were prepared, which we refer to as the “Financial Projections”. The Financial Projections were approved by Apria for Goldman Sachs’s use for purposes of its financial analyses summarized above under “The Merger Proposal (Proposal 1)—Opinion of Apria’s Financial Advisor”. Goldman Sachs expressed no view or opinion as to these financial projections or the assumptions on which they were based. A summary of the Financial Projections is set forth below:

Financial Projections(1)

(US$ in millions, except per share data)	2021E	2022E	2023E	2024E
Net Revenue	$1,136	$1,200	$1,260	$1,321
Adjusted EBITDA(2)	$232	$240	$254	$272
Patient Equipment Capex(3)	$91	$103	$107	$123
Adjusted EBITDA Less Patient Equipment Capex	$141	$137	$147	$149
Unlevered Free Cash Flow(4)	$95	$85	$109	$107

(1)

Subsequent to the announcement of the merger, on January 14, 2022, as part of an ongoing process to refine its preliminary budget for 2022, members of Apria’s management identified an error in the amount of depreciation and amortization reflected in the Financial Projections for 2022 through 2024. During the preparation of the Financial Projections, Apria’s management increased the amount of projected Patient Equipment Capex reflected in the Financial Projections for 2022 through 2024 as a result of an expected change in Apria’s equipment leasing and ownership practices; however, a concomitant increase in depreciation (and decrease in cash taxes) was erroneously not reflected in the Financial Projections. This error does not affect any of the figures reflected above except Unlevered Free Cash Flow for 2022, 2023 and 2024, which would have been $88, $110 and $109, respectively, as a result of the decrease in cash taxes. Because of this error, Goldman Sachs reviewed its financial analyses and, if the correct amount of cash taxes had been taken into account, the discounted cash flow analysis reflected in Goldman Sachs’s financial analyses would have resulted in a range of illustrative present values per share of Apria common stock of $32.16 to $44.43 (rather than $31.74 to $43.99), as more fully described in the section of the proxy statement entitled “The Merger Proposal (Proposal 1)—Opinion of Apria’s Financial Advisor”. Nevertheless, on January 21, 2022, Goldman Sachs confirmed to the Apria Board that, had Goldman Sachs performed its financial analyses using the corrected Financial Projections, there would have been no change to the conclusion set forth in the written opinion of Goldman Sachs.

(2)

“Adjusted EBITDA” is defined as net income before the impact of interest income, interest expense, income taxes, and depreciation and amortization as well as other non-recurring items typically identified in Apria’s financial statements.

(3)	“Patient Equipment Capex” is defined as the patient equipment received less the net book value of dispositions of patient equipment.
(4)

“Unlevered Free Cash Flow” is defined as EBIT (which is Adjusted EBITDA less depreciation and amortization), less estimated cash taxes, plus depreciation and amortization, less capital expenditures and other cash flow items. The calculation of Unlevered Free Cash Flow was not expressly included in the Financial Projections but was derived from the Financial Projections and is included for reference.

The Financial Projections were not prepared with a view to public disclosure and are included in this proxy statement only because the Financial Projections were made available to Owens & Minor in the course of its due diligence and to Goldman Sachs for use in connection with its financial analyses summarized above under “The Merger Proposal (Proposal 1)—Opinion of Apria’s Financial Advisor.” The Financial Projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Financial Projections were prepared by, and are the responsibility of,

Apria’s management. Deloitte & Touche LLP (“Deloitte”) has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Financial Projections and, accordingly, Deloitte does not express an opinion or any other form of assurance with respect thereto. The Deloitte report incorporated by reference in this proxy statement relates to Apria’s previously issued financial statements. It does not extend to the Financial Projections and should not be read to do so. The Financial Projections were prepared solely for internal use of Apria and are subjective in many respects.

The Financial Projections are forward-looking statements. Although this summary of the Financial Projections is presented with numerical specificity, the Financial Projections reflect numerous variables, assumptions and estimates as to future events made by Apria’s management that it believed were reasonable at the time the Financial Projections were prepared, taking into account the relevant information available to management at the time. However, such variables, assumptions and estimates are inherently uncertain and many of which are beyond the control of Apria’s management. Because the Projections cover multiple years, by their nature, they become less predictive with each successive year. This information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Financial Projections not to be achieved include, among other things, risks related to the COVID-19 public health emergency, product and related recalls, ongoing supply chain disruptions, the profitability of Apria’s capitation arrangements, renegotiation or termination of Apria’s contracts, reimbursements by payors, Apria’s reliance on relatively few vendors, competition in the home healthcare industry, the inherent risk of liability in the provision of healthcare services, and reductions in Medicare and Medicaid and commercial payor reimbursement rates. For information on factors that may cause Apria’s future results to materially vary, see the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In addition, the Financial Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the Financial Projections will be realized, and actual results may be materially better or worse than those contained in the Financial Projections. The inclusion of this information should not be regarded as an indication that the Apria Board, Apria, Goldman Sachs, Owens & Minor, Owens & Minor’s representatives and affiliates or any other recipient of this information considered, or now considers, the Financial Projections to be necessarily predictive of actual future results. The summary of the Financial Projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the merger proposal or any of the other proposals to be voted on at the special meeting.

Except to the extent required by applicable federal securities laws, Apria does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Financial Projections to reflect circumstances existing after the date when Apria prepared the Financial Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Projections are shown to be in error. By including in this document a summary of certain financial projections, neither Apria nor any of its representatives or advisors (including Goldman Sachs) nor Owens & Minor or its representatives and affiliates makes any representation to any person regarding the ultimate performance of Apria or the surviving corporation compared to the information contained in such financial forecasts and should not be read to do so.

Certain of the measures included in the Financial Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Apria may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures were relied upon by Goldman Sachs for purposes of its financial analyses and opinion and by the Apria Board in connection with its consideration of the merger. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Goldman Sachs for purposes of its financial analyses and opinion or by the Apria Board in connection with its consideration of the merger. Accordingly, a reconciliation of the financial measures is not included herein.

Interests of Apria’s Executive Officers and Directors in the Merger

In considering the recommendation of the Apria Board that you vote to approve the merger proposal, you should be aware that, aside from their interests as Apria stockholders, Apria’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Apria stockholders generally, which may create potential conflicts of interest. These interests are described in more detail below and, with respect to the named executive officers of Apria, are quantified in the “Golden Parachute Compensation” table below. The Apria Board was aware of these interests and considered them when it adopted the merger agreement and approved the merger. The calculations set forth herein are based on the outstanding Apria equity awards as of January 31, 2022 and do not reflect any issuances or forfeitures that may be made or occur, any dividends or dividend equivalents that may be accrued, or any Apria equity awards that have vested or are expected to vest in accordance with their terms prior to April 15, 2022.

With respect to the directors serving on the Apria Board, these interests relate to the impact of the transaction on the directors’ outstanding Apria equity awards and the provision of indemnification, the advancement of expenses, exculpation and insurance arrangements pursuant to the merger agreement and Apria’s certificate of incorporation and bylaws, which reflect that such directors may be subject to claims arising from their service on the Apria Board, subject in all respects to the limitations set forth in the merger agreement. In addition, Owens & Minor has agreed in the merger agreement to perform the indemnification agreements between Apria and the directors serving on the Apria Board, subject in all respects to the limitations set forth in the merger agreement. The aggregate amount that would become payable to the directors serving on the Apria Board (other than Daniel J. Starck, whose respective interests are as an executive officer are further described below) in settlement of their unvested Apria equity awards as of January 31, 2022 if the effective time is April 15, 2022, based on the price per share of Apria common stock of $37.50, is estimated to be approximately $2,839,942.

Apria’s current executive officers are: Daniel J. Starck, Debra L. Morris, Robert P. Walker, Michael-Bryant Hicks, Angela Fyfe, Mark E. Litkovitz and Celina M. Scally. References to “executive officers” in this section also include Raoul Smyth who, effective March 31, 2021, ceased to be an executive officer of Apria.

With respect to Apria’s executive officers, these interests are described in more detail below, assuming the merger occurs and, where applicable, the executive officer experiences a qualifying termination of employment on April 15, 2022:

•

accelerated vesting of equity awards under Apria’s 2021 Omnibus Incentive Plan held by the executive officers as of January 31, 2022, in the aggregate amount of approximately $7,194,602 for all executive officers (other than Mr. Smyth), based on the price per share of Apria common stock of $37.50;

•

partially accelerated vesting of Apria LTIP Awards held by the executive officers as of January 31, 2022 in the aggregate amount of approximately $572,421 for all executive officers, based on the price per share of Apria common stock of $37.50;

•

accelerated vesting of Apria SAR awards held by the executive officers as of January 31, 2022 under Apria’s 2015 Stock Plan, in the aggregate amount of approximately $12,129,666 (including the payment of any related dividend equivalents) for all executive officers (other than Mr. Smyth), based on the price per share of Apria common stock of $37.50;

•

possible cash severance payments and other termination benefits following a qualifying termination of employment as set forth in Apria disclosure letter for each of Apria’s executive officers, in an aggregate amount of approximately $8,410,545 for all executive officers (other than Mr. Smyth); and

•

the provision of indemnification, advancement of expenses and insurance arrangements pursuant to the merger agreement and Apria’s certificate of incorporation and bylaws, and performance under indemnification agreements between Apria and its executive officers.

Treatment of Director and Executive Officer Common Stock

As is the case for any stockholder of Apria, Apria’s directors and executive officers will receive $37.50 in cash, without interest, and less any applicable withholding taxes, for each share of Apria common stock (other than appraisal shares and owned company shares) that they own at the effective time. For information regarding beneficial ownership of Apria common stock by each of Apria’s current directors, Apria’s named executive officers and all directors and executive officers as a group, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 105.

Treatment of Director and Executive Officer Equity Awards

As described in the section of this proxy statement entitled “The Merger Agreement—Treatment of Apria Equity Awards” beginning on page 76, the merger agreement provides that each Apria RSU, each Apria PSU, each Apria LTIP Award and each Apria SAR will be treated as set forth below.

•

Restricted Stock Units. Immediately prior to the effective time, each Apria RSU granted pursuant to any Apria stock plan, whether vested or unvested, that is outstanding immediately prior to the effective time will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to $37.50.

•

Performance Stock Units. Immediately prior to the effective time, each Apria PSU granted pursuant to any Apria stock plan, whether vested or unvested, that is outstanding immediately prior to the effective time will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to $37.50, based on attainment of the applicable performance metrics at the greater of target or actual level of performance as of the closing date, as determined in good faith by the Apria Board or a committee thereof in reasonable consultation with Owens & Minor prior to the effective time.

•

LTIP Awards. Immediately prior to the effective time, each vested Apria LTIP Award granted pursuant to any Apria stock plan that is outstanding immediately prior to the effective time (after giving effect to the incremental vesting resulting from the closing, which will be deemed to constitute a “Change of Control” for purposes of such Apria LTIP Award) will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to (i) the number of shares of Apria common stock represented by the Apria LTIP Award deemed earned as of immediately prior to the effective time (after giving effect to the incremental vesting resulting from the closing as described above), as determined by the Apria Board or a committee thereof after reasonable consultation with Owens & Minor prior to the effective time multiplied by (ii) $37.50. Any unvested portion of an Apria LTIP Award that is outstanding immediately prior to the effective time after giving effect to the incremental vesting resulting from the closing as described above will be cancelled for no consideration in accordance with the terms of the applicable Apria stock plan.

•

Stock Appreciation Rights. Immediately prior to the effective time, each Apria SAR granted pursuant to any Apria stock plan that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to the total value of the payout that would have been earned in accordance with the terms of the applicable governing documents (including any previously unpaid dividends or dividend equivalents thereon, in accordance with such governing documents).

Payments for Unvested Equity Awards

The following table sets forth the amounts that each of Apria’s directors, named executive officers and all other executive officers as a group would receive with respect to unvested Apria RSUs, Apria PSUs, Apria LTIP Awards and Apria SARs, assuming the completion of the merger occurs on April 15, 2022. The numbers set forth below do not attempt to forecast any grants, additional issuances, dividends, additional deferrals or forfeitures of equity-based awards following January 31, 2022. The calculations set forth in the table below are based on outstanding Apria equity awards as of January 31, 2022 and the merger consideration of $37.50. Depending on when the effective time occurs, certain Apria equity awards shown in the table below may vest in accordance with their terms.

Estimated Payments for Unvested Equity Awards Table

Executive Officers and Directors	Aggregate Amount Payable for Unvested Apria RSUs ($)(1)	Aggregate Amount Payable for Unvested Apria PSUs ($)(2)	Aggregate Amount Payable for Unvested Apria LTIP Awards ($)(3)	Aggregate Amount Payable for Unvested Apria SARs ($)(4)
Directors (excluding Daniel J. Starck)
John G. Figueroa	189,713	—	—	—
Michael Audet	—	—	—	—
John R. Murphy	189,713	—	—	850,832
Norman C. Payson, M.D.	—	—	—	—
Devon Rinker	—	—	—	—
Neil P. Simpkins	—	—	—	—
Lynn Shapiro Snyder	189,713	—	—	850,832
Mike S. Zafirovski	189,713	—	—	—
Teresa Kline	189,713	—	—	—
Susannah Gray	189,713	—	—	—
Named Executive Officers
Daniel J. Starck	1,027,613	2,055,225	169,607	4,530,051
Debra L. Morris	450,563	901,125	84,803	2,264,253
Robert P. Walker	132,788	265,575	63,602	850,832
Mark E. Litkovitz	132,788	265,575	63,602	850,832
Raoul Smyth(5)	—	—	63,602	—
All Other Executive Officers as a Group(6) (3 persons)	654,450	1,308,900	127,205	3,633,698

(1)

This amount includes the estimated value that each executive officer or director would receive in respect of unvested Apria RSUs based on the merger consideration and the assumed closing of the merger on April 15, 2022 on a “single-trigger” basis, pursuant to the terms of the merger agreement solely as a result of the closing of the merger.

(2)

This amount includes the estimated value that each executive officer or director would receive in respect of unvested Apria PSUs assuming achievement of the maximum performance level based on the merger consideration and the assumed closing of the merger on April 15, 2022 on a “single-trigger” basis, pursuant to the terms of the merger agreement solely as a result of the closing of the merger.

(3)

This amount includes the estimated value that each executive officer or director would receive in respect of incremental vesting of Apria LTIP Awards resulting from the closing assuming achievement of the maximum performance level and maximum potential payout thereunder based on the merger consideration and the assumed closing of the merger on April 15, 2022 on a “single-trigger” basis, pursuant to the terms of the merger agreement solely as a result of the closing of the merger.

(4)

This amount includes the estimated value that each executive officer or director would receive in respect of unvested Apria SARs, including any previously unpaid dividends or dividend equivalents, based on the merger consideration and the assumed closing of the merger on April 15, 2022 on a “single-trigger” basis, pursuant to the terms of the merger agreement solely as a result of the closing of the merger.

(5)	Effective March 31, 2021, Mr. Smyth ceased to be a named executive officer of Apria.
(6)	This group consists of Michael-Bryant Hicks, Angela Fyfe and Celina M. Scally.

Severance Benefits

Each Apria executive officer is eligible for severance under the merger agreement and the related Apria disclosure letter upon a termination by Owens & Minor or any of its affiliates without “cause” or by the executive officer for “good reason” (in each case, unless otherwise set forth below, as defined in the executive officer’s applicable employment agreement or severance agreement) within 24 months following the effective time as follows:

•

200% of base salary plus target annual bonus (250% for Mr. Starck), with such amount to be paid in substantially equal payments over 24 months (30 months in the case of Mr. Starck) in accordance with the payroll practices of Owens & Minor or its applicable affiliate;

•

a prorated annual bonus for the year of termination based on the greater of actual performance achieved and target performance levels, with such amount to be paid in lump sum within 30 days of such qualifying termination;

•

cash payments equal to the cost of providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 18 months (24 months for Mr. Starck), payable in substantially equal payments over 18 months and, in the case of Mr. Starck, 24 months; and

•	any outstanding equity awards will immediately vest in full and become exercisable (if applicable).

If any Apria executive officer receives any payments as described above or otherwise that constitute “parachute payments” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, Apria may implement a 280G modified net cutback, pursuant to which such payments shall be either (i) delivered in full or (ii) delivered to such lesser extent that would result in no portion of such payments being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the executive officer on an after-tax basis, of the greatest amount of benefits.

The definition of “Good Reason” will be amended and restated in its entirety for each of Msses. Morris and Scally and Messrs. Hicks and Litkovitz to mean the occurrence of any of the following, subject to standard notice and cure provisions:

•

any material reduction in the executive officer’s combined annual base salary and target level bonus percentage, except for a general one-time “across-the-board” salary reduction not exceeding 10% which is imposed simultaneously on all executive officers of the Company;

•	the Company requires the executive officer to be based at an office location which will result in an increase of more than 30 miles in the executive officer’s one-way commute, or

•

the Company does not permit the executive officer to continue to serve in his or her current role or a position with substantially similar duties, authorities or responsibilities of Apria or of substantially the same business after a corporate reorganization, or another mutually acceptable senior executive position.

For the avoidance of doubt, (i) the consummation of the merger and/or (ii) the failure to remain an officer of a public company will not, in and of itself, constitute “good reason” for purposes of the applicable employment or severance agreement for such executive officers.

Indemnification and Insurance

The merger agreement provides that from and after the effective time, the surviving corporation will, and Owens & Minor will cause the surviving corporation to, in each case to the fullest extent permissible by applicable law: (i) indemnify and hold harmless each individual who at the effective time is, or at any time prior to the effective time was, a director or officer of Apria or of a subsidiary of Apria or was serving at the request of Apria or such subsidiary as a director, officer, employee or agent of another person (each such person, an “indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses in connection with any action based on or arising out of (A) the fact that an indemnitee is or was a director or officer of Apria or such subsidiary or was serving at the request of Apria or such subsidiary as a director, officer, employee or agent of another person or (B) acts or omissions by an indemnitee in such indemnitee’s capacity as a director or officer of Apria or such subsidiary or taken at the request of Apria or such subsidiary, in each case of clauses (A) and (B), at, or at any time prior to, the effective time; and (ii) assume (in the case of the surviving corporation, in the merger without any further action) all obligations of Apria and such subsidiaries to the indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective as provided in the organizational documents of Apria and its subsidiaries, in each case, as in effect on the date of the merger agreement or in the agreements in effect as of the date of the merger agreement providing for indemnification between Apria or any of its subsidiaries and any indemnitee as set forth in Apria disclosure letter.

Owens & Minor has agreed that, without limiting the foregoing, from and after the effective time, it will cause, unless otherwise required by law, the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to indemnitees with respect to limitation of liabilities of directors and officers and indemnification than were in Apria’s organizational documents as in effect as of the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the indemnitees. In addition, from the effective time, the surviving corporation will advance any expenses (including fees and expenses of legal counsel) of any indemnitee under the indemnification provisions in the merger agreement as incurred to the fullest extent permitted under applicable law. However, the person to whom expenses are advanced must provide an undertaking to repay such expenses if it is ultimately determined that such indemnitee was not entitled to indemnification under the merger agreement.

Neither Owens & Minor nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under the indemnification provisions above for which indemnification has been sought by an indemnitee under the merger agreement, unless such settlement, compromise or consent includes an unconditional release of such indemnitee from all liability arising out of such claim or such indemnitee otherwise consents in writing to such settlement, compromise or consent.

For the six-year period commencing immediately after the effective time, the surviving corporation will maintain in effect Apria’s current directors’ and officers’ liability insurance and fiduciary liability insurance covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are currently (and any additional individuals who prior to the effective time become) covered by Apria’s directors’ and officers’ liability insurance and fiduciary liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of the merger agreement (or Owens & Minor may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the effective time, including a “tail” policy) (but in no event shall the surviving corporation be required to expend in any one year an amount in excess of 350% of the annual premium currently payable by Apria with respect to such current policy). Apria will have the right prior to the effective time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Apria and its subsidiaries with respect to matters existing or occurring prior to the effective time, covering without limitation the transactions contemplated by the merger agreement, so long as premium under such policy does not exceed six times the annual premium cap described above. If such prepaid “tail policy” has been obtained by Apria, it will be deemed to satisfy all obligations to obtain insurance pursuant to this paragraph and the surviving corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

The indemnification and insurance provisions of the merger agreement are intended to benefit, and are enforceable by, the indemnified persons and their respective heirs or representatives.

Continuation of Employee Compensation and Benefit Levels

Under the merger agreement, for a period beginning at the effective time and ending 12 months following the effective time, Owens & Minor has agreed to provide, or to cause the surviving corporation to provide, to each employee of Apria, including Apria’s executive officers, who continue to be employed by the surviving corporation immediately following the effective time (“continuing employee”) with (i) an annual base salary or base wage rate (as applicable) that is no less favorable than that provided to such continuing employee immediately prior to the effective time, (ii) target short-term incentive and commissions opportunities that are no less favorable than those provided to such continuing employee immediately prior to the effective time and (iii) employee benefit plans and arrangements (other than the severance benefits pursuant to the Apria disclosure letter (as described above), defined benefit pension, defined contribution employer contributions, nonqualified deferred compensation, retiree or post-termination health or welfare benefit, equity or equity-based compensation and retention or change in control-related compensation or benefits (the “specified arrangements”)) that, on a group basis, are substantially comparable in the aggregate to the employee benefit plans and arrangements provided to continuing employees immediately prior to the effective time (other than the specified arrangements). For a period beginning at the effective time and ending 24 months following the effective time, Owens & Minor has agreed to provide severance benefits pursuant to the Apria disclosure letter to the continuing employees specified therein (see the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Interests of Apria’s Executive Officers and Directors in the Merger—Severance Benefits” on page 61).

Other Interests

As of the date of this proxy statement, other than the arrangements discussed in this proxy statement, none of Apria’s executive officers has entered into any agreement with Owens & Minor regarding employment with, or compensation from, or equity participation or reinvestment in, the surviving corporation or Owens & Minor on a going-forward basis following the completion of the merger. However, Owens & Minor (or its representatives) and some or all of Apria’s executive officers may from time to time have discussions with respect to, or enter into, such arrangements.

280G Mitigation Actions

Apria may, in consultation with Owens & Minor, take certain actions before the effective time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the U.S. Internal Revenue Code of 1986, as amended). Prior to the execution of the merger agreement, Apria approved the accelerated payout in 2021 of Mr. Hicks’ 2021 cash incentive bonus payment to mitigate the amount of Mr. Hicks’ potential excess parachute payments. As of the date of this proxy statement,

Apria has not approved any additional specific actions to mitigate the potential impact of Sections 280G and 4999 of the Code on Apria and any disqualified individuals, respectively. No executive officer is entitled to receive gross-ups or tax reimbursements from Apria with respect to any potential excise taxes.

Potential Merger-Related Payments to Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for Apria’s named executive officers based on the merger, assuming that (i) the merger was completed on April 15, 2022, which is the latest practicable date to determine such amounts, (ii) each named executive officer experiences a qualifying termination of employment immediately following the completion of the merger, (iii) each named executive officer’s base salary rate, target annual bonus and benefits levels remain unchanged from those in effect as of the date of this proxy statement, (iv) each named executive officer’s Apria equity awards remain unchanged as of January 31, 2022 and (v) the merger consideration of $37.50. The actual amounts payable would depend on the date of termination, the manner of the termination and the terms of the agreements in effect at such time. The calculations in the table below neither include amounts that Apria’s named executive officers were already entitled to receive or were vested in as of the date of this proxy statement, nor do they include amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of the named executive officers and that are available generally to all the salaried employees of the Company. Additionally, the calculations do not reflect any possible reductions under the Section 280G modified net cutback provisions described above in the section entitled “The Merger Proposal (Proposal 1)—Interests of Apria’s Executive Officers and Directors in the Merger—Severance Benefits” on page 61). These amounts do not include any amounts payable in respect of any issuances or forfeitures of Apria equity awards that may be made or occur, or any dividends or dividend equivalents that may be accrued, after January 31, 2022 and prior to the completion of the Merger, and do not reflect any Apria equity awards that have vested or are expected to vest in accordance with their terms prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites /Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)(5)	Total ($)(6)
Daniel J. Starck	3,849,561	7,782,496	—	—	—	—	11,632,147
Debra L. Morris	2,059,770	3,700,744	—	—	—	—	5,760,514
Robert P. Walker	1,284,126	1,312,797	—	—	—	—	2,596,923
Mark E. Litkovitz	1,216,998	1,312,797	—	—	—	—	2,529,795
Raoul Smyth(7)	—	63,602	—	—	—	—	63,602

(1)

This amount includes the estimated total cash severance payments that may be provided by Owens & Minor or its affiliates upon a termination without “cause” or resignation for “good reason” within 24 months following the effective time (comprised of (a) two times and, in the case of Mr. Starck, two and a half times, the sum of the current salary plus target annual incentive compensation, payable in substantially equal payments over 24 months and, in the case of Mr. Starck, 30 months, (b) an annual bonus for the year of termination, prorated based on the period beginning on January 1, 2022 and ending on April 15, 2022, based on the greater of actual performance achieved and target performance levels (assuming the target levels of performance for purposes of this table), with such amount to be paid in lump sum within 30 days of such qualifying termination, and (c) a cash payment equal to the cost of providing continuation coverage under COBRA, such amount as determined by Owens & Minor, for 18 months and, in the case of Mr. Starck, 24 months, payable in substantially equal payments over 18 months and, in the case of Mr. Starck, 24 months), pursuant to the Apria disclosure letter. The receipt of this amount is subject to the executive officer’s execution and non-revocation of a general release and continued compliance with certain restrictive covenants set forth in the applicable executive officer’s employment or severance agreement. Such restrictive covenants generally include (i) customer and employee non-solicitation and employee no-hire obligations during employment and for either one or two years after termination of employment, (ii) indefinite confidentiality obligations and (iii) non-compete obligations for one year after termination of employment.

All components of the cash severance amount are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment during the 24-month period following the completion of the merger). The estimated amount of each component of the cash severance payment is set forth in the table below.

Name	Cash Severance ($)	Prorated Annual Bonus ($)	Cash Payment in Lieu of COBRA ($)
Daniel J. Starck	3,575,000	224,384	50,267
Debra L. Morris	1,900,000	136,644	23,126
Robert P. Walker	1,162,800	83,626	37,700
Mark E. Litkovitz	1,124,550	69,322	23,126
Raoul Smyth	—	—	—

(2)

This amount includes the estimated value of unvested Apria RSUs, Apria PSUs (based on achievement of the maximum performance level) and Apria SARs, the vesting of which would be accelerated immediately prior to the effective time. This amount also includes the estimated value of incremental vesting of Apria LTIP Awards based on achievement of the maximum performance level and maximum payout thereunder. The value set forth in the “Equity” column in the table above attributable to each type of accelerated Apria equity award held by Apria’s named executive officers is “single-trigger” (i.e., they vest and become payable solely as a result of the closing of the merger) and set forth above in the section entitled “—Payments for Unvested Equity Awards.”

(3)	None of the named executive officers have any perquisites or benefits that would be paid out upon a qualifying termination following completion of the merger.
(4)	Apria has no obligation to any named executive officer to offset golden parachute excise taxes under the Code or to reimburse the named executive officer for related taxes.
(5)	None of the named executive officers have any other benefits that would be paid out upon a qualifying termination following completion of the merger.
(6)	Includes the aggregate dollar value of the sum of all estimated amounts reported in the preceding columns.
(7)	Effective March 31, 2021, Mr. Smyth ceased to be a named executive officer of Apria.

Financing of the Merger

The total funds needed to complete the merger (including the funds to pay Apria equityholders and to repay outstanding indebtedness required to be repaid as a result of the merger) are expected to be approximately $1,832.4 million, including (x) approximately $1,452.2 million to be paid to Apria equityholders pursuant to the merger based on the number of shares of Apria common stock and Apria equity awards outstanding as of January 31, 2022 and (y) approximately $380.2 million to repay outstanding indebtedness under that certain Credit Agreement, dated as of June 21, 2019 (the “Apria credit agreement”), among Apria Healthcare Group Inc., the guarantors party thereto, Citizens Bank, N.A., as administrative agent and the lenders party thereto, as amended, based on the amount of outstanding indebtedness under the Apria credit agreement as of January 31, 2022, which funds are expected to be funded through debt financing by Owens & Minor (the “debt financing”).

In connection with the entry into the merger agreement, Owens & Minor has obtained debt financing commitments to finance the transactions contemplated by the merger agreement and pay related fees and expenses pursuant to the debt commitment letter.

The proceeds of the debt financing will be used (i) to pay the consideration for the merger, (ii) to repay or refinance all indebtedness required to be repaid or reduced at the closing, including outstanding indebtedness under the Apria credit agreement, (iii) pay any fees required to be paid by Owens & Minor in connection with the debt financing or the transactions contemplated by the merger agreement on the closing date (the amounts required to be paid in clauses (i) to (iii), the “required amount”) and (iv) for working capital and general corporate purposes.

The obligations of the commitment parties to provide the debt financing under the debt commitment letter are subject to a number of conditions, including (i) the substantially concurrent consummation of the merger in all material respects in accordance with the merger agreement, without giving effect to certain material amendments or waivers absent the consent of the lead arrangers, (ii) that certain specified representations and warranties in the merger agreement will be true and correct, subject to certain materiality qualifiers as set forth in the debt commitment letter, (iii) the consummation of the refinancing of Apria’s existing U.S. credit facility prior to, or substantially concurrently with, the initial borrowings under the debt facilities, (iv) the delivery of certain audited, unaudited and pro forma financial statements, (v) the execution of certain definitive debt documentation consistent with the debt commitment letter, (vi) subject to customary limitations, the execution of certain definitive documentation to perfect the administrative agent’s security interest in the collateral as provided in the debt commitment letter, (vii) the receipt of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, (viii) payment of all applicable invoiced fees and expenses, (ix) the completion of the required marketing period of 15 consecutive business days following the date on which the lead arrangers have received certain required financial information and (x) that no change, event, fact, condition, development, effect or occurrence shall have occurred that would constitute a “material adverse effect” (as defined in the merger agreement).

The obligations of the commitment parties to provide the debt financing under the debt commitment letter will terminate at the earlier of (i) five business days after the outside date (as defined in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” starting on page 98), (ii) the termination by Apria of the merger agreement prior to the consummation of the merger or (iii) the consummation of the merger without the use of the debt financing under the debt commitment letter.

Owens & Minor has agreed that it will, and will cause its subsidiaries and use its reasonable best efforts to cause its and their respective representatives to, use its and their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the debt financing on the terms and subject only to the conditions expressly set forth in the debt commitment letter, including using reasonable best efforts to (i) maintain in effect the debt commitment letter in accordance with the terms and subject to the conditions thereof until the transactions contemplated by the merger agreement are consummated or the merger agreement is validly terminated, (ii) satisfy or obtain a waiver on a timely basis of all conditions applicable to Owens & Minor and its affiliates set forth in the debt commitment letter that are within its or its affiliates’ control, (iii) negotiate and enter into definitive agreements with respect to the debt financing on the terms and subject only to the conditions set forth in the debt commitment letter, (iv) consummate the debt financing on or prior to the closing date, (v) enforce its rights under the debt commitment letter and (vi) comply with its obligations under the debt commitment letter.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter or any of the debt financing has expired or been withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason (unless such portion of the debt financing is not reasonably required to consummate the transactions contemplated by the merger agreement), Owens & Minor has agreed to promptly notify Apria and use its reasonable best efforts to (x) arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (the “alternative financing”) in an amount sufficient to consummate the transactions contemplated by the merger agreement, including payment of the required amount, with terms and conditions not materially less favorable in the aggregate to Owens & Minor than those set forth in the debt commitment letter (including the “market flex” terms contained in the debt commitment letter as in effect on the date of such debt commitment letter) and (y) obtain a debt financing commitment letter (including any associated fee letter and/or engagement letter) with respect to such alternative financing, of which true, correct and complete copies shall be promptly provided to Apria upon execution thereof (which fee letter and/or engagement letter may be redacted with respect to any interest rates, fee amounts, pricing caps and other similar economic terms (including “market flex” terms) set forth therein (none of which would adversely affect the conditionality, enforceability, or availability of such alternative financing or reduce the aggregate principal amount thereof)). The alternative financing (A) will be sufficient to pay, when added to the remaining debt financing (if any) and cash on hand of Owens & Minor and its subsidiaries, the required amount and (B) will not include conditions or contingencies that would reasonably be expected to (1) materially impair, delay or prevent the closing or (2) make materially less likely to occur the funding of the debt financing (or satisfaction of the conditions to the debt financing) on the closing.

Antitrust Review Required for the Merger

Under the merger agreement, each of Apria and Owens & Minor has agreed to use their respective reasonable best efforts to, among other things, consummate the merger in the most expeditious manner reasonably practicable. Completion of the merger is conditioned upon the expiration or early termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act.

United States Antitrust

Under the HSR Act, the merger may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. Apria and Owens & Minor filed notifications with the Antitrust Division and the FTC on January 24, 2022.

At any time before or after the completion of the merger, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the merger, to rescind the merger or to clear the merger subject to the divestiture of assets of Apria or Owens & Minor or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of Apria or Owens & Minor or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

General

Under the merger agreement, Apria and Owens & Minor have both agreed to use their reasonable best efforts to complete the merger, including obtaining any requisite antitrust approval. With respect to any approvals relating to antitrust laws, Apria and Owens & Minor have also agreed to (i) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (ii) use their reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any such antitrust laws that may be required by any foreign or U.S. federal, state or local governmental authority pursuant thereto, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the transactions contemplated by the merger agreement prior to the outside date. Neither Apria nor its subsidiaries shall, without the express written consent of Owens & Minor, take or agree to take any action relating to any objections asserted by any governmental authority with respect to the transactions under any antitrust laws with respect to its business or operations.

Further, Owens & Minor has agreed that it will, and will cause each of its subsidiaries to, take any and all steps necessary, proper or advisable to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by the merger agreement under any antitrust law or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the contemplated transactions, so as to enable Owens & Minor to close the contemplated transactions expeditiously (but in no event later than the outside date), including: (i) proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Owens & Minor or any of its subsidiaries, or Apria or its subsidiaries or any interest therein, (ii) otherwise taking or committing or agreeing to restrictions or actions that after the effective time would limit Owens & Minor’s or its subsidiaries’ or Apria’s or its subsidiaries’ freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Owens & Minor or its subsidiaries or Apria or its subsidiaries or any interest or interests therein, (iii) otherwise agreeing to any other structural or conduct remedy with respect to Owens & Minor or its subsidiaries or Apria or its subsidiaries or any interest therein, and (iv) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Owens & Minor or its subsidiaries or Apria or its subsidiaries or any interest or interests therein and the entry into agreements with, and submission to orders of, the relevant governmental authority giving effect thereto or to such restrictions or actions (such actions, individually or collectively, a “regulatory remedy”). However, Owens & Minor and its affiliates are not required to agree, commit or effect any regulatory remedy, that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the combined businesses of Owens & Minor, Apria and their subsidiaries, taken as a whole.

While Apria has no reason to believe it will not be possible to complete the antitrust reviews in a timely manner, there is no certainty that these reviews will be completed within the period of time contemplated by the merger agreement or that the completion of any of such reviews would not be conditioned upon actions that would be materially adverse to Apria or Owens & Minor, or that a challenge to the merger will not be made. If a challenge is made, the results of such challenge cannot be predicted. Private parties or U.S. state attorneys general may also bring actions under the antitrust and other laws under certain circumstances. Further, antitrust reviews do not constitute an endorsement or recommendation of the merger.

Support Agreements

Simultaneously with the execution and delivery of the merger agreement, each of Holdings LLC, John G. Figueroa and Daniel J. Starck entered into a support agreement with Owens & Minor and Merger Sub, pursuant to which such Supporting Apria Stockholder agreed, subject to the terms and conditions set forth therein, to vote its or his shares of Apria common stock: (i) in favor of the adoption and approval of the merger agreement and the approval of the merger; (ii) against certain acquisition proposals; and (iii) against any other action that is intended or could reasonably be expected to impede or interfere with or materially delay the merger or the other transactions contemplated by the merger agreement. In the event that the Apria Board makes an “adverse recommendation change” (as defined in the section of this proxy statement entitled “The Merger Agreement—Apria Board Recommendation and Change of Recommendation”) in accordance with the merger agreement, the obligations of Holdings LLC under the support agreement to which it is a party will only extend to shares held by Holdings LLC representing 33% of the total voting power of the outstanding shares of Apria common stock entitled to vote on the merger proposal (rounded down to the nearest whole share). Subject to the terms and conditions set forth in the support agreements, each Supporting Apria Stockholder, in its capacity as a stockholder of Apria, will also be prohibited from (i) soliciting proposals relating to certain alternative transactions or (ii) participating in any discussions or negotiations regarding, or furnish any non-public information relating to Apria in connection with, any proposal for an alternative transaction, to the same extent that Apria is prohibited from taking such actions under the merger agreement. The form of support agreement entered into by each of the Supporting Apria Stockholders is attached hereto as Annex B and is incorporated by reference herein.

As of the record date for the special meeting, (i) the Supporting Apria Stockholders collectively owned approximately [●]% of the outstanding shares of Apria common stock entitled to vote at the special meeting and (ii) in the event that the Apria Board makes an “adverse recommendation change” (as defined in the section of this proxy statement entitled “The Merger Agreement—Apria Board Recommendation and Change of Recommendation”) in accordance with the merger agreement, the shares of Apria common stock held by the

Supporting Apria Stockholders and subject to the support agreements will constitute approximately [●]% of the outstanding shares of Apria common stock entitled to vote at the special meeting

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of Apria common stock for cash in the merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108) whose shares of Apria common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares at the time of the exchange. Gain or loss will be determined separately for each block of shares of Apria common stock (i.e., shares of Apria common stock acquired at the same cost in a single transaction). The determination of the actual tax consequences of the merger to a holder of Apria common stock will depend on the holder’s specific situation.

The tax consequences of the merger to you will depend on your particular circumstances. You should read the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108 and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Apria Common Stock

As promptly as practicable following the completion of the merger, the Apria common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will be deregistered under the Exchange Act.

Appraisal Rights

If the merger is completed, Apria stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they strictly comply with the requirements of Section 262 of the DGCL.

Under the DGCL, if you do not wish to accept the merger consideration of $37.50 for each share of Apria common stock (other than appraisal shares and company owned shares) provided for in the merger agreement, you have the right to seek appraisal of your shares of Apria common stock and to receive payment in cash for the “fair value” of your shares of Apria common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value, provided that you strictly comply with the requirements of Section 262 of the DGCL. The “fair value” of your shares of Apria common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $37.50 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. Apria stockholders who do not vote in favor of the merger proposal and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL and who do not thereafter fail to perfect, withdraw or otherwise lose such rights will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder” are to the record holder of the shares of Apria common stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation must, not less than 20 days before the meeting, notify the stockholders who were stockholders of record on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes Apria’s notice to Apria’s stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex D, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Apria common stock, Apria believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

Any stockholder wishing to demand appraisal of his, her or its shares of Apria common stock must deliver to Apria at the address in the next paragraph below a written demand for appraisal of his, her or its shares of Apria common stock before the vote is taken to approve the merger proposal, which written demand must reasonably inform it of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares of Apria common stock. A stockholder’s failure to deliver to Apria the written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting of stockholders will result in the loss of appraisal rights. A stockholder seeking to perfect appraisal rights must not vote or submit a proxy in favor of the merger proposal. A stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or abstain from voting on the merger proposal. Voting against or abstaining from voting or failing to vote on the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal. A stockholder seeking to exercise appraisal rights must hold of record the shares of Apria common stock on the date the written demand for appraisal is made and must continue to hold the shares of Apria common stock of record through the effective time. A stockholder will lose his, her or its appraisal rights if the stockholder transfers the shares for which it is seeking appraisal rights before the effective time.

All demands for appraisal should be addressed to Apria, Inc., Attention: General Counsel, 7353 Company Drive, Indianapolis, IN 46237, and must be delivered to Apria before the vote is taken to approve the merger proposal at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Apria common stock.

Only a holder of record of shares of Apria common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, a demand for appraisal must be executed by or on behalf of the record stockholder. The demand must state that the stockholder intends to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner. A beneficial owner of shares of Apria common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. The beneficial holder must have the registered owner, such as a bank, brokerage firm, fiduciary (such as a trustee, custodian or guardian) or other nominee, submit the required demand in respect of those shares of Apria common stock. If the shares are held through a brokerage firm, bank or other nominee that in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. If you hold your shares of Apria common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If the shares of Apria common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Apria common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Apria common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Apria common stock as to which appraisal is sought. Where no number of shares of Apria common stock is expressly mentioned, the demand will be presumed to cover all shares of Apria common stock held in the name of the record owner. If a stockholder holds shares of Apria common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Within 10 days after the effective time, the surviving corporation in the merger must give notice of the date that the merger became effective to each of Apria’s record stockholders who has submitted a demand in compliance with Section 262 of the DGCL and who did not vote in favor of the merger proposal. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the consideration specified by the merger agreement for that stockholder’s shares of Apria common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of Apria, as the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the foregoing will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the consideration specified by the merger agreement within 60 days after the effective time of the merger. If a petition for appraisal is filed and the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only payment of the “fair value” of such stockholder’s shares of Apria common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The fair value of the shares of Apria common stock determined in any such appraisal proceeding could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Apria common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. None of Owens & Minor, Merger Sub or Apria, as the surviving corporation, has any obligation to file or cause the filing of such a petition or has any present intention to do so, and holders should not assume that any of the foregoing will file a petition. If a petition for appraisal is not timely filed, then the right to appraisal will cease. Accordingly, it is the obligation of the holders of Apria common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of Apria common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL will result in the loss of appraisal rights.

Any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal is, within 120 days after the effective date of the merger, entitled upon written request to receive from the surviving corporation a statement setting forth the aggregate number of shares of Apria common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Apria common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Apria common stock and with whom agreements as to the value of their shares of Apria common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. Upon application by the surviving corporation or any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial on the appraisal prior to final determination of the stockholders entitled to an appraisal. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Apria common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Apria common stock entitled to appraisal exceeds 1% of the outstanding shares of Apria common stock, or (2) the value of the consideration provided in the merger for such total number of shares of Apria common stock exceeds $1,000,000.

The Delaware Court of Chancery will then conduct an appraisal proceeding to determine the fair value of the shares of Apria common stock as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, on the amount so determined to be the fair value by the surviving corporation to the stockholders entitled thereto. Payment will be so made to holders of shares represented by certificates upon surrender to the surviving corporation of the certificates representing such stock and, in the case of holders of uncertificated stock, forthwith. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although Apria believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, none of Owens & Minor, Merger Sub or Apria, as the surviving corporation, anticipates offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Apria common stock is less than or equal to the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Apria common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares of Apria common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Apria common stock, other than with respect to payment as of a record date prior to the effective time. If no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect, validly withdraws or otherwise loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Apria common stock will be deemed to have been converted at the effective time into the right to receive the $37.50 per share cash payment (without interest and subject to any applicable withholding taxes) for his, her or its shares of Apria common stock pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s appraisal rights.

In view of the complexity of Section 262 of the DGCL, Apria stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

THE MERGER AGREEMENT

The following discussion sets forth the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the merger. This section is not intended to provide you with any factual information about Apria. Such information can be found elsewhere in this proxy statement and in the public filings made by Apria with the SEC, as described in the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 112.

The Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will merge with and into Apria, the separate corporate existence of Merger Sub will cease, and Apria will continue as the surviving corporation and an indirect, wholly owned subsidiary of Owens & Minor. The merger will have the effects set forth in the merger agreement and the relevant provisions of the DGCL.

Closing and Effectiveness of the Merger

The closing of the merger (the “closing” and the date of such closing, the “closing date”) will take place on the third business day following the date on which the conditions to closing (described in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 97) (other than those conditions which by their terms are required to be satisfied or waived at the closing but subject to the satisfaction or waiver of such conditions) have been satisfied or, if permissible, waived by the party entitled to the benefit of the same (in its sole discretion), or at such other place, time and date or manner as Owens & Minor and Apria may agree in writing. However, if Owens & Minor’s marketing period in respect of the debt financing (described in the section of this proxy statement entitled “The Merger Agreement—Financing—Marketing Period and Efforts” beginning on page 94) has not ended at the time when the closing would otherwise be required to occur, the closing will occur on the earlier of (a) a business day before or during the marketing period specified by Owens & Minor on two business days’ prior written notice to Apria and (b) the business day following the expiration of the marketing period (subject, in each case, to the satisfaction or waiver of all of the conditions to closing (other than those conditions which by their terms are required to be satisfied or waived at the closing, but subject to the satisfaction or waiver of such conditions)), or at such other date and time as Owens & Minor and Apria mutually agreed upon in writing. In no event will the closing occur less than three business days after the conditions to closing have been satisfied.

At the closing, Apria and Owens & Minor will file a certificate of merger in accordance with the relevant provisions of the DGCL. The merger will become effective at the time that the certificate of merger has been accepted for filing by the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as is agreed to by the parties prior to the filing of such certificate of merger and specified in the certificate of merger.

Merger Consideration

Each share of Apria common stock issued and outstanding immediately prior to the effective time (other than appraisal shares and owned company shares) will be converted automatically into the right to receive $37.50 in cash, without interest and subject to any applicable withholding taxes (the “merger consideration”). After the merger is completed, holders of shares of Apria common stock will have only the right to receive the merger consideration, and will no longer have any rights as holders of Apria common stock.

Shares of Apria common stock held by Apria as treasury stock or owned by Owens & Minor or Merger Sub, in each case, prior to the effective time will be automatically cancelled without payment at the effective time. Shares of Apria common stock owned by any direct or wholly owned subsidiary of Owens & Minor (other than Merger Sub) or Apria will be converted into such number of shares of common stock of the surviving corporation such that the ownership percentage of any such subsidiary in the surviving corporation following the effective time will equal the ownership percentage of such subsidiary in Apria prior to the effective time, and any such shares of Apria common stock will be automatically cancelled without payment at the effective time.

Shares of Apria common stock that are outstanding immediately prior to the effective time and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL will not be converted into the right to receive the merger consideration, but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL less any withholding or deduction required under applicable law. However, if any such person fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, then such appraisal shares will be deemed to have been converted as of the effective time into, and shall represent only the right to right to receive, the merger consideration, without interest thereon.

Apria will give prompt written notice to Owens & Minor of any demands received by the Apria for appraisal of any shares of Apria common stock, and Owens & Minor will have the right to participate in, and after the effective time, direct all negotiations and actions with respect to such demands. Prior to the effective time, Apria will not, without the prior written consent of Owens & Minor, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Pursuant to the merger agreement, each of Owens & Minor, Merger Sub, Apria, the surviving corporation, their respective affiliates and the paying agent will be entitled to deduct and withhold from the amounts otherwise payable under the merger agreement such amounts as are required to be deducted and withheld with respect to the making of such payment by applicable law. To the extent amounts are so withheld or deducted and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

See the section of this proxy statement entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108. You should consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Exchange Procedures

Prior to the closing date, Owens & Minor will designate a bank or trust company reasonably acceptable to Apria to act as agent (the “paying agent”) for the payment of the merger consideration and, in connection therewith, prior to the closing date will enter into an agreement with the paying agent in a form reasonably acceptable to Apria. At or prior to the effective time, Owens & Minor will deposit, or cause to be deposited, with the paying agent an amount in cash sufficient to pay the aggregate merger consideration (the “exchange fund”).

Promptly after the effective time, Owens & Minor and the surviving corporation will cause the paying agent to mail to each person who was, at the effective time, a holder of record of shares of Apria common stock (other than appraisal shares and owned company shares) (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificates or book entry shares, as applicable, will pass, in the case of certificates, only upon delivery of the certificates to the paying agent, and which will be in such form and shall have such other customary provisions (including customary provisions regarding delivery of an “agent’s message” with respect to book entry shares) as Owens & Minor and Apria may reasonably agree in writing prior to the closing date) and (B) instructions for use in effecting the surrender of the certificates or book entry shares in exchange for payment of the merger consideration. Upon (1) surrender of a certificate for cancelation to the paying agent, together with such letter of transmittal (and such other customary documents as may reasonably be required by the paying agent) or (2) in the case of book entry shares, receipt of an “agent’s message” by the paying agent (or such other evidence, if any, of transfer as the paying agent may reasonably request), the holder of such certificate or book entry share will be entitled to receive in exchange therefor the merger consideration for each share of Apria common stock formerly represented by such certificate or book entry share (provided, with respect to any holder of Apria common stock who provides such documentation and information prior to the closing date, the paying agent will pay the merger consideration for each share of Apria common stock for which such documentation and information has been provided as soon as reasonably practicable on or after the closing date).

At any time following the first anniversary of the closing date, the surviving corporation will be entitled to require the paying agent to deliver to it any portion of the exchange fund which has not been disbursed to holders of certificates or book entry shares, and thereafter such holders shall be entitled to look only to Owens & Minor for, and Owens & Minor will remain liable for, payment of their claims for the merger consideration. Until surrendered, each certificate and book entry share will be deemed at any time after the effective time to represent only the right to receive the merger consideration.

If payment of the merger consideration is to be made to a person other than the person in whose name the surrendered certificate or book entry share is registered, it will be a condition of payment that (x) the certificate or book entry share so surrendered will be properly endorsed or will otherwise be in proper form for transfer, (y) the person requesting such payment will have paid any transfer and other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of such certificate or book entry share surrendered and will have established to the reasonable satisfaction of the surviving corporation that such tax either has been paid or is not applicable, and (z) the respective holder and the person requesting such payment represent and agree that such person (or its tax owner) is the beneficial owner of such merger consideration for all tax purposes.

The merger consideration paid in respect of shares of Apria common stock upon the surrender for exchange of certificates or book entry shares in accordance with the terms of the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Apria common stock previously represented by such certificates or book entry shares. From and after the effective time, the holders of certificates that represented ownership of shares of Apria common stock and book entry shares outstanding immediately prior to the effective time will cease to have any rights with respect to such shares, except as otherwise provided for in the merger agreement or by applicable law.

Treatment of Apria Equity Awards

The merger agreement provides that outstanding Apria equity awards will be treated as set forth below.

Restricted Stock Units. Immediately prior to the effective time, each Apria RSU granted pursuant to any Apria stock plan whether vested or unvested, that is outstanding immediately prior to the effective time will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to $37.50.

Performance Stock Units. Immediately prior to the effective time, each Apria PSU granted pursuant to any Apria stock plan, whether vested or unvested, that is outstanding immediately prior to the effective time will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to $37.50, based on attainment of the applicable performance metrics at the greater of target or actual level of performance as of the closing date, as determined in good faith by the Apria Board or a committee thereof in reasonable consultation with Owens & Minor prior to the effective time.

LTIP Awards. Immediately prior to the effective time, each vested Apria LTIP Award granted pursuant to any Apria stock plan that is outstanding immediately prior to the effective time (after giving effect to the incremental vesting resulting from the closing, which will be deemed to constitute a “Change of Control” for purposes of such Apria LTIP Award) will be cancelled and will be automatically converted into the right to receive, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to (i) the number of shares of Apria common stock represented by the Apria LTIP Award deemed earned as of immediately prior to the effective time (after giving effect to the incremental vesting resulting from the closing as described above), as determined by the Apria Board or a committee thereof after reasonable consultation with Owens & Minor prior to the effective time multiplied by (ii) $37.50. Any unvested portion of an Apria LTIP Award that is outstanding immediately prior to the effective time after giving effect to the incremental vesting resulting from the closing as described above will be cancelled for no consideration in accordance with the terms of the applicable Apria stock plan.

Stock Appreciation Rights. Immediately prior to the effective time, each Apria SAR granted pursuant to any Apria stock plan that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and will be automatically converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable law, from Owens & Minor or the surviving corporation equal to the total value of the payout that would have been earned in accordance with the terms of the applicable governing documents (including any previously unpaid dividends or dividend equivalents thereon, in accordance with such governing documents).

Any consideration payable in respect of Apria equity awards will be paid through the payroll systems of the surviving corporation or an affiliate thereof promptly after the effective time but no later than (i) with respect to Apria equity awards other than Apria LTIP Awards, the second payroll date after the effective time and (ii) with respect to Apria LTIP Awards, no later than required under the terms of the applicable governing documents, including the applicable Apria stock plan. Notwithstanding anything herein to the contrary, with respect to any Apria equity award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that Apria determines prior to the effective time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Apria stock plan that will not trigger a tax or penalty under Section 409A of the Code.

Representations and Warranties

The merger agreement contains representations and warranties that Apria, on the one hand, and Owens & Minor and Merger Sub, on the other hand, have made to one another (in some cases, as of specific dates) relating to Apria’s and their respective businesses. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement, and may be subject to important qualifications and limitations (including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party) agreed to by the parties in connection with negotiating the terms of the merger agreement. Accordingly, Apria stockholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, were negotiated for purposes of governing contractual rights and relationships and allocating contractual risk among the parties to the merger agreement as of specific dates, rather than to establish matters as facts, and may be subject to contractual standards of materiality different from those generally applicable to stockholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in Apria’s public disclosures. None of the representations and warranties will survive the closing of the merger, and, therefore, they will have no legal effect under the merger agreement after the effective time. This description of the representations and warranties is included to provide Apria stockholders with information regarding the terms of the merger agreement. The representations and warranties in the merger agreement and their description in this proxy statement should be read in conjunction with the other information contained in Apria’s reports, statements and filings publicly filed with the SEC.

Apria’s representations and warranties relate to, among other things:

•	its due organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters, and its certificate of incorporation and bylaws;

•

its subsidiaries’ due organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters, and Apria’s subsidiaries’ certificates of incorporation and bylaws or similar organizational or governing documents;

•	its and its subsidiaries’ capitalization, capital structure and equity securities;

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its corporate power and authority to enter into and perform Apria’s obligations under the merger agreement and consummate the merger and the other transactions contemplated thereby, and the enforceability and due execution and delivery of the merger agreement;

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the absence of conflicts with its (and its subsidiaries’) organizational documents (assuming that stockholder approval is obtained) as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

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the absence of conflicts with laws or judgments applicable to Apria or any of its subsidiaries (assuming that certain regulatory filings are made, certain regulatory consents are obtained and stockholder approval is obtained) as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•

the absence of conflicts with and violations, defaults, increased rights or the acceleration of performance required under, certain contracts to which Apria or any of its subsidiaries is a party, or the creation of certain liens on Apria’s or any of its subsidiaries’ material properties or assets (assuming that certain regulatory filings are made, certain regulatory consents are obtained and stockholder approval is obtained) in each case as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•

consents or approvals of, and filings, licenses, permits, authorizations, declarations and registrations with governmental authorities necessary to enter into and deliver the merger agreement, perform thereunder and consummate the transactions contemplated thereby;

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accuracy and sufficiency of reports and financial statements filed with the SEC; the absence of undisclosed liabilities; and disclosure controls and procedures and internal controls over financial reporting;

•

the representation that since December 31, 2020 through the date of the merger agreement (a) except for the execution and performance of the merger agreement and the discussions and negotiations related thereto, the business of Apria and its subsidiaries has been carried on and conducted in the ordinary course of business in all material respects (other than in connection with certain modifications, suspensions, alterations and/or measures related to the COVID-19 pandemic) and (b) there has not been any material adverse effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a material adverse effect;

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the representation that since September 30, 2021 to the date of the merger agreement, subject to certain exceptions, neither Apria nor any of its subsidiaries has taken any action that is outside the ordinary course of business or would violate an agreement to preserve substantially intact its business organization and material business relationships;

•

the absence of certain pending or, to Apria’s knowledge, threatened legal or administrative actions by or against Apria or any of its subsidiaries, outstanding judgements imposed upon Apria or any of its subsidiaries by or before any governmental authority, settlements to which Apria or any of its subsidiaries is a party or to Apria’s knowledge, investigations or reviews pending or threatened by any governmental authority with respect to Apria or any of its subsidiaries;

•	compliance with applicable laws, judgements and permits issued from governmental authorities;

•

the effectiveness of certain permits from governmental authorities, and the continued effectiveness and non-contravention of, and absence of consents or approvals required under, such permits at and following closing;

•	certain tax matters;

•	labor and employment matters affecting Apria or its subsidiaries, including Apria’s benefit plans;

•	environmental matters;

•	intellectual property;

•	data protection and privacy and compliance with laws, policies, industry standards and contractual requirements relating to privacy, data protection or security of personal information;

•	the absence of anti-takeover agreements or plans and the inapplicability of anti-takeover statutes to the merger;

•	real property, real property leases and tangible property;

•	Apria’s and its subsidiaries’ material contracts;

•	insurance policies and related matters;

•	healthcare regulatory matters and compliance;

•	U.S. Food and Drug Administration regulatory matters and compliance;

•	the stockholder approval required to adopt the merger agreement;

•	the accuracy of information in this proxy statement;

•

the Apria Board’s receipt of an opinion from Goldman Sachs regarding the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of Apria common stock (other than appraisal shares and owned company shares);

•	broker’s, finder’s, financial advisor’s or other similar fees;

•	government contracts and compliance with governmental contracts; and

•	interested party transactions.

Some of Apria’s representations and warranties are qualified as to materiality or by exceptions related to circumstances or events or occurrences that would not reasonably be expected to prevent or delay Apria’s consummation of the transactions contemplated by the merger agreement or related to a material adverse effect with respect to Apria taken as a whole. Under the merger agreement, “material adverse effect” with respect to Apria means any effect, change, event, fact, circumstance, development or occurrence that has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets, or financial condition of Apria taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute a material adverse effect, and none of the following shall be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur: any effect, change, event, fact, circumstance or occurrence to the extent resulting from or arising in connection with (provided, that with respect to the first, second, third and sixth bullet points below, to the extent that Apria and Apria’s subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Apria and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect)):

•	general conditions (or changes therein) or other circumstances or developments in the industries or markets in which Apria operates;

•	generally affecting the economy or the financial, debt, capital, credit or securities markets, including changes in interest or exchange rates after the date of the merger agreement;

•	changes in law or in GAAP or other accounting standards after the date of the merger agreement;

•	any changes in political, business or regulatory conditions;

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acts of war (whether or not declared), sabotage, armed hostilities, civil disobedience, civil unrest or terrorism (including cyberterrorism), or any escalation or worsening of any such acts of war (whether or not declared), sabotage, armed hostilities, civil disobedience, civil unrest or terrorism;

•	volcanoes, tsunamis, earthquakes, hurricanes, tornados or other natural disasters;

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pandemics (including the COVID-19 pandemic) or any law or directive (including any COVID-19 measures), issued by a governmental authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures or “sheltering-in-place” that arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic);

•	any decline in the market price, or change in trading volume, of the capital stock of Apria (but not the underlying cause of any such decline or change);

•

any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (but not the underlying cause of any such failure);

•

the negotiation, execution, announcement or performance of the merger agreement or the announcement, pendency or performance of any of the transactions contemplated by the merger agreement, including the impact thereof on the relationships with customers, suppliers, distributors, insurers, payors, partners, other third parties with whom Apria has a relationship, any stockholder (direct or derivative) action in respect of the merger agreement or any of the transactions contemplated thereby (it being understood that the foregoing clause in this bullet point shall not apply with respect to a representation or warranty contained in the merger agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby or the performance of obligations under the merger agreement); or

•	any action or omission taken at the direction of Owens & Minor.

Owens & Minor and Merger Sub also make a number of representations and warranties to Apria regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	due organization, valid existence, good standing, corporate power, qualification to do business and similar corporate matters;

•

corporate power and authority to execute and deliver and perform their obligations under the merger agreement and consummate transactions contemplated thereby, and the enforceability and due execution and delivery of the merger agreement;

•

the absence of conflicts with their respective organizational documents as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•

the absence of conflicts with laws or judgments applicable to Owens & Minor, Merger Sub or any of their respective subsidiaries (assuming that certain regulatory filings are made and certain regulatory consents are obtained) as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•

the absence of conflicts with, and violations, defaults, and accelerations of obligations under, certain contracts to which Owens & Minor, Merger Sub or any of their subsidiaries is a party (assuming that certain regulatory filings are made and certain regulatory consents are obtained) in each case as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•

consents or approvals of, and filings, licenses, permits, authorizations, declarations and registrations with governmental authorities necessary to enter into and deliver the merger agreement, perform thereunder and consummate the transactions contemplated thereby;

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Owens & Minor’s indirect ownership of all of the outstanding capital stock of Merger Sub, the absence of any liabilities or obligations of Merger Sub other than those incident to its formation and pursuant to the transaction contemplated by the merger agreement and the operations of Merger Sub;

•	the debt financing, the debt commitment letter and the sufficiency of funds to complete the merger and the other transactions contemplated by the merger agreement;

•	the solvency of the surviving corporation and each of its subsidiaries immediately following the effective time (subject to certain identified assumptions);

•	broker’s, finder’s, financial advisor’s or other similar fees or commissions;

•	accuracy of information supplied by or on behalf of Owens & Minor or Merger Sub for inclusion in or incorporation by reference in this proxy statement;

•	the absence of certain pending, or to the knowledge of Owens & Minor, threatened actions against Owens & Minor or Merger Sub;

•	ownership by Owens & Minor or Merger Sub of Apria common stock; and

•	non-reliance on Apria estimates, projections, forecasts, forward-looking information and certain business and strategic plans information.

Some of Owens & Minor’s and Merger Sub’s representations and warranties are qualified as to materiality or by exceptions related to any effect, change, event, fact, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the consummation by Owens & Minor or Merger Sub of any of the transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon the completion of the merger or the termination of the merger agreement.

Conduct of Business Pending the Merger

Apria has agreed to restrictions on the operation of its business until the earlier of the effective time or the valid termination of the merger agreement. Except (i) as required by applicable law or judgment, (ii) in response to or in connection with COVID-19 or any COVID-19 measures (as defined in the merger agreement), (iii) as expressly required or expressly permitted by the merger agreement or (iv) as set forth in Apria disclosure letter, unless Owens & Minor otherwise expressly provides consent in writing in advance of Apria taking or omitting to take any action (such consent not to be unreasonably withheld or delayed), (a) Apria will use commercially reasonable efforts to, and will cause its subsidiaries to use their commercially reasonable efforts to, carry on their respective business in the ordinary course of business and (b) Apria will, and will cause its subsidiaries to, use its commercially reasonable efforts to preserve its and each of its subsidiaries’ business organization substantially intact and preserve existing relations with employees, customers, suppliers, licensors, licensees, governmental authorities and other persons with whom Apria or any of its subsidiaries has material business relationships.

Further, except (i) as required by applicable law or judgment, (ii) as expressly required by the merger agreement, (iii) as set forth in Apria disclosure letter relating to the merger agreement or (iv) in response to or in connection with COVID-19 or any COVID-19 measures, until the effective time (or such earlier date on which the merger agreement may be validly terminated), unless Owens & Minor otherwise expressly consents in writing in advance (such consent not to be unreasonably withheld, conditioned or delayed), Apria will not:

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issue, sell, pledge dispose of, encumber or grant any shares of its capital stock or other equity or voting interests, or Apria securities or any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests (except pursuant to the exercise or settlement of any Apria equity awards in accordance with their terms as in effect as of the date of the merger agreement), or take any action to cause to be vested and no longer subject to forfeiture (as applicable), any Apria equity awards that are otherwise unvested or otherwise subject to forfeiture;

•

redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of any Apria SAR or net withholding in connection with the settlement of any other Apria equity award, in each case, in accordance with its terms as in effect as of the date of the merger agreement);

•

establish a record date for, declare, set aside for payment, authorize or pay any dividend on, or any other distribution in respect of, any shares of its capital stock or other equity or voting interests;

•	split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

•

incur, assume, or otherwise become liable for any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Apria or any of its wholly owned subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, except for indebtedness incurred under the Apria credit facility or any other indebtedness incurred that does not exceed $3,000,000 in the aggregate;

•	enter into any swap or hedging transaction or other derivative agreements except for intercompany indebtedness among Apria and its wholly owned subsidiaries;

•	make any loans, capital contributions or advances to any person other than to Apria or any wholly owned subsidiary of Apria or their directors or employees in the ordinary course of business;

•

sell, assign, license, transfer or lease to any person, or mortgage or otherwise encumber or subject to any lien (other than permitted liens), in a single transaction or series of related transactions, any of its properties or assets (other than intellectual property, which is covered in the tenth succeeding bullet below) that have a current value in excess of $500,000, except the sublease of leased real property, dispositions of inventory in the ordinary course of business consistent with past practice and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of Apria or any of its subsidiaries in the ordinary course;

•

make or authorize capital expenditures for property, plant and equipment, except (A) as expressly contemplated by the capital expenditure budget of Apria set forth in Apria disclosure letter, or (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $5,000,000 per quarter;

•

make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other person (other than any acquisition of inventory in the ordinary course of business) or any capital contributions or investments (including through any loans or advances) in any other person;

•

except as required pursuant to the terms of any existing Apria employee benefit, employment, compensation or severance plan or agreement (each, an “Apria plan”) (as in effect on the date of the merger agreement): (i) increase or decrease the level of base compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer, employee or individual independent contractor of Apria or any of its subsidiaries; (ii) establish, adopt, enter into, terminate, modify or amend in any respect any Apria plan, including any employment, severance or retention agreement or arrangement (or any benefit or compensation plan, policy, program, contract, agreement or arrangement that would have been an Apria plan if in effect on the date of the merger agreement); (iii) take any action to accelerate any rights or benefits under any Apria plan, including any action to accelerate the vesting or funding or payment of any compensation or benefit payable or to become payable to any current or former director, officer, employee or individual independent contractor of Apria or any of its subsidiaries; (iv) hire or engage any individual to be employed or engaged by Apria or any of its subsidiaries with an annual base salary or wages (or in the case of independent contractors, fees) of $250,000 or more or terminate (other than for cause), furlough, or temporarily layoff any such individual with an annual base salary or wages (or in the case of independent contractors, fees) of $250,000 or more; (v) grant, announce or pay to any current or former director, officer, employee or individual independent contractor of Apria or any of its subsidiaries any bonus, benefit, severance or termination pay or other compensation (including any retention or transaction bonus); (vi) promote, demote, change the employee grade or title of or otherwise materially alter the role of any director, officer, employee or individual independent contractor of Apria or any of its subsidiaries with target annual compensation of $250,000 or more (even if any such action does not affect the individual’s compensation or benefits); (vii) implement any employment actions which would trigger the notice requirements of the WARN Act; or (viii) unless required by law, negotiate, modify, terminate or enter into any collective bargaining agreement, or voluntarily recognize any labor union, works council, or other labor organization, or group of employees as the bargaining representative of any employees of Apria;

•

waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor with annual base compensation (including target bonus, if applicable) of $150,000 or more;

•

make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Apria and its subsidiaries, except to the extent as may be required by GAAP, by Regulation S X under the Securities Act, or by any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

•	amend the organizational documents of Apria or any of its subsidiaries;

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settle, or offer or propose to settle, any action made or pending against Apria, other than the settlement of any action in the ordinary course of business that require payments by Apria or any of its subsidiaries (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate, $500,000 (provided, however, that the foregoing clause shall not permit Apria or any of its subsidiaries to settle any action that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of Apria or any of its subsidiaries (or, following the closing, on Owens & Minor or any of its affiliates), involve any admission of any wrongdoing by Apria or any of its subsidiaries, or involve any material license, cross license or similar arrangement with respect to intellectual property or settle or propose to settle any transaction litigation, the treatment of which is separately addressed in the merger agreement);

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make, change or revoke any material tax election; change any tax accounting period; adopt or change any method of tax accounting; file any amended material tax return; consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (other than pursuant to an automatic extension of time to file a tax return obtained in the ordinary course of business); enter into any material tax allocation, indemnity or sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to taxes); enter into any closing agreement with any governmental authority with respect to any material amount of taxes; settle any material tax liability, claim, audit or assessment; or surrender any right to any material refund, credit, offset or other reduction in taxes, in each case to the extent such action would reasonably be expected to increase the taxes of Apria or any of its subsidiaries in any taxable period (or portion thereof) beginning after the closing date;

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other than in the ordinary course of business, (x) modify, amend, terminate, let lapse or waive any rights or claims under any material contract in any material respect; (y) enter into any contract that (i) relates to joint ventures, partnerships or certain similar arrangements, (ii) is a collective bargaining agreement or similar agreement, or (iii) contains terms providing for (a) restrictions on the ability of Apria or any of its affiliates to engage in certain lines of business or sell certain products or to certain customers, or certain other similar restrictions, (b) “most favored nations” agreements, (c) minimum purchase obligations or (d) exclusive relations burdening Apria or any of its affiliates, other than any contract entered into in connection with the taking of any action permitted by the other clauses in the bullet points in this “Conduct of Business Pending the Merger” section; or (z) enter into any agreement that contains a change in control or similar provision in favor of the other party or parties thereto that would require a material payment to, or give rise to any material rights to, such other party or parties in connection with the consummation of the transactions contemplated by the merger agreement (including in combination with any other event or circumstance) or any subsequent change in control of Owens & Minor or any of its affiliates (including Apria);

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sell, assign, transfer, convey, license (as licensor), waive material rights, fail to maintain in any material respect or otherwise dispose of any material intellectual property, except for non-exclusive licenses entered into in the ordinary course of business; fail to maintain any material issued patents or registrations in Apria intellectual property registrations, other than due to statutory expirations; or disclose any trade secrets of Apria or any of its subsidiaries, other than in the ordinary course of business and pursuant to reasonable confidentiality agreements or arrangements;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring or other reorganization of Apria;

•	enter into or amend any interested party transaction;

•	enter into any joint venture, strategic alliance, partnership, sharing of profit arrangement or similar arrangement;

•	materially change the nature or scope of its business, or abandon or discontinue any existing lines of business, in each case, outside of the ordinary course of its existing business; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

The parties have agreed that nothing contained in the merger agreement is intended to give Owens & Minor, directly or indirectly, the right to control or direct Apria’s or its subsidiaries’ operations prior to the effective time, and nothing contained in the merger agreement is intended to give Apria, directly or indirectly, the right to control or direct Owens & Minor’s or its subsidiaries’ operations.

Non-Solicitation of Acquisition Proposals

Until the earlier of the effective time and the valid termination of the merger agreement, Apria is subject to restrictions on its ability to solicit third-party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third party in relation to an alternative transaction (subject to certain exceptions prior to the approval of the merger proposal by Apria stockholders at the special meeting).

Specifically, except as expressly permitted by the merger agreement, Apria has agreed to, and has agreed to cause each of its subsidiaries to, and has agreed to instruct and use its reasonable best efforts to cause its and their respective representatives to (i) upon the execution of the merger agreement, immediately cease any solicitation, discussions or negotiations with any persons that may be ongoing with respect to a takeover proposal (as defined below), cease providing any information with respect to Apria and its subsidiaries to such person and request the prompt return or destruction of all confidential information concerning Apria and its subsidiaries in such person’s possession or control and (ii) until the earlier of the effective time and the valid termination of the merger agreement, not, directly or indirectly:

•

initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of, encouraging any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•

execute or enter into any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement (other than, for the avoidance of doubt, an acceptable confidentiality agreement (as defined below)) relating to a takeover proposal; or

•	resolve or agree to do any of the foregoing.

The parties have agreed that, notwithstanding the foregoing non-solicitation restrictions, if at any time prior to the adoption of the merger agreement by Apria’s stockholders, Apria or any of its representatives receives a bona fide takeover proposal, which takeover proposal was made or renewed after the date of the merger agreement and did not result from any material breach of the non-solicitation restrictions described above, Apria and its representatives may contact such person or group of persons making the takeover proposal solely to clarify the terms and conditions thereof or to request that such takeover proposal made orally be made in writing. If the Apria Board or any committee thereof determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to result in or lead to a superior proposal (as defined below), and that failure to take such action would be inconsistent with its directors’ fiduciary duties under applicable law, Apria and any of its representatives may:

•	enter into an acceptable confidentiality agreement with the person or group of persons making the takeover proposal;

•

furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to Apria and its subsidiaries to the person or group of persons who has made such takeover proposal and its or their respective representatives (provided that Apria reasonably promptly provides (and, in any event, within twenty-four hours) to Owens & Minor any non-public information concerning Apria or any of its subsidiaries that is provided to any person given such access which was not previously provided to Owens & Minor or its representatives); and

•

following the execution of an acceptable confidentiality agreement, engage in or otherwise participate in discussions or negotiations regarding such takeover proposal with and providing information and other access to the person or group of persons making such takeover proposal and its or their representatives.

Apria has agreed that it will promptly (and in any event within two business days) notify Owens & Minor in writing in the event that Apria or any of its subsidiaries or their respective representatives receives any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal and will disclose to Owens & Minor the material terms and conditions of any such inquiry, proposal or offer and, the identity of the person or group of persons making such inquiry, proposal or offer (and provide Owens & Minor with a copy of any such proposal or offer and copies of any written materials related thereto exchanged between Apria and any person), and Apria will keep Owens & Minor informed on a reasonably prompt basis (and in any event within two business days of any such change or event) of the status, details and any material developments with respect to any such takeover proposal (including any changes to the terms thereof). Notwithstanding anything to the contrary in the foregoing, Apria will not be required to disclose the identity of any person or group of persons if expressly prohibited by a confidentiality agreement in existence prior to the date of the merger agreement.

In this proxy statement, “takeover proposal” means any proposal or offer from any person or group (other than Owens & Minor and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect: (i) acquisition or exclusive license of 20% or more of the consolidated assets of Apria and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Apria Board or any committee thereof), including through the acquisition of equity interests in or other capital stock of one or more subsidiaries of Apria owning such assets, (ii) issuance or acquisition of 20% or more of the outstanding Apria common stock, (iii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Apria common stock, or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Apria pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, 20% or more of the consolidated assets of Apria and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Apria Board or any committee thereof), 20% or more of the outstanding capital stock of Apria or 20% or more of the aggregate voting power of Apria or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Apria or the resulting direct or indirect parent of Apria or such surviving entity; provided, however, that the merger agreement and the transactions contemplated by the merger agreement shall not be deemed a takeover proposal.

In this proxy statement, “superior proposal” means any bona fide written takeover proposal of the types described in clauses (i) through (iv) of the definition of “takeover proposal” above, in each case, that the Apria Board or any committee thereof has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to Apria’s stockholders from a financial point of view than the transactions contemplated by the merger agreement, in each case, after taking into account all such factors and matters deemed relevant by the Apria Board, including legal, regulatory, financial, financing or other aspects of such proposal and of the merger agreement (provided that, for purposes of the definition of “superior proposal”, the references to “20%” in the definition of takeover proposal shall be deemed to be references to “80%”).

In this proxy statement, “acceptable confidentiality agreement” means a confidentiality agreement with terms not materially less favorable in the aggregate to Apria than those contained in the existing confidentiality agreement between Apria and Owens  & Minor.

Apria Board Recommendation and Change of Recommendation

Under the terms of the merger agreement, subject to the exceptions described below, the Apria Board has agreed to recommend that the Apria stockholders vote in favor of the merger proposal. Apria has further agreed that the neither the Apria Board nor any committee thereof will: (i) withhold, withdraw or qualify (or modify in a manner adverse to Owens & Minor), or publicly propose to withhold, withdraw or qualify (or modify in a manner adverse to Owens & Minor), the recommendation that Apria’s stockholder adopt and approve the merger agreement and approve the merger (or fail to include such recommendation in this proxy statement) (any such action, an “intervening event adverse recommendation change”); (ii) following the public disclosure of a takeover proposal, fail to publicly reaffirm such recommendation upon a written request therefor by Owens & Minor by ten business days following a written request by Owens & Minor; (iii) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any takeover proposal; or (iv) fail to publicly recommend against such tender or exchange offer or fail to publicly reaffirm the recommendation that Apria’s stockholder adopt and approve the merger agreement and approve the merger within ten business days of a tender or exchange offer relating to securities of Apria having been commenced (each of the actions in clauses (i) to (iv), an “adverse recommendation change”).

Notwithstanding the foregoing limitations but subject to Apria’s compliance with the provisions below, prior to obtaining the approval of Apria’s stockholders of the merger but not after, the Apria Board or any committee thereof may: (i) make an adverse recommendation change or (ii) cause Apria to enter into a company acquisition agreement with respect to a takeover proposal that did not result from any material breach of the non-solicitation restrictions described above and terminate the merger agreement, in either case, if the Apria Board or any committee thereof has determined in good faith, after consultation with its financial advisor(s) and outside legal counsel, that (x) in the case of clause (I) above, the adverse recommendation change is made in response to an intervening event, and failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, and (y) in the case of (A) clause (I) above where such adverse recommendation change is made in response to a takeover proposal or (B) clause (II) above, such takeover proposal constitutes a superior proposal.

Apria has agreed that the Apria Board or any committee thereof will not, and will cause Apria not to, take any action set forth in clauses (i) or (ii) above, unless prior to taking such actions:

•

Apria has first given Owens & Minor at least three business days’ prior written notice of its intention to take such action (which notice (i) in the case of actions to be taken in connection with a superior proposal, will specify the identity of the party making such superior proposal and the material terms and conditions thereof and shall include copies of all documents related thereto and (ii) in the case of actions to be taken in connection with a intervening event, will specify the nature of the intervening event in reasonable detail);

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Apria has negotiated, and has caused its representatives to negotiate, in good faith with Owens & Minor during such three business day notice period, to the extent Owens & Minor wishes to negotiate, to enable Owens & Minor to propose in writing an offer to effect revisions to the terms of the merger agreement such that (i) in the case of actions to be taken in connection with a superior proposal, it would cause such superior proposal to no longer constitute a superior proposal and (ii) in the case of actions to be taken in connection with an intervening event, it would eliminate the need of the Apria Board to effect such adverse recommendation change in connection with such intervening event;

•

following the end of such three business day notice period, the Apria Board or any committee thereof will have considered in good faith such offer, and will have determined in good faith after consultation with its financial advisor(s) and outside legal counsel that (i) in the case of actions to be taken in connection with a superior proposal, the superior proposal would continue to constitute a superior proposal if the revisions proposed in any such revised offer by Owens & Minor were to be given effect and (ii) in the case of actions taken in connection with an intervening event, the failure to effect such adverse recommendation change would continue to be inconsistent with the directors’ fiduciary duties under applicable law; and

•

solely in the case of actions to be taken in connection with a superior proposal, in the event of any change to the financial or other material terms of such superior proposal, Apria has given Owens & Minor an additional one business days’ prior written notice of the type described in the first bullet above, and following delivery of such notice, Apria has complied with the requirements set forth in the second and third bullets above (with each reference in such bullet points to a “three business day notice period” instead being a reference to such “one business day notice period”).

Any purported termination of the merger agreement in connection with a superior proposal pursuant to the four bullet points immediately above will be of no force and effect unless the termination is otherwise in accordance with the merger agreement (as described in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement”) and Apria pays (or causes to be paid) Owens & Minor the

Apria termination fee (as defined in the section of this proxy statement entitled “The Merger Agreement—Termination Fee”) prior to or concurrently with such termination.

An “intervening event” means an event, development or change in circumstances arising or occurring after the date of the merger agreement that materially affects Apria and its subsidiaries, taken as a whole, and which was not known to, or not reasonably foreseeable by, the Apria Board as of or prior to the date of the merger agreement (or if known to or reasonably foreseeable by the Apria Board, the consequence of which were neither known to nor reasonably foreseeable by the Apria Board as of or prior to the date of the merger agreement). None of the following, however, will constitute an intervening event: (i) the receipt, existence or terms of a takeover proposal, (ii) clearance of the merger under the HSR Act or (iii) the fact, in each case in and of itself, that Apria meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date of the merger agreement, or changes in and of itself after the date of the merger agreement in the market price or trading volume of Apria common stock or the credit rating of Apria (but any underlying cause of any of the foregoing may constitute an intervening event).

The parties have agreed that nothing described above or otherwise in the merger agreement will prohibit Apria, the Apria Board or any committee thereof from (i) taking and disclosing to the stockholders of Apria a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any disclosure to its stockholders that is required by applicable law or if the Apria Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Any such action that would otherwise constitute an adverse recommendation change will be subject to the terms of the merger agreement, including the requirements with respect to adverse recommendation changes described above.

Stockholders Meeting

Apria has agreed to take all action in accordance with applicable law, Apria’s certificate of incorporation and bylaws and the rules of the NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Apria common stock to vote on the adoption of the merger agreement on a date selected by Apria, in consultation with Owens & Minor, as promptly as reasonably practicable, for the purpose of obtaining the approval of Apria’s stockholders of the adoption of the merger agreement.

Apria may not postpone, recess or adjourn such stockholder meeting without the prior written consent of Owens & Minor, except that Apria may postpone, recess or adjourn such meeting in its sole discretion (i) to the extent required by applicable law, (ii) if as of the time for which such stockholder meeting is originally scheduled, (A) Apria has not received proxies representing a sufficient number of shares of Apria common stock to obtain the approval of its stockholders of the adoption of the merger agreement, allow reasonable additional time to solicit additional proxies or (B) there are insufficient shares of Apria common stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of such stockholder meeting or (iii) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Apria Board has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Apria’s stockholders prior to such stockholder meeting to the extent so determined to be necessary; provided, further that, other than in accordance with clause (i) above, such stockholder meeting may not be postponed, recessed or adjourned pursuant to the immediately preceding proviso to a date that is more than 30 calendar days after the date on which such stockholder meeting was originally scheduled (as set forth in this proxy statement), and, in any event, to a date not fewer than three business days prior to the outside date, without the prior written consent of Owens & Minor. Notwithstanding the foregoing, Apria will, at the request of Owens & Minor, to the extent permitted by law, adjourn such stockholder meeting to a date specified by Owens & Minor for the absence of a quorum or if Apria has not received proxies representing a sufficient number of shares of Apria common stock to obtain the approval of the stockholders of Apria of the adoption of the merger agreement; provided that Apria will not be required to adjourn such stockholder meeting more than two times in accordance with this sentence, and no such adjournment in accordance with this sentence will be required to be for a period exceeding ten business days.

In addition, Apria has agreed that, through the Apria Board (or a duly authorized committee thereof), but subject to the right of the Apria Board to make an adverse recommendation change, (i) include its recommendation to Apria stockholders to vote to adopt the merger agreement in this proxy statement and (ii)  use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement.

Efforts to Complete the Merger

General

Each of the parties to the merger agreement have agreed that they will cooperate with the other parties thereto and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the merger agreement) to promptly: (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement, other than, in the case of each of clauses (i) through (iii), with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to antitrust laws, which are addressed below.

Antitrust

Apria, Owens & Minor and Merger Sub each have also agreed to (i) make an appropriate filing of a notification and report form pursuant to the HSR Act within ten business days after the date of the merger agreement and other required antitrust approvals with respect to the transactions contemplated by the merger agreement as soon as practicable and advisable no later than by or before the closing date, and (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Further, each party agrees to use its reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any such antitrust laws that may be required by any foreign or U.S. federal, state or local governmental authority pursuant thereto, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the transactions contemplated by the merger agreement prior to the outside date (as defined below in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement”). Neither Apria nor its subsidiaries shall, without the express written consent of Owens & Minor, take or agree to take any action relating to any objections asserted by any governmental authority with respect to the transaction contemplated by the merger agreement under any antitrust laws with respect to its business or operations.

Communications with Governmental Entities

Apria, Owens & Minor and Merger Sub each have also agreed to use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the merger agreement, including any proceeding initiated by a private person, and (ii) subject to applicable laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties with respect to information relating to the other parties and their respective subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or any governmental authority in connection with the transactions contemplated by the merger agreement.

The parties have also agreed that, to the extent reasonably practicable, all relevant telephone calls and meetings with a governmental authority regarding the transactions will include representatives of Owens & Minor and Apria, and each party must inform the other of any material communications with a governmental authority relating to any antitrust laws. Except as otherwise restricted by the merger agreement, Owens & Minor and Apria (or their outside counsel) will have the right to review in advance all written materials submitted or oral communications made to any governmental authority in connection with the transactions, in each case to the extent such materials or communications are related to any antitrust laws. Without limiting the foregoing, each party will provide to the other (or the others’ representatives), upon request, copies of all material correspondence between such party and any antitrust authority relating to such filings.

The parties have also agreed that, notwithstanding the foregoing, Owens & Minor will following consultation with Apria and after giving due consideration to its views and acting reasonably and in good faith direct and control all aspects of each party’s efforts to gain regulatory clearance either before any governmental authority or in any action brought to enjoin the transactions contemplated by the merger agreement pursuant to any antitrust laws, including the right to “pull and refile” any filing under the HSR Act (upon good faith consultation with Apria).

In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental authority or private party challenging the merger or any other transaction contemplated by the merger agreement, or any other agreement contemplated thereby, each of Owens & Minor, Merger Sub and Apria will, and Owens & Minor will cause each of its subsidiaries to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger, and Owens & Minor and Merger Sub must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by the merger agreement. Notwithstanding the foregoing, Apria will not be required to agree to any term or take any action in connection with its obligations under this paragraph that is not conditioned upon consummation of the merger.

Actions by and Restrictions on Owens & Minor

Owens & Minor has agreed, notwithstanding anything to the contrary set forth above or otherwise in the merger agreement, and in furtherance and not in limitation of the foregoing, that it will, and will cause each of its subsidiaries to, take any and all steps necessary, proper or advisable to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by the merger agreement under any antitrust law or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the contemplated transactions, so as to enable Owens & Minor to close the contemplated transactions expeditiously (but in no event later than the outside date), including:

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proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Owens & Minor or any of its subsidiaries, or Apria or its subsidiaries or any interest therein,

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otherwise taking or committing or agreeing to restrictions or actions that after the effective time would limit Owens & Minor’s or its subsidiaries’ or Apria’s or its subsidiaries’ freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Owens & Minor or its subsidiaries or Apria or its subsidiaries or any interest or interests therein,

•	otherwise agreeing to any other structural or conduct remedy with respect to Owens & Minor or its subsidiaries or Apria or its subsidiaries or any interest therein, or

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agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Owens & Minor or its subsidiaries or Apria or its subsidiaries or any interest or interests therein and the entry into agreements with, and submission to orders of, the relevant governmental authority giving effect thereto or to such restrictions or actions (such actions described in this bullet point and the three bullet points above, individually or collectively, a “regulatory remedy”). However, Owens & Minor and its affiliates are not required to agree, commit or effect any regulatory remedy, that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the combined businesses of Owens & Minor, Apria and their subsidiaries, taken as a whole.

However, neither the foregoing nor anything in the merger agreement requires any of Owens & Minor or any of its affiliates to agree or otherwise be required to agree, commit or effect any regulatory remedy, that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the combined businesses of Owens & Minor, Apria and their subsidiaries, taken as a whole.

Owens & Minor and Merger Sub have agreed that neither Owens & Minor nor Merger Sub nor any of Owens & Minor’s subsidiaries will, and Owens & Minor will cause each of its subsidiaries not to, take any action, including acquiring or agreeing to acquire, including by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any person, corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, properties or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation or such other action could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any governmental authority necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any governmental authority seeking or entering an order prohibiting the consummation of the transactions contemplated by the merger agreement; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

Under the merger agreement, Owens & Minor is solely responsible for and pay all filing fees payable to governmental authorities under any antitrust law.

Delisting and Deregistration of Apria Common Stock

Owens & Minor will use its reasonable best efforts to, and prior to the Closing, Apria shall use its reasonable best efforts to cooperate with Owens & Minor to, cause the Apria common stock to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the effective time.

Takeover Statutes

Each of Apria and Owens & Minor have agreed to (i) take all actions necessary to ensure that no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws (“takeover laws”) is or becomes applicable to any of the transactions contemplated by the merger agreement and refrain from taking any actions that would cause the applicability of such laws and (ii) if the restrictions of any takeover law become applicable to any of the transactions contemplated by the merger agreement, take all action reasonably necessary to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise lawfully minimize the effect of such takeover law on the transactions contemplated by the merger agreement.

Employee Matters

Under the merger agreement, for a period beginning at the effective time and ending 12 months following the effective time, Owens & Minor has agreed to provide, or to cause the surviving corporation to provide, to each employee of Apria including Apria’s executive officers, who continue to be employed by the surviving corporation immediately following the effective time (“continuing employee”) with (i) an annual base salary or base wage rate (as applicable) that is no less favorable than that provided to such continuing employee immediately prior to the effective time, (ii) target short-term incentive and commissions opportunities that are no less favorable than those provided to such continuing employee immediately prior to the effective time and (ii) employee benefit plans and arrangements (other than the severance benefits pursuant to the Apria disclosure letter (but, for the avoidance of doubt, including severance benefits and payments for all continuing employees who are not covered in Apria disclosure letter), defined benefit pension, defined contribution employer contributions, nonqualified deferred compensation, retiree or post-termination health or welfare benefit, equity or equity-based compensation and retention or change in control-related compensation or benefits (the “specified arrangements”)) that, on a group basis, are substantially comparable in the aggregate to the employee benefit plans and arrangements provided to continuing employees immediately prior to the effective time (other than the specified arrangements). For a period beginning at the effective time and ending 24 months following the effective time, Owens & Minor has agreed to provide severance benefits pursuant to the Apria disclosure letter to the continuing employees specified therein.

Under the merger agreement and the Apria disclosure letter, Apria may grant retention bonuses in good faith in accordance with commercially reasonable practices, with payments thereunder not to exceed $150,000 individually and $7,000,000 in the aggregate. Any individual eligible for severance benefits pursuant to the Apria disclosure letter is not eligible to receive a retention bonus.

In addition, the merger agreement provides that Owens & Minor will, or will cause the surviving corporation to, (i) use commercially reasonable efforts to waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health benefit plan of the surviving corporation or any of its subsidiaries which continuing employees and their eligible dependents will be eligible to participate from and after the effective time and in the plan year in which the effective time occurs, except to the extent such conditions would not have been satisfied or waived under comparable Apria group health plans immediately prior to the effective time, (ii) use commercially reasonable efforts to give each continuing employee credit for the plan year in which the effective time occurs towards applicable co-payments, deductibles and similar expenses paid by a continuing employee (and their covered, eligible dependents) during the plan year in which the effective time for purposes of satisfying such year’s deductible and co-payment limits for medical expenses under the relevant group health benefit plans in which they will be eligible to participate from and after the effective time and in the plan year in which the effective time occurs and (iii) to the extent that it would not result in a duplication of benefits and to the same extent that such service was recognized for the same purpose under a similar Apria plan, give each continuing employee credit for such continuing employee’s service with Apria for purposes of eligibility to participate, level of vacation and severance benefits and vesting (other than with respect to future equity awards) under each applicable plan of the surviving corporation in which such continuing employees participate after the effective time as if such service had been performed with the surviving corporation.

Under the merger agreement, Owens & Minor has generally agreed to honor Apria’s benefit plans, agreements, arrangements and policies in accordance with their respective terms.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that from and after the effective time, the surviving corporation will, and Owens & Minor will cause the surviving corporation to, in each case to the fullest extent permissible by applicable law: (i) indemnify and hold harmless each individual who at the effective time is, or at any time prior to the effective time was, a director or officer of Apria or of a subsidiary of Apria or was serving at the request of Apria or such subsidiary as a director, officer, employee or agent of another person (each such person, an “indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses in connection with any action based on or arising out of (A) the fact that an indemnitee is or was a director or officer of Apria or such subsidiary or was serving at the request of Apria or such subsidiary as a director, officer, employee or agent of another person or (B) acts or omissions by an indemnitee in such indemnitee’s capacity as a director or officer of Apria or such subsidiary or taken at the request of Apria or such subsidiary, in each case of clauses (A) and (B), at, or at any time prior to, the effective time; and (ii) assume (in the case of the surviving corporation, in the merger without any further action) all obligations of Apria and such subsidiaries to the indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective as provided in the organizational documents of Apria and its subsidiaries, in each case, as in effect on the date of the merger agreement or in the agreements in effect as of the date of the merger agreement providing for indemnification between Apria or any of its subsidiaries and any indemnitee as set forth in Apria disclosure letter.

Owens & Minor has agreed that, without limiting the foregoing, from and after the effective time, it will cause, unless otherwise required by law, the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to indemnitees with respect to limitation of liabilities of directors and officers and indemnification than were in Apria’s organizational documents as in effect as of the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the indemnitees. In addition, from the effective time, the surviving corporation will advance any expenses (including fees and expenses of legal counsel) of any indemnitee under the indemnification provisions in the merger agreement as incurred to the fullest extent permitted under applicable law. However, the person to whom expenses are advanced must provide an undertaking to repay such expenses if it is ultimately determined that such indemnitee was not entitled to indemnification under the merger agreement.

Neither Owens & Minor nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under the indemnification provisions above for which indemnification has been sought by an indemnitee under the merger agreement, unless such settlement, compromise or consent includes an unconditional release of such indemnitee from all liability arising out of such claim or such indemnitee otherwise consents in writing to such settlement, compromise or consent.

For the six-year period commencing immediately after the effective time, the surviving corporation will maintain in effect Apria’s current directors’ and officers’ liability insurance and fiduciary liability insurance covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are currently (and any additional individuals who prior to the effective time become) covered by Apria’s directors’ and officers’ liability insurance and fiduciary liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of the merger agreement (or Owens & Minor may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the effective time, including a “tail” policy) (but in no event shall the surviving corporation be required to expend in any one year an amount in excess of 350% of the annual premium currently payable by Apria with respect to such current policy). Apria will have the right prior to the effective time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Apria and its subsidiaries with respect to matters existing or occurring prior to the effective time, covering without limitation the transactions contemplated by the merger agreement, so long as premium under such policy does not exceed six times the annual premium cap described above. If such prepaid “tail policy” has been obtained by Apria, it will be deemed to satisfy all obligations to obtain insurance pursuant to this paragraph and the surviving corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

The indemnification and insurance provisions of the merger agreement are intended to benefit, and are enforceable by, the indemnified persons and their respective heirs or representatives.

Financing

Apria Indebtedness

Apria has agreed to deliver to Owens & Minor, (a) at least three business days prior to the closing, a draft of a customary payoff letter from the administrative agent and/or collateral agent under the Apria credit agreement, which will (i) set forth the aggregate amounts required to satisfy in full all such indebtedness outstanding under such credit agreement on the closing date and (ii) evidence release and termination of all security interests in respect thereof, and (b) on or prior to the closing date, an executed copy of the payoff letter and, subject to the receipt of the applicable payoff amounts, customary lien release documentation from the administrative agent and/or collateral agent under the Apria credit agreement.

Marketing Period and Efforts

Under the merger agreement, Apria has agreed to allow Owens & Minor a period of 18 consecutive business days to market the debt financing. This marketing period is a period commencing on or after the date Owens & Minor receives the required financial information (as defined below in the section of this proxy statement entitled “The Merger Agreement—Financing—Apria’s Cooperation”), provided that (i) the marketing period will be deemed to automatically end on any earlier date on which the debt financing is consummated or the applicable proceeds have been deposited into escrow and Owens & Minor will have obtained the net proceeds contemplated by the debt financing and (ii) the marketing period will be deemed not to have commenced if, prior to the completion of such 18 consecutive business day period, (A) Apria’s auditor has withdrawn its audit opinion with respect to any annual audited financial statements constituting required financial information, in which case the marketing period will not commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such auditor or another independent public accounting firm of recognized national standing, or (B) Apria has announced, or the Apria Board has determined, that a restatement of any historical financial information constituting certain required financial information is required, in which case the marketing period will be deemed not to commence unless and until such restatement has been completed and the required financial information has been amended to reflect such restatement or Apria subsequently determines in writing or issues a public statement that no restatement is required in accordance with GAAP.

Owens & Minor has agreed that it will, and will cause its subsidiaries and use its reasonable best efforts to cause its and their respective representatives to, use its and their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the debt financing on the terms and subject only to the conditions expressly set forth in the debt commitment letter, including using reasonable best efforts to (i) maintain in effect the debt commitment letter in accordance with the terms and subject to the conditions thereof until the transactions contemplated by the merger agreement are consummated or the merger agreement is validly terminated, (ii) satisfy or obtain a waiver on a timely basis of all conditions applicable to Owens & Minor and its affiliates set forth in the debt commitment letter that are within its or its affiliates’ control, (iii) negotiate and enter into definitive agreements with respect to the debt financing on the terms and subject only to the conditions set forth in the debt commitment letter, (iv) consummate the debt financing on or prior to the closing date, (v) enforce its rights under the debt commitment letter and (vi) comply with its obligations under the debt commitment letter.

Apria’s Cooperation

Apria has agreed to use reasonable best efforts to provide prior to closing, and to cause Apria’s subsidiaries to use reasonable best efforts to provide prior to closing, to Owens & Minor, in each case at the sole cost and expense of Owens & Minor, such cooperation as is customary for the available financing (as defined below) that is reasonably requested by Owens & Minor in connection with the arrangement of such financing, including using reasonable best efforts to:

•	reasonably cooperate with the debt financing sources’ due diligence, to the extent customary and not unreasonably interfering with the business and operations of Apria and its subsidiaries;

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upon reasonable advance notice cause the appropriate senior officers of Apria and its subsidiaries to participate in a reasonable number of lender meetings, road shows, due diligence sessions and sessions with rating agencies in connection with the available financing;

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provide such financial and other pertinent information regarding Apria and its subsidiaries as may be reasonably requested by Owens & Minor and reasonably assist with the marketing efforts of Owens & Minor for all or any portion of the available financing, including reasonable assistance with the preparation of documents customarily required in connection with obtaining financing of the type contemplated by the debt commitment letter (including any offering of non-convertible debt securities or private placement of non-convertible debt securities pursuant to Rule 144A under the Securities Act);

•	provide customary authorization letters to the debt financing sources authorizing the distribution of information relating to Apria and its subsidiaries to prospective lenders;

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furnish to the debt financing source at least three business days prior to the closing date all documentation and other information relating to Apria and its subsidiaries required by regulatory authorities under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent required by the debt commitment letter;

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request that Apria’s independent auditors provide consent for use of their audit reports relating to the financial statements of Apria in any materials relating to the available financing as necessary and customary for financings similar to the available financing and use commercially reasonable efforts to provide any customary information requested by such accounting firm to enable it to comply with such request;

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take such corporate actions as will be reasonably requested by Owens & Minor (which actions shall not be effective prior to the closing) by persons that will remain officers or directors of Apria and its subsidiaries after the closing to authorize and permit the consummation of the available financing (including (subject to and contingent upon the closing) executing agreements to pledge, grant security interests in, and otherwise grant liens on, the assets of Apria and its subsidiaries);

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execute and deliver a customary certificate of the chief financial officer (or other comparable officer) of Apria and its subsidiaries in customary form with respect to financial information constituting certain required financial information that is included in the offering materials used in connection with the offer and sale of notes, bonds or other securities as reasonably requested by the debt financing sources; and

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request and facilitate the independent auditors of Apria to (A) provide comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to Apria and its subsidiaries as reasonably requested by Owens & Minor as necessary and customary for financings similar to the available financing and (B) participate in accounting due diligence sessions.

“Available financing” means the debt financing and financings of the type contemplated by the debt commitment letter and, solely for purposes of the financing cooperation provisions of the merger agreement, one or more offerings or private placements of non-convertible debt securities to be issued or incurred in lieu of any portion of the debt financing contemplated by the debt commitment letter.

The obligations of Owens & Minor and Merger Sub to consummate the merger are not conditioned upon the obtaining of the debt financing or any alternative financing. None of Apria or its subsidiaries or their respective officers, directors, or employees will be required to execute or deliver, or take any corporate or other action to adopt or approve, any document, agreement, certificate or instrument with respect to or in connection with the available financing that would be effective prior to the closing (except any authorization letters delivered in connection with the available financing that authorizes the distribution of information to prospective lenders or any customary certificate with respect to financial information constituting certain required financing information that is included in offering materials). Owens & Minor will (i) reimburse Apria on the earlier of the closing date or the valid termination of the merger agreement, for all reasonable and documented out-of-pocket costs and expenses incurred by Apria, its subsidiaries or any of their representatives in connection with such cooperation pursuant to the financing cooperation provisions of the merger agreement or otherwise in connection with the available financing and (ii) indemnify, defend and hold harmless Apria, its subsidiaries and any of their respective representatives from and against any and all damages or expenses suffered or incurred by any of them in connection with the arrangement of the available financing and the matters contemplated by the financing cooperation provisions and any information used in connection therewith, in each case, other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of Apria or any of its subsidiaries or any of their respective representatives or material inaccuracy of any financial information provided in writing by Apria or its subsidiaries specifically for use in connection with the available financing.

The OIG Consent

Apria has agreed that, within ten business days following the date of merger agreement, it will notify the Office of Inspector General of the Department of Health and Human Services (the “OIG”) of the parties’ entry into the merger agreement and the transaction contemplated by the merger agreement in accordance with the notification contemplated by Apria’s corporate integrity agreement with the OIG (the “corporate integrity agreement”). As promptly as practicable thereafter, Apria will notify the OIG in writing that it wishes to obtain a determination by the OIG that Owens & Minor and the transactions contemplated by the merger agreement will not be subject to the requirements of the corporate integrity agreement, and the parties will use their respective reasonable best efforts to obtain such determination and have such determination provide that the obligations set forth in the corporate integrity agreement will (x) apply only to Apria’s business and “Covered Persons” (as defined in the corporate integrity agreement) following the closing, (y) not make Owens & Minor or any of their affiliates (other than Apria and its subsidiaries following the closing) “Covered Persons” under the corporate integrity agreement to the extent that such persons are reasonably deemed by Apria and its subsidiaries not to be furnishing patient care items or services or to be performing billing or coding functions on behalf of Apria and its subsidiaries, and (z) not require any obligations or certifications of Owens & Minor’s or their affiliates’ (other than Apria and its subsidiaries following the closing) board of directors (or similar governing body), or their individual directors, managers, officers or senior management (vice president level or higher), pursuant to certain sections of the corporate integrity agreement, unless such individuals are also designated by Owens & Minor or Apria or its subsidiaries as either members of Apria’s or its subsidiaries’ “Compliance Committee” (as defined in the corporate integrity agreement), members of Apria’s or its subsidiaries’ boards of directors or “Certifying Employees” (as defined in the corporate integrity agreement) (collectively, the “OIG consent”).

Owens & Minor has agreed to use commercially reasonable efforts and take all commercially reasonable measures, including exercising flexibility in establishing reporting structures, to obtain the OIG consent, including (i) to develop and offer to the OIG (including following comments and other input from the OIG) a post-closing structure and operational plan for Apria and its subsidiaries that would avoid or eliminate any impediments that might be asserted by the OIG with respect to issuing such consent and (ii) to work with the OIG in ensuring that the post-closing structure, management and integration plan, including the identification and designation of individuals to be subject to the corporate integrity agreement, result in the OIG consent. Prior to a party submitting any notifications, filings or other materials described in the immediately preceding sentence to the OIG, the submitting party will provide copies thereof to the other parties for review and comment, will reasonably consider any comments received from the other parties thereon, and will otherwise work together in good faith with the other parties in connection with all such actions and communications with the OIG. No party may engage in ex parte communications with the OIG regarding the OIG consent without the prior consent of the other parties and each party shall cooperate in good faith with the other parties to obtain such consent.

The parties have also agreed, that notwithstanding anything to the contrary in the foregoing, none of the foregoing provisions will require Apria or any of its subsidiaries will be required to pay any fee or incur any other liability or obligation in connection with obtaining the OIG consent or to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any fee or make any other payment or agree to provide any indemnity or other material covenant in connection with obtaining such consent, in each case, prior to the effective time, and none of Apria or its subsidiaries or their respective officers, directors (with respect to any subsidiary of Apria) or employees will be required to execute or enter into or perform any agreement with respect to obtaining the OIG consent that is not contingent upon the closing or that would be effective prior to the closing and no directors of Apria will be required to execute or enter into or perform any agreement with respect to obtaining such consent. Each of Owens & Minor and Merger Sub has affirmed that it is not a condition to the closing or any of its other obligations under the merger agreement that the OIG consent is obtained.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•

the merger agreement has been adopted by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Apria common stock entitled to vote at a meeting of the stockholders of Apria;

•

the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act shall have either expired or early termination thereof shall have been granted, and no voluntary agreement between Owens & Minor, Merger Sub or Apria and any governmental authority not to consummate the merger shall be in effect; and

•

no judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law shall be in effect or shall have been entered or enacted, in each case, enjoining, making illegal or otherwise prohibiting consummation of the merger.

Owens & Minor and Merger Sub are not obligated to effect the merger under the merger agreement unless the following conditions are satisfied (or waived by Owens & Minor) at or prior to the effective time:

•

certain of Apria’s representations and warranties regarding the capital stock and capitalization of Apria are true and correct in all respects, as of the date of the merger agreement and as of the closing date, with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies;

•

certain of Apria’s representations and warranties regarding Apria’s due organization, valid existence, good standing and corporate power and authority, the absence of non-disclosed Apria securities, the due authorization, execution and delivery and enforceability of the merger agreement, the absence of stockholders rights agreements or applicable takeover laws, the necessary stockholder vote to approve the merger, and broker’s or other similar fees, are true and correct in all material respects, as of the date of the merger agreement and as of the closing date, with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

Apria’s representations and warranties regarding the absence since December 31, 2020 of any material adverse effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a material adverse effect are true and correct in all respects, as of the date of the merger agreement and as of the effective time;

•

Apria’s other representations and warranties set forth in the merger agreement (other than those noted in the preceding three bullet points) are true and correct (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date of the merger agreement and as of the closing date, with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

•	Apria having complied with or performed in all material respects its obligations required to be complied with or performed by it under the merger agreement prior to the closing;

•

since the date of the merger agreement, there shall have been no effect, change, event, fact, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect and is continuing as of the closing date;

•

Owens & Minor has received a certificate signed on behalf of Apria by an executive officer of Apria certifying to the effect that the conditions set forth the six preceding bullet points have been satisfied; and

•

there shall be no action pending in a U.S. federal district court that has been instituted by the U.S. Department of Justice or Federal Trade Commission seeking a judgment to prevent, prohibit or make illegal the consummation of the merger pursuant to an antitrust law.

Apria is not obligated to effect the merger under the merger agreement unless the following conditions are satisfied (or waived by it) at or prior to the effective time:

•

the representations and warranties of Owens & Minor and Merger Sub set forth in the merger agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “parent material adverse effect” and words of similar import set forth therein) as of the date of the merger agreement and as of the effective time, as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for such failure to be true and correct, individually or in the aggregate, would not reasonably be expected to constitute an effect, change, event, fact, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the consummation by Owens & Minor or Merger Sub of any of the transactions contemplated by the merger agreement;

•

Owens & Minor and Merger Sub have complied with or performed in all material respects their obligations required to be complied with or performed by them under the merger agreement prior to the closing; and

•

Apria has received a certificate signed on behalf of Owens & Minor by an executive officer of Owens  & Minor certifying to the effect that the conditions set forth in the preceding two bullet points are satisfied.

Termination of the Merger Agreement

Apria or Owens & Minor may terminate the merger agreement under the following circumstances:

•	by the mutual written consent of Apria and Owens & Minor;

•

if the merger has not been consummated on or prior to July 7, 2022 (the “outside date”) (provided, that the right to terminate the merger agreement under this clause shall not be available to any party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of or primarily resulted in the merger not being consummated by the outside date);

•

if any restraint enjoining, making illegal or otherwise prohibiting consummation of the merger is in effect and has become final and non-appealable (provided that the right to terminate the merger agreement under this clause will not be available to any party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of the issuance or entry of such restraint (or if the issuance or entry of such restraint resulted principally from such breach) or if such party has failed to use the required efforts to prevent the issuance or entry or issuance of and to remove such restraint in accordance with its obligations with to use certain efforts to consummate the merger (as described in the section of this proxy statement entitled “The Merger Agreement—Efforts to Complete the Merger” beginning on page 89)); or

•

if a meeting of the stockholders of Apria to vote on the adoption of the merger agreement has been held (including any adjournments or postponements thereof) and has concluded and the approval of Apria’s stockholders of the merger agreement shall not have been obtained.

Owens & Minor may terminate the merger agreement:

•

if Apria breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure to satisfy certain conditions to closing in the merger agreement, and such breach or failure is incapable of being cured prior to the outside date, or if capable of being cured by the outside date, Apria shall not have cured the breach or failure to perform within twenty calendar days (but in no event later than the outside date) following receipt by Apria of written notice of such breach or failure to perform (provided that neither Owens & Minor nor Merger Sub is then in breach of any of its representations or warranties or has failed to perform any of its covenants or agreements such that Apria may terminate the merger agreement pursuant to its right described below to terminate the merger agreement in the event Owens & Minor or Merger Sub breaches certain of its representations or warranties or fails to perform certain covenants or agreements and thereafter is unable or does not timely cure such breaches or failures); or

•

if the Apria Board or a committee thereof shall have made an adverse recommendation change (as described in the section of this proxy statement entitled “The Merger Agreement—Apria Board Recommendation and Change of Recommendation” beginning on page 86).

Apria may terminate the merger agreement:

•

if Owens & Minor or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to a failure to satisfy certain conditions to closing in the merger agreement and such breach or failure is incapable of being cured prior to the outside date, or if capable of being cured by the outside date, Owens & Minor and Merger Sub shall not have cured the breach or failure to perform within twenty calendar days (but in no event later than the outside date) following receipt by Owens & Minor or Merger Sub of written notice of such breach or failure to perform (provided Apria is not then in breach of any of its representations or warranties or has failed to perform any of its covenants or agreements such that Owens & Minor may terminate the merger agreement pursuant to its right described above to terminate the merger agreement in the event Apria breaches certain of its representations or warranties or fails to perform certain covenants or agreements and thereafter is unable or does not timely cure such breach or failure); or

•

if, prior to obtaining the approval of Apria’s stockholders of the adoption of the merger agreement, the Apria Board has authorized Apria to concurrently enter into a company acquisition agreement providing for a superior proposal (as described above in the section of this proxy statement entitled “The Merger Agreement—Apria Board Recommendation and Change of Recommendation” beginning on page 86), subject to Apria’s payment prior to or concurrently with such termination (and as a condition to such termination) of the Apria termination fee (as described below in the section of this proxy statement entitled “The Merger Agreement—Termination Fee” beginning on page 100).

Termination Fee

Apria will be required to pay Owens & Minor a termination fee in the form of a cash amount equal to $41,970,000 (the “Apria termination fee”) in the following circumstances:

•

if the merger agreement is terminated (A) by Apria or Owens & Minor because the merger was not consummated by the outside date or because the approval of Apria’s stockholders of the adoption of the merger agreement was not obtained, (B) a bona fide takeover proposal has been publicly made, proposed or otherwise communicated or delivered to Apria or has otherwise become publicly known after the date of the merger agreement and such takeover proposal has not been withdrawn in good faith prior to such termination (x) in the case of a termination because the merger was not consummated by the outside date, prior to the date of such termination or (y) in the case of a termination because the approval of Apria’s stockholders of the adoption of the merger agreement was not obtained, prior to the date of the meeting of Apria’s stockholder to seek such approval and (C) within twelve months of the date the merger agreement is so terminated, Apria (1) enters into a company acquisition agreement with any person or persons with respect to any takeover proposal and such takeover proposal is subsequently consummated or (2) consummates any takeover proposal (provided that, for purposes of the foregoing clauses (B) and (C), the references to “20%” in the definition of takeover proposal will be deemed to be references to “50%”); or

•

the merger agreement is terminated (A) by Owens & Minor because the Apria Board or a committee thereof has made an adverse recommendation change or (B) by Apria because the Apria Board has authorized Apria to enter into a company acquisition agreement providing for a superior proposal.

In the event the Apria termination fee is required to be paid by Apria pursuant to the second preceding bullet above, Apria will pay the Apria termination fee within two business days after the consummation of the takeover proposal referred to therein. In the event the Apria termination fee is required to be paid by Apria because Owens & Minor terminated the merger agreement because the Apria Board or a committee thereof made an adverse recommendation change, then Apria will pay the Apria termination fee within two business days after such termination. In the event the Apria termination fee is required to be paid by Apria because Apria terminated the merger agreement because the Apria Board authorized Apria to enter into a company acquisition agreement providing for a superior proposal, then Apria will pay the Apria termination fee prior to or concurrently (and as a condition to such termination) with such termination.

Effect of Termination

If the merger agreement is terminated by Owens & Minor or Apria in accordance with its terms, the merger agreement will become null and void, with no liability on the part of any party (or any director, officer, or affiliate of such party) to any other party to the merger agreement, except that no such termination will relieve any party from liability for damages to another party resulting from a willful breach of the merger agreement or from actual fraud. In the event the merger agreement is terminated, certain provisions of the merger agreement, including but not limited to those related to Apria’s termination fees, will survive the termination.

Amendment and Waiver of the Merger Agreement

Subject to certain limitations with respect to financing sources and compliance with applicable law, at any time prior to the effective time, the merger agreement may be amended or supplemented in any and all respects by written agreement of the parties (provided that after receipt of the approval of Apria’s stockholders of the adoption of the merger agreement, if any such amendment or waiver shall by applicable law or in accordance with the rules of the NASDAQ require further approval of the stockholders of Apria, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of Apria).

At any time prior to the effective time, Owens & Minor, Apria and Merger Sub may, subject to applicable law, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, extend the time for the performance of any of the obligations or acts of the other party, or waive compliance by the other party with any of the agreements contained in the merger agreement applicable to such party or, except as otherwise provided in the merger agreement, waive any of such party’s conditions.

Specific Performance

The parties have agreed in the merger agreement that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them thereunder to consummate the merger agreement. Subject to certain limitations with respect to financing sources, the parties have acknowledged and agreed that the they will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under the merger agreement. The parties have also acknowledged and agreed that any party seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in accordance with this paragraph will not be required to provide any bond or other security in connection with any such order or injunction.

No Third Party Beneficiaries

Subject to certain limitations with respect to financing sources, the merger agreement is not intended to and does not confer upon any person other than the parties thereto any rights or remedies under the merger agreement, except for (i) if the effective time occurs, the right of Apria’s stockholders to receive the merger consideration (as described above in the section of this proxy statement entitled “The Merger Agreement—Merger Consideration”); (ii) if the effective time occurs, the right of the holders of Apria equity awards to receive such amounts as provided for in the merger agreement (as described above in the section of this proxy statement entitled “The Merger Agreement—Treatment of Apria Equity Awards”), and (iii) if the effective time occurs, the rights of the indemnitees set forth in the indemnity and insurance provisions of the merger agreement (as described above in the section of this proxy statement entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance”).

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, without giving effect to any choice or conflict of law provision or rule, with customary exceptions relating to debt financing.

Jurisdiction

The parties will not bring or support any litigation against any debt financing source or its related parties relating to the merger agreement or any of the transactions contemplated thereby in any forum other than any federal or state court in the Borough of Manhattan, New York, New York.

Subject to the foregoing, the parties have agreed that all actions related to, based on, or arising out of the merger agreement and the transaction contemplated thereby will be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), and in each case, appellate courts therefrom, and the parties have agreed to irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action.

Waiver of Jury Trial

Each of the parties irrevocably and unconditionally waived any trial by jury in any litigation directly or indirectly which may relate to, be based on, or arise under the merger agreement and any of the agreements delivered in connection therewith or the transactions contemplated thereby.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED

COMPENSATION PROPOSAL

(PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, Apria is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of Apria in connection with the merger, the value of which is set forth in the table entitled “Golden Parachute Compensation” in the section of this proxy statement entitled “The Merger Proposal (Proposal 1)—Interests of Apria’s Executive Officers and Directors in the Merger” beginning on page 58. This proposal, commonly known as “say-on-golden parachutes” is referred to in this proxy statement as the named executive officer merger-related compensation proposal. As required by Section 14A of the Exchange Act, Apria is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Apria’s named executive officers in connection with the merger, as disclosed under “The Merger Proposal (Proposal 1)—Interests of Apria’s Executive Officers and Directors in the Merger—Potential Merger-Related Payments to Named Executive Officers,” including the table, associated footnotes and narrative discussion, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote to approve the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on Apria, Owens & Minor or the surviving corporation. Accordingly, because Apria is contractually obligated to pay such merger-related compensation, the compensation will be paid or payable, subject only to the conditions applicable thereto, if the merger proposal is approved, regardless of the outcome of the advisory vote.

Assuming a quorum is present, approval of the named executive officer merger-related compensation proposal (on a non-binding basis) requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Apria common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the named executive officer merger-related compensation proposal. Broker non-votes, if any, will have no effect on the outcome of the named executive officer merger-related compensation proposal. If you sign and return a proxy and do not indicate how you wish to vote on the executive officer merger-related compensation proposal, your shares will be voted in favor of the proposal.

The Apria Board unanimously recommends that the Apria stockholders vote “FOR” the named executive officer merger-related compensation proposal.

ADJOURNMENT PROPOSAL

(PROPOSAL 3)

Apria stockholders are being asked to approve a proposal that will give Apria the authority to adjourn the special meeting from time to time, if necessary or appropriate, as determined in good faith by the Apria Board, including for the purpose of soliciting additional proxies in favor of the merger proposal if there are insufficient votes at the time of the special meeting to approve the merger proposal. The Apria Board reserves the right to delegate to a committee thereof the determination of whether it is necessary or appropriate to adjourn the special meeting pursuant to the adjournment proposal. If a quorum is not present, the person presiding at the special meeting may adjourn the special meeting from time to time until a quorum is present.

In addition, the Apria Board could postpone the special meeting before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Apria common stock present in person or represented by proxy at the special meeting entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes, if any, will have no effect on the outcome of the adjournment proposal. If you sign and return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. Apria does not intend to call a vote on this proposal if the merger proposal has been approved at the special meeting.

The Apria Board unanimously recommends that the Apria stockholders vote “FOR” the adjournment proposal.

MARKET PRICES OF APRIA COMMON STOCK

Market Information

Apria common stock trades on NASDAQ under the symbol “APR”. The following table shows the high and low sales price of Apria common stock for Apria’s first fiscal quarter of 2022 (through [●], 2022, the latest practicable date before the printing of this proxy statement) and each of Apria’s preceding fiscal quarters in 2021 (in the case of the first fiscal quarter of 2021, since February 11, 2021, the date on which the IPO was consummated and the Apria common stock began trading on NASDAQ).

Fiscal Year	High		Low
2022
First Quarter (through [●], 2022)	$	[●]	$	[●]
2021
First Quarter		$28.49		$20.07
Second Quarter		$34.50		$25.03
Third Quarter		$38.47		$25.01
Fourth Quarter		$38.15		$27.89

The closing sales price of Apria common stock on [●], 2022, the latest practicable date before the printing of this proxy statement, was $[●] per share. The closing sales price of Apria common stock on NASDAQ on January 7, 2022, the last trading day prior to the announcement of the execution of the merger agreement, was $29.72 per share. You are urged to obtain current market quotations for Apria common stock when considering whether to approve the merger proposal.

Holders

At the close of business on [●], 2022, the record date for the special meeting, [●] shares of Apria common stock were issued and outstanding, held by approximately [●] holders of record.

Dividends

Apria has not paid cash dividends related to the Apria common stock in 2022 year to date or for the year ended December 31, 2021. Apria does not intend to pay cash dividends to Apria’s common stockholders for the foreseeable future and intend to retain earnings, if any, for future operation and expansion of Apria’s business. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the valid termination of the merger agreement, Apria may not declare or pay dividends to Apria’s common stockholders without Owens & Minor’s written consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Apria common stock as of January 31, 2022 by (1) each person known to Apria to beneficially own more than 5% of the outstanding Apria common stock, (2) each of Apria’s directors and named executive officers and (3) all of Apria’s directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to Apria’s knowledge, sole voting and investment power with respect to the indicated shares. Unless otherwise noted, the address of each beneficial owner is c/o Apria, Inc., 7353 Company Drive, Indianapolis, Indiana 46237.

Name of Beneficial Owner	Number of Shares	Percent (%)
Significant Stockholders:
Apria Holdings LLC(1)	14,187,515	39.8%
Entities affiliated with Deerfield Management Company, L.P.(2)	2,431,417	6.8%
Victory Capital Management Inc.(3)	1,970,603	5.5%
The Bank of New York Mellon Corporation(4)	1,806,410	5.1%
Entities affiliated with American Century Investment Management Inc.(5)	2,078,951	5.8%

Directors and Named Executive Officers:
John G. Figueroa	500,003	1.4%
Michael Audet(6)	—	—
Susannah Gray	—	—
Michael Bryant-Hicks	—	—
Teresa Kline	—	—
John R. Murphy(7)	3,945	*
Norman C. Payson, M.D.(8)	—	—
Devon Rinker(6)	—	—
Neil P. Simpkins(6)	—	—
Lynn Shapiro Snyder(9)	16,311	*
Daniel J. Starck(10)	702,967	1.9%
Mike S. Zafirovski	122,775	*
Debra L. Morris(11)	239,253	*
Mark E. Litkovitz(12)	93,454	*
Robert P. Walker(13)	175,991	*
Directors and executive officers as a group (17 persons)(14)	2,014,791	5.5%

*	Represents less than 1.0%
(1)

Reflects shares held directly by Apria Holdings LLC. The controlling member of Apria Holdings LLC is BP Healthcare Holdings LLC. The controlling member of BP Healthcare Holdings LLC is Blackstone Capital Partners V L.P. The general partner of Blackstone Capital Partners V L.P. is Blackstone Management Associates V L.L.C. The sole member of Blackstone Management Associates V L.L.C. is BMA V L.L.C.

The managing member of BMA V L.L.C. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is Blackstone Inc. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The address of each of such Blackstone entities and Mr. Schwarzman is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.
(2)

Based solely on information contained in Schedule 13G filed with the SEC on August 5, 2021 by Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P. and James E. Flynn (each a “Deerfield reporting person”). As reported in the Schedule 13G, each Deerfield reporting person has shared voting and shared dispositive power over the 2,431,417 shares of Apria’s common stock reported by them. The address of each such Deerfield reporting person is 345 Park Avenue South, 12th Floor, New York, NY 10010.

(3)

Based solely on information contained in Schedule 13G filed with the SEC on February 2, 2022 by Victory Capital Management Inc. As reported in the Schedule 13G, Victory Capital Management Inc. has sole voting power over 1,950,393 shares of Apria common stock and sole dispositive power over 1,970,603 shares of Apria’s common stock reported by it. The address of Victory Capital Management Inc. is 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144.

(4)

Based solely on information contained in Schedule 13G filed with the SEC on February 2, 2022 by The Bank of New York Mellon Corporation. As reported in the Schedule 13G, The Bank of New York Mellon Corporation has sole voting power over 1,683,276 shares of Apria common stock, shared voting power over 150 shares of Apria common stock, sole dispositive power over 494,100 shares of Apria’s common stock and shared dispositive power over 1,291,260 shares of Apria common stock reported by it. The address of The Bank of New York Mellon Corporation is 240 Greenwich Street, New York, NY 10286.

(5)

Based solely on information contained in Schedule 13G filed with the SEC on February 4, 2022 by American Century Investment Management, Inc., American Century Companies, Inc. and Stowers Institute for Medical Research (each, a “American Century reporting person”). As reported in the Schedule 13G, each American Century reporting person has sole voting power over 2,036,435 shares of Apria common stock and sole dispositive power over 2,078,951 shares of Apria’s common stock reported by it. The address of each American Century reporting person is 4500 Main Street, 9th Floor, Kansas City, MO 64111.

(6)

Mr. Audet is an employee of affiliates of Blackstone and is a member of the board of directors of BP Healthcare Holdings LLC (described in footnote (1) above) but disclaims beneficial ownership of shares beneficially owned by Blackstone and its affiliates. Mr. Simpkins is also an executive advisor to affiliates of Blackstone but disclaims beneficial ownership of shares beneficially owned by Blackstone and its affiliates. Mr. Rinker is also an employee of an affiliate of Blackstone but disclaims beneficial ownership of shares beneficially owned by Blackstone and its affiliates. The address for each of Mr. Audet, Mr. Simpkins and Mr. Rinker is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(7)	Represents 3,945 shares of common stock that Mr. Murphy has the right to acquire pursuant to outstanding Apria SARs that may be exercised within 60 days of January 31, 2022.
(8)

Dr. Payson is a member of BP Healthcare Holdings LLC (described in footnote (1) above), but has no individual investment or voting control over the shares beneficially owned by BP Healthcare Holdings LLC. As a member of BP Healthcare Holdings LLC, Dr. Payson has an indirect interest in shares beneficially owned by BP Healthcare Holdings LLC.

(9)	Represents 16,311 shares of common stock that Ms. Snyder has the right to acquire pursuant to outstanding Apria SARs that may be exercised within 60 days of January 31, 2022.
(10)

Represents (i) 210,426 shares of common stock held by Mr. Starck, (ii) 474,450 shares of common stock that Mr. Starck has the right to acquire pursuant to outstanding Apria SARs that may be exercised within

60 days of January 31, 2022 and (iii) 18,091 shares of common stock that Mr. Starck has the right to acquire pursuant to outstanding Apria LTIP Awards that may vest within 60 days of January 31, 2022.
(11)

Represents (i) 230,208 shares of common stock that Ms. Morris has the right to acquire pursuant to outstanding Apria SARs that may be exercised within 60 days of January 31, 2022 and (ii) 9,045 shares of common stock that Ms. Morris has the right to acquire pursuant to outstanding Apria LTIP Awards that may vest within 60 days of January 31, 2022.

(12)

Represents (i) 86,670 shares of common stock that Mr. Litkovitz has the right to acquire pursuant to outstanding Apria SARs that may be exercised within 60 days of January 31, 2022 and (ii) 6,784 shares of common stock that Mr. Litkovitz has the right to acquire pursuant to outstanding Apria LTIP Awards that may vest within 60 days of January 31, 2022.

(13)

Represents (i) 2,968 shares of common stock held by Mr. Walker, (ii) 166,239 shares of common stock that Mr. Walker has the right to acquire pursuant to outstanding Apria SARs that may be exercised within 60 days of January 31, 2022 and (iii) 6,784 shares of common stock that Mr. Walker has the right to acquire pursuant to outstanding Apria LTIP Awards that may vest within 60 days of January 31, 2022.

(14)

Includes (i) 1,124,347 shares of common stock directors and executive officers have the right to acquire pursuant to outstanding Apria SARs that may be exercised within 60 days of January 31, 2022 and (ii) 54,272 shares of common stock directors and executive officers have the right to acquire pursuant to outstanding Apria LTIP Awards that may vest within 60 days of January 31, 2022.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Apria common stock whose shares of common stock are converted into the right to receive cash in the merger. This summary is based on the provisions of the Code, applicable Treasury regulations, judicial authority, administrative interpretations, and administrative rulings in effect as of the date of this proxy statement, all of which may change, possibly with retroactive effect. This summary is general in nature and does not purport to be a complete analysis of all potential tax effects of the merger.

This discussion addresses only the consequences of the exchange of shares of Apria common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not consider the effect of the Medicare tax on net investment income or any applicable state, local or foreign income tax laws, or of any non-income tax laws. In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S corporation or other pass-through entity (or an investor in such an entity or arrangement);

•	a real estate investment trust or regulated investment company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder (as defined below) that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder of shares that exercises appraisal rights;

•	a foreign pension fund and its affiliates;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a United States expatriate; or

•

a holder of shares that is required to accelerate the recognition of any item of gross income with respect to the shares as a result of such income being recognized on an applicable financial statement.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Apria common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Apria common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Apria common stock that is:

•	an individual citizen or resident, for U.S. federal income tax purposes, of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “non-U.S. holder” means a beneficial owner of Apria common stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes).

U.S. Holders

General. The exchange of Apria common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Apria common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Apria common stock (i.e., shares of Apria common stock acquired at the same cost in a single transaction). If a U.S. holder acquired different blocks of shares of Apria common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Apria common stock that it holds.

Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder has held the shares of Apria common stock for more than one year at the time of the effective time. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Information reporting and backup withholding (currently at a rate of 24%) may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a U.S. holder of Apria common stock who (1) furnishes a correct taxpayer identification number (“TIN”), certifies that such U.S. holder is not subject to backup withholding on the Internal Revenue Service Form W-9 (or appropriate successor form) included in the transmittal materials that such U.S. holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such U.S. holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct TIN.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash in exchange for shares of Apria common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Apria common stock for cash pursuant to the merger and certain other conditions are met; or

•	Apria is and has been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A individual non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Apria believes it is not and has not during the five years preceding the merger been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which such non-U.S. holder resides under the provisions of an applicable treaty or agreement. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if we, the paying agent or Owens & Minor has actual knowledge, or reason to know, that a non-U.S. holder is a U.S. person. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the Internal Revenue Service and the required information is furnished to the IRS in a timely manner.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. APRIA URGES YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

FUTURE APRIA STOCKHOLDER PROPOSALS

If the merger is not completed, Apria stockholders will continue to be entitled to attend and participate in Apria’s annual meeting of stockholders. If Apria holds its 2022 annual meeting of stockholders, any stockholder proposal intended for inclusion in the proxy materials for the 2022 annual meeting pursuant to Rule 14a-8 under the Exchange Act must be received at Apria’s principal executive offices a reasonable time before the company begins to print and send its proxy materials for the 2022 annual meeting. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must still comply with the procedural requirements in Apria’s bylaws. Accordingly, for a proposal or nomination to be timely under Apria’s bylaws, written notice must be delivered to the Secretary of Apria, at Apria’s principal executive offices no earlier than February 1, 2022 and no later than March 3, 2022; provided, however, that in the event that the date of the 2022 annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from June 1, 2022, such written notice must be so delivered not earlier than the close of business on the 120th day prior to the 2022 annual meeting and not later than the close of business on the later of the 90th day prior to the 2022 annual meeting or the 10th day following the date on which Apria first publicly announces the date of such meeting. Failure to deliver a proposal or nomination in accordance with this procedure may result in it not being timely received. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to Apria’s Secretary at 7353 Company Drive, Indianapolis, IN 46237.

Also, in addition to satisfying the foregoing requirements under Apria’s bylaws, if Apria holds its 2022 annual meeting of stockholders after August 31, 2022, stockholders who intend to solicit proxies in support of director nominees other than Apria’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the later of (x) 60 calendar days prior to the date of such annual meeting and (y) the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made by Apria.

Any stockholder suggestions for director nominations must be submitted by the dates by which other stockholder proposals are required to be submitted as set forth above.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

While Apria does not household, a number of brokerage firms with account holders who are Apria stockholders household proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request, and Apria will promptly deliver, a separate copy of the proxy statement by writing to its Secretary at its principal executive offices, which are located at 7353 Company Drive, Indianapolis, IN 46237 and by calling (800) 990-9799.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows Apria to “incorporate by reference” documents it files with the SEC into this proxy statement, which means that Apria may disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that Apria files later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including information furnished under Item 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits):

•	Apria’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 31, 2021;

•

Apria’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2021, filed on May 14, 2021; the fiscal quarter ended June  30, 2021, filed on August 6, 2021; and the fiscal quarter ended September  30, 2021, filed on November 5, 2021; and

•	Apria’s Current Reports on Form 8-K on February 16, 2021, May 6, 2021, October 7, 2021 and January 10, 2022.

Any additional documents that Apria may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting, are also incorporated by reference into this proxy statement (other than any additional documents or information furnished and not filed with the SEC).

The directors, executive officers and certain other members of management and employees of Apria may be deemed “participants” in the solicitation of proxies from stockholders of Apria in favor of the merger. You can find information about Apria’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Current Report on Form 8-K filed with the SEC on May 6, 2021.

You can obtain any of the filings incorporated by reference into this proxy statement through Apria or from the SEC through the SEC’s website at http://www.sec.gov. Apria will provide, without charge, to each person to whom a copy of this proxy statement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Apria, Inc.

7353 Company Drive

Indianapolis, Indiana 46237

(800) 990-9799

ApriaIR@westwicke.com

Apria maintains an internet site at http://www.apria.com. Such website and the information contained on or connected to it shall not be deemed to be incorporated into this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. APRIA HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●], 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

EXHIBIT INDEX

Exhibit	Description

107	Calculation of Filing Fee Table

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

OWENS & MINOR, INC.,

STONEOAK MERGER SUB INC.

and

APRIA, INC.

Dated as of January 7, 2022

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 7, 2022 (this “Agreement”), is by and among Owens & Minor, Inc., a Virginia corporation (“Parent”), StoneOak Merger Sub Inc., a Delaware corporation and an indirect, wholly owned Subsidiary of Parent (“Merger Sub”), and Apria, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions advisable, and (iv) resolved to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Merger;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has unanimously duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement advisable, and the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder to enter into this Agreement, (ii) approved this Agreement and the Transactions in accordance with the DGCL and (iii) adopted a resolution recommending that Parent, as the sole stockholder of Merger Sub, adopt and approve this Agreement and the Merger;

WHEREAS, Parent shall cause the sole stockholder of Merger Sub, in its capacity thereof, to approve and adopt this Agreement by written consent immediately following execution of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain holders of shares of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”), have delivered to Parent and Merger Sub a support agreement (each, a “Support Agreement”), dated as of the date hereof, providing that each such stockholder has, among other things, agreed to (i) vote all the shares of Company Common Stock beneficially owned by it in favor of the approval and adoption of this Agreement and the Merger; and (ii) support the Merger and the other Transactions, each on the terms and subject to the conditions set forth in the Support Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

SECTION 1.02 Closing. The closing of the Merger (the “Closing”) shall take place electronically by exchange of the Closing deliverables, on the third (3rd) Business Day following the date on which the conditions set forth in Article VI (other than those conditions which by their terms are required to be satisfied or waived at the Closing but subject to the satisfaction or waiver of such conditions) have been satisfied or, if permissible, waived by the party entitled to the benefit of the same (in its sole discretion), or at such other place, time and date or manner as Parent and the Company may agree in writing; provided that if the Marketing Period has not ended at the time when the Closing would otherwise be required to occur pursuant to this Section 1.02, the Closing will occur on the earlier of (a) a Business Day before or during the Marketing Period specified by Parent on two (2) Business Days’ prior written notice to the Company and (b) the Business Day following the expiration of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions)), or at such other date and time as Parent and the Company shall mutually agree upon in writing; provided, further, that in no event shall the Closing occur less than three (3) Business Days after the conditions set forth in Article VI have been satisfied. The “Closing Date” shall be the date upon which the Closing occurs.

SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time that the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04 Effects of the Merger. The Merger shall have the effects provided in this Agreement, the Certificate of Merger and as set forth in the applicable provisions, including Section 259 of the DGCL.

SECTION 1.05 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Apria, Inc.,” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, in each case, subject to Section 5.06 hereof. The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except references to the name of Merger Sub shall instead be references to the name of the Surviving Corporation) and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.06 Directors and Officers of the Surviving Corporation. The parties hereto shall take all requisite action so that the directors and officers of Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES; EQUITY-BASED AWARDS

SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Certain Shares. All shares of Company Common Stock that are (i) held by the Company as treasury stock or owned by Parent or Merger Sub, in each case, as of immediately prior to the Effective Time will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor and (ii) owned by any direct or wholly owned Subsidiary of Parent (other than Merger Sub) or the Company shall be converted into such number of fully paid and non-assessable shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time, and any such shares of Company Common Stock shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor (collectively, the shares described in clauses (i) and (ii), the “Owned Company Shares”).

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) Appraisal Shares to be treated in accordance with Section 2.07 and (ii) Owned Company Shares) shall be converted automatically into and shall thereafter represent only the right to receive $37.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or non-certificated shares of Company Common Stock held in book entry form (each, a “Book Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book Entry Share in accordance with Section 2.02(b).

SECTION 2.02 Exchange of Certificates and Book Entry Shares.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in short-term direct obligations of the United States of America or short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the Exchange Fund held by the Paying Agent for purposes of paying the Merger Consideration, and any amounts in excess of the aggregate amount of the Merger Consideration payable pursuant to Section 2.01 shall be returned to the Surviving Corporation in accordance with Section 2.02(e). Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.

(b) Payment Procedures. Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock (other than (i) Appraisal Shares to be treated in accordance with Section 2.07 and (ii) Owned Company Shares) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, in the case of Certificates, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions regarding delivery of an “agent’s message” with respect to Book Entry Shares) as Parent and the Company may reasonably agree in writing prior to the Closing Date) and (B) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for payment of the Merger Consideration as provided in Section 2.01(c). Upon (1) surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent) or (2) in the case of Book Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificate or Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book Entry Share, and the Certificate or Book Entry Share so surrendered shall forthwith be canceled; provided, with respect to any holder of record of Company Common Stock who provides such documentation and information prior to the Closing Date, the Paying Agent shall pay the Merger Consideration for each share of Company Common Stock for which such documentation and information has been provided as soon as reasonably practicable on or after the Closing Date. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable, and (z) the respective holder and the Person requesting such payment represent and agree that such Person (or its tax owner) is the beneficial owner of such Merger Consideration for all Tax purposes. Until surrendered as contemplated by this Section 2.02, each Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed with respect to, and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of, the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that represented ownership of shares of Company Common Stock and Book Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Certificates and Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.

(e) Termination of Exchange Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.03 Treatment of Equity-Based Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i) each Company RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled, extinguished and of no further force or effect and shall be automatically converted into the right to receive, as the sole consideration for each share of Company Common Stock underlying such Company RSU, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to the Merger Consideration (the “Company RSU Consideration”);

(ii) each Company PSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled, extinguished and of no further force or effect and shall be automatically converted into the right to receive, as the sole consideration for each share of Company Common Stock underlying such Company PSU, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to the Merger Consideration, based on attainment of the applicable performance metrics at the greater of target or actual level of performance as of the Closing Date, as determined in good faith by the Board of Directors of the Company or a committee thereof in reasonable consultation with Parent prior to the Effective Time (the “Company PSU Consideration”);

(iii) (A) each vested Company LTIP Award that is outstanding immediately prior to the Effective Time (after giving effect to the incremental vesting resulting from the Closing, which shall be deemed to constitute a “Change of Control” for purposes of such Company LTIP Awards) shall be cancelled, extinguished and of no further force or effect and shall be automatically converted into the right to receive, as the sole consideration for each such Company LTIP Award, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to (1) the number of shares of Company Common Stock represented by the Company LTIP Award deemed earned as of immediately prior to the Effective Time in accordance with the terms of the applicable governing documents (after giving effect to the incremental vesting resulting from the Closing as described above), as determined by the board of directors of the Company or a committee thereof after reasonable consultation with Parent prior to the Effective Time multiplied by (2) the Merger Consideration (the “Company LTIP Award Consideration”); and (B) any unvested portion of an Company LTIP Award that is outstanding immediately prior to the Effective Time after giving effect to the incremental vesting resulting from the Closing as described above shall be cancelled for no consideration in accordance with the terms of the applicable Company Stock Plan;

(iv) each Company SAR that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled, extinguished and of no further force or effect and shall be automatically converted into the right to receive, as the sole consideration for each such Company SAR, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to the total value of the payout that would have been earned in accordance with the terms of the applicable governing documents (including any previously unpaid dividends or dividend equivalents thereon, in accordance with such governing documents) (collectively, the “Company SAR Consideration”). For the avoidance of doubt, each Company SAR with an exercise price per share equal to or greater than the Merger Consideration shall be cancelled for no consideration in accordance with the terms of the applicable Company Stock Plan.

Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Stock Plan that will not trigger a Tax or penalty under Section 409A of the Code.

SECTION 2.04 Payments with Respect to Equity-Based Awards. Promptly after the Effective Time (but in any event, with respect to (i) Company Equity Awards other than Company LTIP Awards, no later than the second (2nd) payroll date after the Effective Time and (ii) Company LTIP Awards no later than required under the terms of the applicable governing documents, including the applicable Company Stock Plan), subject to Section 2.08, the Surviving Corporation shall pay through its or its Affiliate’s payroll systems the Company RSU Consideration, Company PSU Consideration, Company LTIP Award Consideration and Company SAR Consideration due pursuant to Section 2.03.

SECTION 2.05 Company Actions. Prior to the Closing Date, the Company, the Board of Directors of the Company or, if appropriate, any committee thereof administering the Company Stock Plans shall adopt any resolutions and take any actions that are necessary to cause the Company Stock Plans to terminate at or prior to the Effective Time, if so requested by Parent no later than ten (10) Business Days prior to the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

SECTION 2.06 Adjustments. If between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

SECTION 2.07 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL less any withholding or deduction required under any applicable Tax Law; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon. To the extent any amounts are withheld under this Section 2.07 and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b) The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock (as well as attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal), and Parent shall have the right to participate in, and after the Effective Time, direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.08 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Company, the Surviving Corporation, their respective Affiliates and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or non-U.S. Tax Law. To the extent amounts are so withheld or deducted and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article III to which it corresponds in number and each other section or subsection of this Article III to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) expressly disclosed in any report, schedule, form, statement or other document (including exhibits) of the Company or any of its Subsidiaries filed with, or furnished to, the SEC and publicly available after December 31, 2019 and on or prior to 5:30 p.m. New York City time on January 6, 2022 (the “Filed Company SEC Documents”), other than any cautionary or forward-looking information in any such Filed Company SEC Document contained in the risk factors or forward-looking statements sections thereof (provided that nothing disclosed in the Filed Company SEC Documents shall be deemed to apply to, qualify or be a modification of, the representations and warranties set forth in Section 3.01 (Organization; Standing), Section 3.02(a) (Capitalization), and Section 3.03(a)-(b) (Authority; Noncontravention)):

SECTION 3.01 Organization; Standing.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company’s Organizational Documents are included in the Filed Company SEC Documents, and each as so made available is in full force and effect on the date of this Agreement.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as is it is now being conducted, except where the failure to be so organized, existing or in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws (or similar Organizational Documents) of the Subsidiaries of the Company, in each case, as amended to the date of this Agreement, have been made available to Parent or are included in the Filed Company SEC Documents, and each as so made available is in full force and effect on the date of this Agreement. Section 3.01(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company as of the date of this Agreement and its jurisdiction of incorporation or organization.

SECTION 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on January 5, 2022 (the “Capitalization Date”), (i) 35,522,472 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company as treasury stock, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 3,910,639 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, (v) 276,794 shares of Company Common Stock were subject to Company RSUs, (vi) 88,916 shares of Company Common Stock were subject to outstanding Company PSUs (based on the target level performance) and 177,832 shares of Company Common Stock were subject to outstanding Company PSUs (based on the maximum level performance), (vii) 3,119,410 shares of Company Common Stock were subject to outstanding Company SARs (with a weighted average strike price of $6.13 per share, which are also subject to an aggregate of $377,053.99 in previously unpaid dividends or dividend equivalents thereon) and (viii) 96,282 shares of Company Common Stock were subject to outstanding Company LTIP Awards (based on the target level of performance) and 192,582 shares of Company Common Stock were subject to outstanding Company LTIP Awards (based on the maximum level performance). Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries have (x) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or (y) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.

(b) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding subscription, options, warrants, rights, puts, calls, stock appreciation rights, profits interests, restricted or performance stock units, phantom stock or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (including any Indebtedness of the Company or any of its Subsidiaries having the right to vote or convertible into, or exchangeable for, securities having the right to vote) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, option, warrant, right, puts, calls, stock appreciation rights, profits interests, restricted or performance stock units, phantom stock, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company; and (v) no other outstanding obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any of the foregoing securities covered in clauses (i) through (iv) above (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”). There are no outstanding agreements of any kind which obligate the Company to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company SARs or the withholding of taxes with respect to Company Equity Awards), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, call or rights of first refusal or similar rights with respect to any Company Securities. The Company is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock issued upon exercise of Company SARs or settlement of Company RSUs, Company PSUs or Company LTIP Awards will be when issued duly authorized and validly issued and are or will be, as applicable, fully paid, non-assessable and free of preemptive rights or similar right.

(c) Section 3.02(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of all outstanding Company Equity Awards by holder, including (i) the type of award and number of shares of Company Common Stock related thereto (with Company PSUs and any other performance-based awards reflected at the target and maximum performance levels), (ii) the name of the Company Stock Plan under which the award was granted, (iii) the grant date, (iv) the exercise price and expiration date, as applicable, and (v) the applicable vesting schedule. Each Company SAR is in compliance in all material respects with all applicable Laws, and the per share exercise price of each Company SAR is equal to or greater than the fair market value of the underlying Company Common Stock on the date of grant.

SECTION 3.03 Authority; Non-contravention.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to perform its obligations hereunder and, assuming that the Transactions are consummated in accordance with the DGCL, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming that the Transactions are consummated in accordance with the DGCL and the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.10, the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the Stockholder Approval and filing with, and the acceptance of the Certificate of Merger by, the Secretary of State of the State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

(b) The Board of Directors of the Company, at a meeting duly called and held, unanimously adopted resolutions (i) determining that the Transactions are advisable and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) resolving to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”), and (iv) assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.10 are correct, taken all necessary actions so that the restrictions in Takeover Laws are not applicable to the Company, Parent, Merger Sub or their Affiliates or their Subsidiaries, or this Agreement or the Transactions, which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, does or will (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of (A) the Company’s Organizational Documents or (B) the Organizational Documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Stockholder Approval are obtained prior to the Effective Time, as applicable, and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, as applicable, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries in any material respect, (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) or otherwise give rise to increased rights or rights of purchase under or accelerate the performance required by the Company or any of its Subsidiaries under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement or understanding that is legally binding (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or any of its Subsidiaries’ obligations under any such Contract, in each case in any material respect or (z) result in the creation of any Lien (other than any Permitted Lien) on any material properties or assets of the Company or any of its Subsidiaries, except in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions and the Merger on or before the Outside Date.

SECTION 3.04 Governmental Approvals. Except for (a) the filing with the Securities and Exchange Commission of a proxy statement relating to the Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) by the Company, and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”), (b) compliance with the rules and regulations of the NASDAQ, (c) the filing of the Certificate of Merger with the Secretary of State with the state of Delaware pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (d) filings and expiration or termination of the waiting period required under the HSR Act; and (e) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions and the Merger on or before the Outside Date.

SECTION 3.05 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act since February 10, 2021 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Documents has been amended or superseded by a later Company SEC Document filed prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company’s Subsidiaries (i) is required to file or furnish any documents with the SEC or any securities regulation (or similar) regime of a non-U.S. Governmental Authority or (ii) has any securities that are listed on either a U.S. or non-U.S. securities exchange.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments). Since February 10, 2021, subject to any applicable grace periods, the Company has been and is in material compliance with the applicable provisions of the Sarbanes-Oxley Act.

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected or reserved against on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of September 30, 2021 (the “Balance Sheet Date”) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions; or (iv) as would not constitute a Material Adverse Effect.

(d) The Company has established and maintains, and at all times since February 10, 2021 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, that is required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. Since February 10, 2021, neither the Company nor to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures related to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case, which has not been subsequently remediated. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and has not, since February 10, 2021 received any notice from NASDAQ asserting any material noncompliance with such requirements.

SECTION 3.06 Absence of Certain Changes. Since December 31, 2020 through the date of this Agreement (a) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in the ordinary course of business in all material respects (other than in connection with modifications, suspensions and/or alterations of operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to or in connection with COVID-19 or any COVID-19 Measures to the extent such modifications, suspensions and/or alterations of operations have not had a material adverse impact on the Company’s operations) and (b) there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date to the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in Section 5.01(a).

SECTION 3.07 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no, and has not been since January 1, 2019, any, (a) pending or, to the Company’s Knowledge, threatened legal or administrative claim, audit, arbitration, proceeding, suit, charge, claim, complaint, arbitration or action (each, an “Action”) by or against the Company or any of its Subsidiaries; (b) outstanding order, judgment, injunction, ruling, writ, stipulation, settlement, award, finding, determination or decree of any Governmental Authority (each, a “Judgment”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority; (c) settlements to which the Company or any of its Subsidiaries is a party or by which any of its assets are bound or (d) to the Company’s Knowledge, investigation or review pending or threatened by any Governmental Authority with respect to the Company or any of its Subsidiaries.

SECTION 3.08 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance, in all material respects, with all laws (whether foreign, federal, state, provincial, local, municipal, multinational common or otherwise), including health statutes, treaties, ordinances, codes, acts, constitutions, conventions, executive orders, decrees, rules or regulations enacted, adopted or promulgated by an Governmental Authority (collectively, “Laws”) or Judgments applicable to the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries hold, and are in compliance with, all Healthcare Permits, FDA or state registrations, Regulatory Authorizations, licenses, franchises, permits, consents, waivers, exemptions, registrations, clearances, certificates, approvals and other authorizations issued from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses as currently conducted.

(b) Each material Permit is and has been at all times since January 1, 2019 in full force and effect, and will continue to be so following the Closing. The consummation of the Transactions, in and of itself, would not cause the suspension, revocation or cancellation of any material Permit and no consent, approval, authorization of, registration, declaration or filing with or notice to any Governmental Authority regarding any material Permit will be required in connection with the consummation of the Transactions. To the Knowledge of the Company, the Company has not received any notice or other written communication from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, revocation, withdrawal, suspension, cancellation, termination or material adverse modification (excluding renewal notifications) of any Permit.

SECTION 3.09 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct, accurate and complete in all material respects.

(b) All Taxes of the Company and its Subsidiaries (whether or not shown to be due on any Tax Returns) have been timely paid in full.

(c) No federal, state, local or non-U.S. Tax audits, examinations, investigations or administrative or judicial Tax proceedings are being conducted or pending, proposed or have been threatened in writing against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received written questionnaire or notice of any audits, examinations, investigations, proposed adjustments, claims or other proceedings from any taxing authority. No deficiency for material Taxes has been assessed or asserted in writing by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies which have been finally settled, withdrawn or satisfied by payment in full. No claim has been made in writing by any taxing authority in a jurisdiction where the Company and/or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction in any taxable period.

(d) There are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e) During the two (2)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock occurring during the two (2)-year period ending on the date of this Agreement that was intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign Law).

(f) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or any other affiliated, controlled, fiscal, combined, unitary or aggregate group (other than a group the common parent of which is or was the Company) for any Tax period, (ii) is a party to, or bound by, or has any obligation under, any Tax sharing, allocation, indemnification or similar contract other than customary Tax indemnity provisions contained in any commercial agreements entered into in the ordinary course of business that do not have a principal purpose of addressing Tax matters; (iii) has entered into a material closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. law), offer in compromise, ruling, technical advice memorandum or any similar agreement or ruling, in each case with or issued by any Governmental Authority that will have continued application to the Company following the Closing; or (iv) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as an agent, a transferee or successor, by Contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries has waived, extended, or requested a waiver or extension for, any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than any automatic extension of time to file any Tax Return obtained in the ordinary course of business).

(h) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or foreign law).

(i) The Company and each of its Subsidiaries have properly and timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor or other third party. Section 3.09(i) of the Company Disclosure Letter sets forth the amount of any unpaid Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Company or any of its Subsidiaries, as applicable, to any Company Employee/Contractor but have been deferred as permitted under Section 2302 of the CARES Act. Neither the Company nor any of its Subsidiaries has deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, issued by the President of the United States).

(j) The Company and each of its Subsidiaries have not claimed any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) executed on or prior to the Closing Date; (ii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Tax Law); (iii) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; (vii) gain recognition agreement; or (viii) election under Section 965(h) of the Code to defer the payment of any liability for income Taxes.

(l) All sales, use, value added and similar Taxes have been properly collected and remitted with respect to all sales made by the Company and each of its Subsidiaries to its customers in all material respects.

(m) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

SECTION 3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan, separated by jurisdiction. With respect to each Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the current plan document or a written description, including all amendments and attachments thereto, or summary thereof if such plan is not in writing, (ii) the most recent financial statements, actuarial valuation report and annual report on Form 5500 (including all schedules and attachments) as filed with the IRS, (iii) the most recent IRS determination, advisory or opinion letter received, (iv) the most recent summary plan description, including all summaries of material modifications thereto, (v) each related insurance Contract, trust or other funding vehicle or a written description or summary thereof if such Contract, trust or other funding vehicle is not in writing; (vi) pending voluntary correction filings with any Governmental Authority and a description of any pending self-correction actions and (vii) any non-routine written correspondence with any Governmental Authority received since January 1, 2019.

(b) Each Company Plan has been established, maintained, administered, operated and funded in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws, including ERISA and the Code. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has timely received a favorable advisory or determination letter from the IRS that it is currently entitled to rely upon or is entitled to rely upon a favorable opinion letter issued by the IRS, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Plan. With respect to each Company Plan, (i) there are no pending, or to the Company’s Knowledge, threatened or anticipated Actions or claims (other than routine claims for benefits) by, on behalf of or against or relating to any Company Plan or any trust or assets related thereto and (ii) no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Company’s Knowledge, anticipated or threatened. Except as would not result in material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to incur, any liability under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) No Company Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation (including on account of at any time being considered a single employer under Section 414 of the Code with any other Person) with respect to or under, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (iii) a multiple employer plan as described in Section 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) No Company Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, benefits or coverage in the nature of health, welfare, life or disability insurance following retirement or other termination of employment or service or ownership, other than coverage or benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or any other similar state applicable Law and for which the recipient pays the full premium cost of coverage.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event (including any termination of employment) (i) entitle any current or former director, officer, employee, stockholder or other individual service provider of the Company or any of its Subsidiaries to any compensation, severance pay, unemployment compensation or any other payment (whether in the form of cash, property or the vesting of property) or benefit; (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any such current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries; or (iii) cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Plan (through a grantor trust or otherwise).

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event (including any termination of employment), result in any “disqualified individual” receiving any “excess parachute payment” (each such term as defined in Section 280G of the Code).

(g) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated, maintained and administered, in form and operation, in compliance with Section 409A of the Code and the regulations thereunder, and no amount under any such Company Plan has been, is or is reasonably expected to be subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up, indemnification, reimbursement of or other payment for any Taxes, interest or penalties, including those imposed by Sections 409A or 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Law relating to Tax).

(i) Without limiting the generality of the foregoing, (i) no Company Plan maintained by the Company or any of its Subsidiaries on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, a “Foreign Plan”) is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement, and (ii) no unfunded or underfunded liabilities exist with respect to any Foreign Plan.

SECTION 3.11 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries are a party to or bound by any CBA and no Company Employee is represented by any labor union, works council or other labor organization with respect to their employment with the Company or any Subsidiary. To the Company’s Knowledge, there are, and since January 1, 2019 have been, no activities or proceedings of any labor organization or Company Employee to organize any Company Employee. Since January 1, 2019, no demand for recognition as the bargaining representative of any Company Employee has been made by or on behalf of any labor organization or group of employees.

(b) There is no, and since January 1, 2019 has not been any, pending or, to the Company’s Knowledge, threatened strike, lockout, material slowdown, material work stoppage, unfair labor practice charge, labor-related arbitration, material grievance, or other material labor dispute against or affecting the Company or any of its Subsidiaries. Since January 1, 2019, neither the Company nor any of its Subsidiaries have taken any action that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”).

(c) The Company and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, affirmative action plan requirements and unemployment insurance.

(d) To the Company’s Knowledge, no current employee of the Company or any of its Subsidiaries with annual compensation at or above $275,000 has provided notice of their intent to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(e) Since January 1, 2019, no Company Employee with a title of director or above has been the subject of any complaint of sexual harassment, sexual misconduct, sexual assault with respect to their employment/engagement with the Company, and neither the Company, any of its Subsidiaries nor any such individual has entered into any settlement agreement relating to allegations of sexual harassment, sexual misconduct or sexual assault allegations. To the Company’s Knowledge, the Company and each of its Subsidiaries have reasonably investigated all sexual harassment allegations made concerning any director or officer or supervisory or executive employee since January 1, 2019. Neither the Company nor any of its Subsidiaries reasonably expect any material liability with respect to any such allegations and is not aware of any allegations relating to Company Employee/Contractor, that, if known to the public, would bring the Company into material disrepute.

(f) To the Company’s Knowledge, no Company Employee/Contractor is in any material respect in violation of any term of any nondisclosure or confidentiality obligation, fiduciary duty, or noncompetition agreement or non-solicitation agreement or other restrictive covenant (i) owed to the Company or any of its Subsidiaries or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or its applicable Subsidiary.

(g) Neither the Company nor any of its Subsidiaries have otherwise experienced any material employment-related liability with respect to COVID-19.

SECTION 3.12 Environmental Matters . Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits required pursuant to Environmental Laws, (b) since January 1, 2019 (or earlier to the extent unresolved), neither the Company nor any of its Subsidiaries have received any written notice regarding any actual or alleged violation of or liability under any Environmental Law, (c) there is no, and has not been since January 1, 2019 any, Action under or pursuant to any Environmental Law or Permit required under any Environmental Law that is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries is subject to any Judgment under which there are material uncompleted, outstanding or unresolved obligations on the part of the Company or any of its Subsidiaries, as the case may be, arising under Environmental Laws, (e) neither the Company nor any of its Subsidiaries have Released, disposed or arranged for the disposal of, transported, treated, stored, handled, manufactured, distributed, exposed any Person to, or owned or operated any property or facility contaminated by any Hazardous Substance, in each case so as to give rise to any liability (contingent or otherwise) for the Company or any of its Subsidiaries under any Environmental Law, (f) neither the Company nor any of its Subsidiaries have assumed, provided an indemnity with respect to or become subject to any material liability of any other Person relating to any Environmental Law and (g) the Company’s facilities in Connecticut are not “establishments” subject to the Connecticut Transfer Act and the NAICS code for the Company’s New Jersey locations is not subject to the New Jersey Industrial Site Recovery Act.

SECTION 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all IP Registrations that are included in the Company Owned IP (collectively, the “Company Registrations”) which, in each case, specifies, as applicable, the owner(s) (including any co-owner(s)), application and patent or other registration numbers and dates, title and jurisdiction. Each Company Registration is subsisting and in full force and effect, and each issued or registered Company Registration, and to the Company’s Knowledge, is valid and enforceable except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company or one of its Subsidiaries solely owns all right, title and interest in and to all material Company Owned IP, free and clear of all Liens (other than Permitted Liens), and has the right to use, pursuant to a valid and enforceable license agreement, all other Intellectual Property material to the conduct of the business of the Company as currently conducted (collectively, the “Company IP”). As of the Closing, the Company or one of its Subsidiaries shall own or have the right to use all Company IP on the same terms and conditions pursuant to which the Company or one of its Subsidiaries owned or had the right to use such Company IP immediately prior to Closing, except in each case, where such failure to own or have the right to use would not be, individually or in the aggregate material to the operation of the Company as currently conducted. For clarity, none of the foregoing in this clause (b) shall be construed as a representation with respect to the non-infringement of any Intellectual Property of any Person.

(c) To the Company’s Knowledge, since January 1, 2019, neither the Company (including through any Company Employee/Contractor to the extent acting on the Company business’s behalf) nor the conduct of the Company’s business is or was infringing, misappropriating or otherwise violating the Intellectual Property of any other Person in any material respect. Since January 1, 2019, the Company and its Subsidiaries have not received any written complaint, notice or other communication, involving any (i) material allegation that the Company or any of its Subsidiaries or the conduct of the its business is or was infringing, misappropriating or otherwise violating any Intellectual Property of any other Person (including any demand from any Person to take a license or refrain from using any Intellectual Property) or (ii) material challenge to the ownership, use, validity, enforceability, patentability or registerability of any Company Owned IP, and with respect to each of the foregoing clauses (i) and (ii), to the Company’s Knowledge, there is no reasonable basis for any such Action and none has been threatened in writing since January 1, 2019.

(d) Since January 1, 2019, to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Company Owned IP in any material respect.

(e) The Company and each of its Subsidiaries have taken reasonable and necessary measures to protect and maintain the validity of the Company Owned IP (including to maintain the confidentiality and value of its material confidential information), in all material respects.

(f) No academic institution, research center, international organization or Governmental Authority or any Person working for or on behalf of any of the foregoing entities (collectively, “Academic/Governmental Persons”) has any right, title or interest (including any “march in” or co-ownership rights) in or to any Company Owned IP that is material to the Company. No funding, IP, facilities, personnel or other resources of an Academic/Governmental Person has been used in connection with the reduction to practice or other creation of any Company Owned IP that is material to the Company.

SECTION 3.14 Data Protection; Company Systems.

(a) The Company and its Subsidiaries (and to the Company’s Knowledge, each Third-Party Data Service Provider, to the extent it impacts the Company and its Subsidiaries) (i) is, and has been since January 1, 2019, in compliance, in all material respects, with all Laws governing PII and all other Data Privacy and Security Requirements; (ii) to the Company’s Knowledge, has not been subject to any Security Incident; and (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, has not since January 1, 2019 received, or otherwise been notified in writing of, any written complaints, notices, audits, proceedings, investigations or claims conducted or asserted by any Governmental Authority (or other Person, but excluding individual data subject requests and complaints in the ordinary course of business), regarding any violation of any Data Privacy and Security Requirements.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Systems are in good working order and sufficient for the current conduct of the business of the Company and its Subsidiaries, and (ii) the Company and its Subsidiaries have purchased a sufficient number of license seats, and scope of rights, for all third party software used by the Company for its business as currently conducted and have complied with the terms of the corresponding agreements. The Company has since January 1, 2019 taken reasonable actions to protect the security and integrity of the Company Systems. Since January 1, 2019, there have been no material failures or breakdowns that have not been remedied in all material respects, with respect to the Company Systems (including any such failures or breakdowns which resulted in the unauthorized access to, or loss, corruption or alteration of any material data).

(c) The Company or one of its Subsidiaries (or Third-Party Data Service Providers working on their behalf) has possession of or control over, all of the Company’s and its Subsidiaries’ PII and other similar material confidential data and information processed by such Persons. To the Company’s Knowledge, the Company has obtained all consents and approvals that are necessary to use and disclose the PII in its possession and to the Company’s Knowledge, there is no unauthorized use by the Company or its Third-Party Service Providers of such PII. The Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2019, such plans and procedures have been proven effective in all material respects after any testing.

SECTION 3.15 No Rights Agreement; Anti-Takeover Laws.

(a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.10, and as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company, this Agreement or the Transactions.

SECTION 3.16 Property.

(a) The Company does not own any real property.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth the address and a complete and correct list of each Company Lease (including the date and name of the parties to each such Company Lease document) pursuant to which the Company or any of its Subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property subject to such Company Lease (the “Leased Property”). All buildings, structures, improvements, fixtures, building systems and equipment at each Leased Property are in good condition and repair, except as would not materially impair the use or occupancy of the applicable Leased Property in the operation of the business of the Company and its Subsidiaries as currently conducted thereon. The Company has a good and valid leasehold interest in each Company Lease, free and clear of all Liens and Encumbrances (other than Permitted Encumbrances).

(c) Except as set forth on Section 3.16(b), (i) the Company and its Subsidiaries’ possession and quiet enjoyment of the Leased Property under each Company Lease has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to any Company Lease, (ii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Property or any portion thereof, and (iii) the Company has not collaterally assigned or granted any other security interest in any Company Lease or any interest therein.

(d) The Company and each of its Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, all of the material properties and material assets owned or leased by them, in each case free and clear of Liens and Encumbrances (other than Permitted Encumbrances), except as would not materially impair the existing use or value of the asset or property affected by such Lien, Encumbrance or imperfection in the operation of the business of the Company and its Subsidiaries, taken as a whole.

SECTION 3.17 Contracts.

(a) For purposes of this Agreement, “Material Contract” means any Contract (except for any Company Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound:

(i) that relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or other equity investment in another Person;

(ii) that relates to commercialization, manufacturing, collaboration, co-promotion, discovery, development, profit sharing or other similar agreements or arrangements;

(iii) pursuant to which the Company or any of its Subsidiaries has any Indebtedness (excluding, for the avoidance of doubt, any supplier financing arrangements) in an amount in excess of $1,000,000 outstanding (or that may otherwise be incurred) in the aggregate;

(iv) that provides for the creation of any material Lien, other than a Permitted Lien, with respect to any asset (including IP or other intangible assets) material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole;

(v) (A) for the license of material Intellectual Property of a third party to the Company (other than (i) non-exclusive licenses of or grants of rights to Intellectual Property ancillary to commercial agreements entered into in the ordinary course of business and (ii) commercially available or off-the-shelf software that are generally available on nondiscriminatory pricing terms with an aggregate license fee of less than $1,000,000), (B) relating to the ownership or development of any material Company Owned IP, (C) providing a license of material Company Owned IP to a third party (other than non-exclusive licenses of or grants of rights to Intellectual Property ancillary to commercial agreements entered into in the ordinary course of business); and (D) materially affecting the ability of the Company to use or enforce (including consent-to-use or concurrent use or similar settlement agreements) any material Company Owned IP;

(vi) that is a settlement, conciliation or similar agreement which would require the Company or any of its Subsidiaries to pay any consideration in excess of $250,000 after the date of this Agreement or that impose any other material obligations upon the Company or any of its Subsidiaries after the date of this Agreement;

(vii) that is a collective bargaining agreement or other Contract with any labor union, labor organization or works council (each, a “CBA”);

(viii) that is a Contract that both (A) is not terminable upon thirty (30) days’ notice or less without any liability to the Company, and (B) provides for payments that are conditioned, in whole or in part, upon a change of control (or other similar event) of the Company;

(ix) that contains any (A) covenant that materially limits the ability of the Company or any of its Affiliates to engage in any line of business, to solicit or sell any product or other assets to any material potential or actual customer, to compete with any Person or operate at any geographic location, (B) “most favored nation” terms, including such terms for pricing, (C) any minimum purchase obligations, including for the purchase of product or materials to the extent such Contract is not terminable without penalty on ninety (90) days’ or shorter notice, or (D) terms providing for exclusive relations burdening the Company or any of its Affiliates, including, in each case of clauses (A) through (D), terms that, following the Closing, would so limit or impose obligations on Parent or any of its Affiliates (excluding the Company and its Subsidiaries);

(x) that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf software) or businesses;

(xi) that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person;

(xii) that (A) relates to the acquisition or disposition, directly or indirectly, of assets or capital stock or other equity interests (by merger or otherwise) of any Person or pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other contingent payment obligations after the date of this Agreement or (B) gives any Person the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement (other than acquisitions or dispositions of inventory, properties and other assets, in each case in the ordinary course of business);

(xiii) that is a Contract with (A) any sole-source supplier or (B) any supplier not covered by clause (A) that involved the payment of more than $5,000,000 in the Company’s last fiscal year;

(xiv) that indemnifies or holds harmless (A) any Person (excluding indemnities contained in agreements for the purchase, sale or license of products sold or rented by the Company or any of its

Subsidiaries or indemnities in connection with the ordinary course licensing of technology or other Intellectual Property from vendors), which indemnity is material to the Company and its Subsidiaries, taken as a whole or (B) any director or executive officer of the Company or any of its Subsidiaries (other than any indemnification provisions set forth in the Organizational Documents of the Company or any of its Subsidiaries);

(xv) that requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of $250,000 individually or $500,000 in the aggregate;

(xvi) pursuant to which products are developed that would be co-owned by the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand;

(xvii) that is a Company Lease for the top 10 properties by annual rent;

(xviii) under which the Company or any of its Subsidiaries is obligated to make or receive payments in the future, including for the purchase of product or materials, in excess of $1,000,000 per annum;

(xix) that has been, is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; and

(xx) any commitment or arrangement to enter into any of the foregoing.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract other than the Material Contracts (i) set forth on Section 3.17(a) of the Company Disclosure Letter or (ii) that are filed as exhibits to the Company SEC Documents. Except for Material Contracts filed as exhibits to the Company SEC Documents, true and complete copies of each Material Contract in effect as of the date of this Agreement, including all amendments, waivers and changes thereto, have been made available to Parent. Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced, (A) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (B) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (C) neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (D) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, would constitute a default on the part of any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (E) the Company has not received any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

SECTION 3.18 Insurance . Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold all material policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and (b) all such insurance policies are in full force and effect, are valid and enforceable, except for any expiration thereof in accordance with the terms thereof, and all premiums have been paid or installments where applicable are current. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms and conditions of all such policies. Since

January 1, 2019, no written notice of cancelation or modification has been received by the Company or any of its Subsidiaries other than in connection with ordinary renewals, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. True and complete copies of all material insurance policies maintained by the Company and its Subsidiaries or which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations have been made available to Parent.

SECTION 3.19 Healthcare and Other Regulatory Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is, and since January 1, 2019 has been, conducting their respective businesses in compliance with all applicable Healthcare Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, the Company and its Subsidiaries have not been notified in writing of any notice, action, or proceeding alleging any violation of Healthcare Laws.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, neither the Company, any of its Subsidiaries nor any of their respective officers, directors or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the Company’s Knowledge, any of their respective employees, contractors, or vendors is or has been, (i) convicted of or pled nolo contendere to sufficient facts regarding any violation of a Healthcare Law, including any Law applicable to a Governmental Health Program or any other criminal offense that would result in mandatory exclusion from Governmental Health Programs; (ii) are or have been excluded, suspended, disqualified or debarred from participation in, or are otherwise ineligible to participate in, any Governmental Health Program; or listed on the General Services Administration published list of parties excluded from procurement programs and non-procurement programs; or (iii) have entered into any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, or settlement with continuing material reporting obligations with any Governmental Authority with respect to any actual or alleged violations of any Healthcare Laws; or (iv) have made or are in the process of making a voluntary self-disclosure as may be required or permitted under any Healthcare Law with the OIG.

(c) The Company and each of its Subsidiaries maintains, and since January 1, 2019 has maintained, a compliance program reasonably designed to promote compliance with applicable Healthcare Laws (except for noncompliance that would not reasonably be expected to have a Material Adverse Effect). Since January 1, 2019, there have been no ongoing internal compliance investigations or compliance corrective actions, except for the CIA, applicable to the Company or any of its Subsidiaries, except for such compliance investigations or compliance corrective actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company and each of its Subsidiaries are, and since January 1, 2019, have been, in compliance in all material respects with HIPAA. Since January 1, 2019, the Company and its respective “workforce” (as defined in 45 C.F.R. § 160.103) have not had any unauthorized use or disclosure of “protected health information” (as defined in 45 C.F.R. § 160.103) that the Company has determined is a “breach” (as defined in 45 C.F.R. § 164.404) or material successful “security incident” (as defined in 45 C.F.R. § 164.304). Since January 1, 2019, the Company and each of its Subsidiaries have, (i) conducted a risk analysis as required by HIPAA, and (ii) implemented written policies and procedures designed to ensure compliance with HIPAA in all material respects. To the Knowledge of the Company, since January 1, 2019, the Company has entered into business associate agreements with “covered entities” and “business associates” (as defined in 45 C.F.R. § 160.103), where required to do so by HIPAA, designed to ensure compliance with HIPAA in all material respects.

(e) Apria Healthcare LLC has returned all moneys received on April 21, 2020 as part of the Provider Relief Fund to the applicable Governmental Authority within the ninety (90)-day period specified in the Provider Relief Fund Terms and Conditions.

SECTION 3.20 FDA Regulatory Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is, and since January 1, 2019 has been, conducting their respective businesses in compliance with all applicable FDA Regulatory Laws.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, there have been no recalls ordered by any Governmental Authority, including the U.S. Food and Drug Administration (the “FDA”), or any seizures or warning letters or untitled letters issued (or, to the Knowledge of the Company, threatened), by the FDA or any other Governmental Authority with respect to any of the Company’s products.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, as the case may be, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company and each of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy.

SECTION 3.21 Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Stockholders Meeting (the “Stockholder Approval”) is the only vote or approval of the holders of any securities of the Company necessary to adopt this Agreement and approve the Transactions.

SECTION 3.22 Proxy Statement. The Proxy Statement to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time the Proxy Statement is filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

SECTION 3.23 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman Sachs & Co. LLC, to the effect that, as of the date of this Agreement, and subject to the qualifications and assumptions set forth in such opinion, the Merger Consideration to be paid to holders of shares of Company Common Stock is fair, from a financial point of view, to such holders. A copy of such opinion will be provided to Parent by Company solely for informational purposes promptly following the date of this Agreement.

SECTION 3.24 Brokers and Other Advisors. Except for the Company Financial Advisors, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement of the Company Financial Advisors related to the Transactions.

SECTION 3.25 Government Contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries have (i) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority; (iii) to the Knowledge of the Company, been audited or investigated by any Governmental Authority with respect to any Government Contract; (iv) conducted or initiated any material internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (v) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (vi) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (vii) received any small business set-aside contract, any other set-aside contract or other order or Contract requiring small business or other preferred bidder status; or (viii) entered any Government Contracts payable on a cost-reimbursement basis, (b) all pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Company or any of its Subsidiaries were current, accurate and complete as of their respective submission date, (c) the Company has established and maintains adequate internal controls for compliance with its Government Contracts, (d) there are no material outstanding claims or disputes in connection with the Company’s Government Contracts and (e) to the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s Government Contracts.

SECTION 3.26 Interested Party Transactions. As of the date of this Agreement, except as disclosed in the Company SEC Documents, since February 10, 2021, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (each, an “Interested Party Transaction”).

SECTION 3.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III and in any certificate, letter of transmittal or other document delivered in connection with this Agreement, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.

(b) Except for the representations and warranties expressly set forth in Article IV and in any certificate or other document delivered in connection with this Agreement, the Company hereby acknowledges that neither Parent nor Merger Sub, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub or their respective business or operations, including with respect to any information provided or made available to the Company, its Subsidiaries or any of their respective Representatives or any information developed by the Company, its Subsidiaries or any of their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the confidential disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article IV to which it corresponds in number and each other section or subsection of this Article IV to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection):

SECTION 4.01 Organization; Standing . Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and the State of Delaware, as applicable. Each of Parent and Merger Sub has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02 Authority; Non-contravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement advisable. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Transactions. Parent, as the sole stockholder of Merger Sub, will approve this Agreement and the Merger immediately following the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02, no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof or the consummation by Parent or Merger Sub of the Transactions will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or Organizational Documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Effective Time, as applicable, and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, as applicable, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03 Governmental Approvals . Except for (a) compliance with the applicable requirements of the Exchange Act, (b) compliance with the rules and regulations of the NYSE and NASDAQ, (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (d) filings and expiration or termination of the waiting period required under the HSR Act, and (e) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04 Ownership and Operations of Merger Sub. Parent indirectly owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens, except for Permitted Liens and such Liens as may be applicable under the Securities Act or other applicable securities Laws. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

SECTION 4.05 Sufficiency of Funds.

(a) Parent has delivered to the Company a true, correct and complete copy of the fully executed debt commitment letter (including all exhibits, schedules and annexes thereto and the executed fee letter and/or engagement letter associated therewith and referenced therein (which fee letter and engagement letter, in each case, may be redacted with respect to any interest rates, fee amounts, pricing caps and other similar economic terms (including flex terms) set forth therein (none of which would adversely affect the conditionality, enforceability, availability, or reduce the aggregate principal amount thereof))), dated as of the date hereof, between Parent and JPMorgan Chase Bank, N.A. (the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed, subject only to the terms and conditions set forth therein, to provide debt financing, in the amounts set forth therein (the “Debt Financing”). The entry into definitive documentation for, and the consummation of, the Debt Financing does not, and will not, violate or cause a default under any material indebtedness of Parent and its subsidiaries, including (i) that certain Indenture, dated March 10, 2021, by and among Parent and Regions Bank, (ii) that certain Indenture, dated as of September 16, 2014, by and among Parent and U.S. Bank National Association, (iii) that certain Credit Agreement, dated as of March 10, 2021, by and among Parent, the borrowers named therein, Bank of America, N.A., as administrative agent, and the other parties thereto, and (iv) that certain Receivables Financing Agreement, dated as of February 19, 2020, by and among O&M Funding LLC, Owens & Minor Medical, Inc., the lenders named therein and PNC Bank, National Association, as administrative agent, in each case, as in effect on the date of this Agreement.

(b) The Debt Commitment Letter is in full force and effect on the date of this Agreement and, as of the date of this Agreement, the respective commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded, terminated, amended or modified, and no withdrawal, rescission, termination, amendment or modification is contemplated (except in connection with any amendments or modifications to effectuate any “market flex” terms contained in the Debt Commitment Letter as in effect on the date hereof or to add any additional agents or other financial institutions thereto as provided for therein). The Debt Commitment Letter constitutes the legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its respective terms against the parties thereto (subject to Bankruptcy and Equity Exceptions). Parent has fully paid (or caused to be fully paid) any and all commitment fees, costs and expenses or other fees, costs and expenses required to be paid on or prior to the date of this Agreement in connection with the Debt Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment

Letter. Except for the Debt Commitment Letter, there are no other agreements or side letters of any kind to which Parent or any of its Affiliates is a party related to the funding of the Debt Financing or that impose additional conditions, modify, amend or expand the conditions to the funding of the Debt Financing in a manner that would impair the availability of the Debt Financing on the Closing Date, or reduce the aggregate principal amount of the Debt Financing. Assuming satisfaction (or waiver) of the conditions set forth in Article VI, as of the date of this Agreement, to the knowledge of Parent, there are no facts or circumstances that would be expected to result in Parent being unable to satisfy, prior to Closing, any term or condition of Closing to be satisfied by it contained in the Debt Commitment Letter, or that would otherwise cause the Debt Financing to be unavailable on the Closing Date.

(c) As of the date of this Agreement, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would (i) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under any term or condition of the Debt Commitment Letter or (ii) result in any portion of the Debt Financing necessary to pay the Required Amount being unavailable on the Closing Date. As of the date of this Agreement and assuming satisfaction (or waiver) of the conditions set forth in Article VI, neither Parent nor any of its Affiliates has any reason to believe (both before and after giving effect to any “market flex” terms contained in the Debt Commitment Letter) that any of the terms or conditions contained in the Debt Commitment Letter will not be satisfied on a timely basis on or before the Closing Date or that the amounts committed pursuant to the Debt Financing necessary to pay the Required Amount will not be available to Parent on the Closing Date if the terms or conditions to be satisfied by it contained in the Debt Commitment Letter are satisfied. The aggregate proceeds contemplated by the Debt Financing, together with cash held by Parent, will be sufficient for Parent to (A) pay any and all fees expressly required to be paid on the Closing Date by Parent in connection with the Debt Financing or the Transactions on the Closing Date, (B) (without duplication to clause (A)) satisfy all of the payment obligations of Parent expressly required to be paid pursuant to this Agreement and the Debt Financing on or prior to the Closing and (C) repay or refinance all Indebtedness required to be repaid or reduced at Closing (clauses (A) through (C), the “Required Amount”).

SECTION 4.06 Solvency . Assuming that the Transactions are consummated in accordance with the DGCL and the accuracy of the representations and warranties of the Company set forth in Article III and the estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its business and operations that the Company that Parent and Merger Sub have received and may continue to receive from the Company, immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the stockholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation and each of its subsidiaries, on a consolidated basis, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

SECTION 4.07 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 4.08 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time such document (or any amendment or supplement thereto) is filed with the SEC or at the time such document (or any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.09 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no pending or, to the Knowledge of Parent, threatened Action against Parent or Merger Sub.

SECTION 4.10 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, or has been at any time during the last three (3) years preceding the date of this Agreement, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL.

SECTION 4.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company, or any of its Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants or agreements expressly set forth herein.

SECTION 4.12 No Other Company Representations or Warranties.

(a) Except for the representations and warranties made by Parent and Merger Sub in this Article IV and in any certificate, letter of transmittal or other document delivered in connection with this Agreement, none of Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

(b) Parent and Merger Sub each acknowledges and agrees (on their own behalf and on behalf of each other Parent Related Party) that it and each other Parent Related Party (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries or otherwise, other than the representations and warranties of the Company expressly set forth in Article III of this Agreement and that all other representations and warranties are specifically disclaimed. Except for the representations and warranties expressly set forth in Article III and in any certificate, letter of transmittal or other document delivered in connection with this Agreement, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 5.01 Conduct of Business.

(a) Except as required by applicable Law or Judgment, in response to or in connection with COVID-19 or any COVID-19 Measures, as expressly required or expressly permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise expressly provides consent in writing in advance of the Company taking or omitting to take any action (such consent not to be unreasonably withheld or delayed), (i) the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, carry on their respective business in the ordinary course of business and (ii) the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to preserve its and each of its Subsidiaries’ business organization substantially intact and preserve existing relations with employees, customers, suppliers, licensors, licensees, Governmental Authorities and other Persons with whom the Company or any of its Subsidiaries has material business relationships.

(b) Without limiting the generality of the foregoing, except (i) as required by applicable Law or Judgment, (ii) as expressly required by this Agreement, (iii) as set forth in Section 5.01 of the Company Disclosure Letter or (iv) in response to or in connection with COVID-19 or any COVID-19 Measures, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent otherwise expressly consents in writing in advance (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) (A) issue, sell, pledge dispose of, encumber or grant any shares of its capital stock or other equity or voting interests, or Company Securities or any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests (except pursuant to the exercise or settlement of any Company Equity Awards in accordance with their terms as in effect as of the date hereof), or take any action to cause to be vested and no longer subject to forfeiture (as applicable), any Company Equity Awards that are otherwise unvested or otherwise subject to forfeiture, (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of any Company SAR or net withholding in connection with the settlement of any other Company Equity Award, in each case, in accordance with its terms as in effect as of the date hereof), (C) establish a record date for, declare, set aside for payment, authorize or pay any dividend on, or any other distribution in respect of, any shares of its capital stock or other equity or voting interests, or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(ii) (A) incur, assume, or otherwise become liable for any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its wholly owned subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for Indebtedness incurred under the Credit Facility or any other Indebtedness incurred that does not exceed $3,000,000 in the aggregate, (B) enter into any swap or hedging transaction or other derivative agreements except for intercompany Indebtedness among the Company and its wholly owned Subsidiaries or (C) make any loans, capital contributions or advances to any Person other than to the Company or any wholly owned Subsidiary of the Company or their directors or employees in the ordinary course of business;

(iii) sell, assign, license, transfer or lease to any Person, or mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens), in a single transaction or series of related transactions, any of its properties or assets (other than Intellectual Property, which is covered in clause (xiv) below) that have a current value in excess of $500,000, except the sublease of leased real property, dispositions of inventory in the ordinary course of business consistent with past practice and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries in the ordinary course;

(iv) make or authorize capital expenditures for property, plant and equipment, except (A) as expressly contemplated by the capital expenditure budget of the Company set forth on Section 5.01(b)(iv) of the Company Disclosure Letter, or (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $5,000,000 per quarter;

(v) make (A) any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person (other than any acquisition of inventory in the ordinary course of business) or (B) any capital contributions or investments (including through any loans or advances) in any other Person;

(vi) except as required pursuant to the terms of any existing Company Plan (as in effect on the date hereof), (A) increase or decrease the level of base compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, (B) establish, adopt, enter into, terminate, modify or amend in any respect any Company Plan, including any employment, severance or retention agreement or arrangement (or any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Plan if in effect on the date hereof), (C) take any action to accelerate any rights or benefits under any Company Plan, including any action to accelerate the vesting or funding or payment of any compensation or benefit payable or to become payable to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, (D) hire or engage any individual to be employed or engaged by the Company or any of its Subsidiaries with an annual base salary or wages (or in the case of independent contractors, fees) of $250,000 or more or terminate (other than for cause), furlough, or temporarily layoff any such individual with an annual base salary or wages (or in the case of independent contractors, fees) of $250,000 or more, (E) grant, announce or pay to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries any bonus, benefit, severance or termination pay or other compensation (including any retention or transaction bonus), (F) promote, demote, change the employee grade or title of or otherwise materially alter the role of any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries with target annual compensation of $250,000 or more (even if any such action does not affect the individual’s compensation or benefits), (G) implement any employment actions which would trigger the notice requirements of the WARN Act, or (H) unless required by Law, (1) negotiate, modify, terminate or enter into any CBA, or (2) voluntarily recognize any labor union, works council, or other labor organization, or group of employees as the bargaining representative of any employees of the Company;

(vii) waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor with annual base compensation (including target bonus, if applicable) of $150,000 or more;

(viii) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except to the extent as may be required (A) by GAAP, (B) by Regulation S-X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(ix) amend the Organizational Documents of Company or any of its Subsidiaries;

(x) settle, or offer or propose to settle, any Action made or pending against the Company, other than the settlement of any Action in the ordinary course of business that require payments by the Company or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate, $500,000; provided, however, that the foregoing clause shall not permit the Company or any of its Subsidiaries to (A) settle any Action that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of the Company or any of its Subsidiaries (or, following the Closing, on Parent or any of its Affiliates), involve any admission of any wrongdoing by the Company or any of its Subsidiaries, or involve any material license, cross license or similar arrangement with respect to Intellectual Property or (B) settle or propose to settle any Transaction Litigation, the treatment of which is addressed in Section 5.09;

(xi) (A) make, change or revoke any material Tax election; (B) change any Tax accounting period; (C) adopt or change any method of Tax accounting; (D) file any amended material Tax Return, (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an automatic extension of time to file a Tax Return obtained in the ordinary course of business); (F) enter into any material Tax allocation, indemnity or sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), (G) enter into any closing agreement with any Governmental Authority with respect to any material amount of Taxes; (H) settle any material Tax liability, claim, audit or assessment, or (I) surrender any right to any material refund, credit, offset or other reduction in Taxes, in each case to the extent such action would reasonably be expected to increase the Taxes of the Company or any of its Subsidiaries in any taxable period (or portion thereof) beginning after the Closing Date;

(xii) other than in the ordinary course of business, (A) modify, amend, terminate, let lapse or waive any rights or claims under any Material Contract in any material respect, (B) enter into any Contract that would have been a Material Contract under one of clauses (a)(i), (vii) or (ix) of Section 3.17(a) if it had existed on the date of this Agreement, other than any Contract entered into in connection with the taking of any action permitted by the other clauses of this Section 5.01(a), or (C) enter into any agreement that contains a change in control or similar provision in favor of the other party or parties thereto that would require a material payment to, or give rise to any material rights to, such other party or parties in connection with the consummation of the Transactions (including in combination with any other event or circumstance) or any subsequent change in control of Parent or any of its Affiliates (including the Company);

(xiii) (A) sell, assign, transfer, convey, license (as licensor), waive material rights, fail to maintain in any material respect or otherwise dispose of any material Intellectual Property, except for non-exclusive licenses entered into in the ordinary course of business, (B) fail to maintain any material issued patents or registrations in the Company Registrations, other than due to statutory expirations or (C) disclose any trade secrets of the Company or any of its Subsidiaries, other than in the ordinary course of business and pursuant to reasonable confidentiality agreements or arrangements;

(xiv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring or other reorganization of the Company;

(xv) enter into or amend any Interested Party Transaction;

(xvi) enter into any joint venture, strategic alliance, partnership, sharing of profit arrangement or similar arrangement;

(xvii) (A) materially change the nature or scope of its business, or (B) abandon or discontinue any existing lines of business, in each case, outside of the ordinary course of its existing business;

(xviii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.

SECTION 5.02 Solicitation; Change in Recommendation.

(a) Except as expressly permitted by this Section 5.02, the Company shall, and shall cause each of its Subsidiaries to, and shall instruct and use its reasonable best efforts to cause its and their respective Representatives to, (i) immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, cease providing any information with respect to the Company and its Subsidiaries to such Person and request the prompt return or destruction of all confidential information concerning the Company and its Subsidiaries in such Person’s possession or control and (ii) from the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (C) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement (other than, for the avoidance of doubt, an Acceptable Confidentiality Agreement) relating to a Takeover Proposal, or (D) resolve or agree to do any of the foregoing; provided, that nothing herein shall prevent the Company form notifying any Person of the existence of this Section 5.02; provided, further, that any determination or action by the Board of Directors of the Company permitted under Section 5.02(b), Section 5.02(e) or Section 5.02(f) shall not be deemed to be a breach or violation of this Section 5.02(a).

(b) Notwithstanding the limitations contained in this Section 5.02, if at any time prior to obtaining the Stockholder Approval, the Company or any of its Representatives receives a bona fide Takeover Proposal, which Takeover Proposal was made or renewed after the date hereof and did not result from any material breach of this Section 5.02, (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal solely to clarify the terms and conditions thereof or to request that such Takeover Proposal made orally be made in writing and (ii) if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in or lead to a Superior Proposal, and that failure to take such action would be inconsistent with its directors’ fiduciary duties under applicable Law, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its

Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives; provided that the Company shall reasonably promptly provide (and, in any event, within twenty-four (24) hours) to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) following the execution of an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations regarding such Takeover Proposal with and providing information and other access to the Person or group of Persons making such Takeover Proposal and its or their Representatives.

(c) From and after the date hereof, the Company shall promptly (and in any event within two (2) Business Days) notify Parent in writing in the event that the Company or any of its Subsidiaries or their respective Representatives receives any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such inquiry, proposal or offer and, the identity of the Person or group of Persons making such inquiry, proposal or offer (and provide Parent with a copy of any such proposal or offer and copies of any written materials related thereto exchanged between the Company and any Person), and the Company shall keep Parent informed on a reasonably prompt basis (and in any event within two (2) Business Days of any such change or event) of the status, details and any material developments with respect to any such Takeover Proposal (including any changes to the terms thereof); provided, notwithstanding anything to the contrary in the foregoing, the Company shall not be required to disclose the identity of any Person or group of Persons if expressly prohibited by a confidentiality agreement in existence prior to the date of this Agreement. All information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Confidentiality Agreement.

(d) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withhold, withdraw or qualify (or modify in a manner adverse to Parent), or publicly propose to withhold, withdraw or qualify (or modify in a manner adverse to Parent), the Company Board Recommendation (or fail to include the Company Board Recommendation in the Proxy Statement) (any action described in this clause (i)(A), an “Intervening Event Adverse Recommendation Change”); (B) following the public disclosure of a Takeover Proposal, fail to publicly reaffirm the Company Board Recommendation upon a written request therefor by Parent by ten Business Days following a written request by Parent; (C) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal or (D) fail to publicly recommend against such tender or exchange offer or fail to publicly reaffirm the Company Board Recommendation within ten Business Days of a tender or exchange offer relating to securities of the Company having been commenced (it being understood that the Board of Directors of the Company or any committee thereof may make or cause the Company to make a customary “stop, look and listen” communication and may elect to take no position with respect to a Takeover Proposal until the close of business on the tenth Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act without such action being considered an adverse modification) (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing limitations but subject to the Company’s compliance with Section 5.02(e) or Section 5.02(f), as applicable, prior to obtaining the Stockholder Approval, but not after, the Board of Directors of the Company or any committee thereof may (I) make an Adverse Recommendation Change or (II) cause the Company to enter into a Company Acquisition Agreement with respect to a Takeover Proposal that did not result from any material breach of this Section 5.02 and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case if the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisor(s) and outside legal counsel, that (x) in the case of clause (I), the Adverse Recommendation Change is made in response to an Intervening Event, and failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) in the case of (A) clause (I) where such Adverse Recommendation Change is made in response to a Takeover Proposal or (B) clause (II), such Takeover Proposal constitutes a Superior Proposal.

(e) Prior to taking any of the actions expressly permitted by Section 5.02(d), in the event such action is proposed to be taken in connection with a Superior Proposal, the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, take any action set forth in clause (d)(I) or (II), unless (1) the Company has first given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Superior Proposal and the material terms and conditions thereof and shall include copies of all documents related thereto), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such three (3) Business Day notice period following Parent’s receipt of the notice described in clause (1), to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (3) following the end of such three (3) Business Day notice period, the Board of Directors of the Company or any committee thereof shall have considered in good faith such offer, and shall have determined in good faith after consultation with its financial advisor(s) and outside legal counsel that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in any such revised offer by Parent were to be given effect (it being understood that the Company shall be required to comply again with its obligations under the foregoing clauses (1), (2) and (3) in the event of any change to the financial or other material terms of such Superior Proposal, except that references to three (3) Business Days above shall be deemed to be references to one (1) Business Day); provided that any purported termination of this Agreement in connection with this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.01 and the Company pays (or causes to be paid) Parent the applicable Company Termination Fee in accordance with Section 7.03 prior to or concurrently with such termination.

(f) Prior to taking any of the actions expressly permitted by Section 5.02(d), in the event an Intervening Event Adverse Recommendation Change is proposed to be taken in connection with an Intervening Event and is not proposed to be taken in connection with a Superior Proposal, the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, make an Intervening Event Adverse Recommendation Change, unless (1) the Company has first given Parent at least three (3) Business Days’ prior written notice of its intention to effect an Intervening Event Adverse Recommendation Change in connection with such Intervening Event, which notice shall specify the nature of the Intervening Event in reasonable detail, (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such three (3) Business Day notice period following Parent’s receipt of the notice described in clause (1), to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer to effect revisions to the terms of this Agreement that would eliminate the need of the Board of Directors of the Company to effect an Intervening Event Adverse Recommendation Change in connection with such Intervening Event and (3) following the end of such three (3) Business Day notice period, the Board of Directors of the Company or any committee thereof shall have considered in good faith any amendments to this Agreement that Parent and Merger Sub have proposed in connection with such revised offer by Parent and shall have determined in good faith after consultation with its financial advisor(s) and outside legal counsel that the failure to effect such Intervening Event Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders that is required by applicable Law or if the Board of Directors of the Company determines, in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change shall be made only in compliance with the other provisions of this Section 5.02.

(h) As used in this Agreement, “Takeover Proposal” shall mean any proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or exclusive license of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof), including through the acquisition of equity interests in or other capital stock of one or more Subsidiaries of the Company owning such assets, (ii) issuance or acquisition of 20% or more of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock, or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof), 20% or more of the outstanding capital stock of the Company or 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal of the types described in clauses (i) through (iv) of the definition thereof, in each case, that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Transactions, in each case, after taking into account all such factors and matters deemed relevant by the Board of Directors of the Company, including legal, regulatory, financial, financing or other aspects of such proposal and of this Agreement; provided that, for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “80%”.

(j) As used in this Agreement, “Intervening Event” shall mean an event, development or change in circumstances arising or occurring after the date of this Agreement that materially affects the Company and its Subsidiaries, taken as a whole, and which was not known to, or not reasonably foreseeable by, the Board of Directors of the Company as of or prior to the date of this Agreement (or if known to or reasonably foreseeable by the Board of Directors of the Company, the consequence of which were neither known to nor reasonably foreseeable by the Board of Directors of the Company as of or prior to the date of this Agreement); provided that in no event shall (i) the receipt, existence or terms of a Takeover Proposal, (ii) clearance of the Merger under the HSR Act, or (iii) the fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date of this Agreement, or changes in and of itself after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood, however, that any underlying cause of any of the foregoing may constitute an Intervening Event), constitute an Intervening Event.

(k) The Company agrees that in the event any Subsidiary or Representative of the Company takes any action at the direction of the Company, which, if taken by the Company, would constitute a breach of this Section 5.02, the Company shall be deemed to be in breach of this Section 5.02.

SECTION 5.03 Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties hereto and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions and (iii) execute and deliver any additional instruments necessary to consummate the Transactions, other than, in the case of each of clauses (i) through (iii), with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are addressed in Section 5.03(c) below.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each (i) take all actions necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action reasonably necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days after the date hereof and other required antitrust approvals with respect to the Transactions as soon as practicable and advisable after the date of this Agreement and no later than by or before the Closing Date, and (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Further, each party hereto shall use its reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any such Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority pursuant thereto, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions prior to the Outside Date. Neither the Company nor its Subsidiaries shall, without the express written consent of Parent, take or agree to take any action relating to any objections asserted by any Governmental Authority with respect to the Transactions under any Antitrust Laws with respect to its business or operations.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, and (ii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions. To the extent reasonably practicable, all relevant telephone calls and meetings with a Governmental Authority regarding the Transactions shall include representatives of Parent and the Company, and each party hereto must inform the other of any material communications with a Governmental Authority relating to any Antitrust Laws. Except as otherwise restricted by this Section 5.03(d), Parent and the Company shall have the right to review in advance all written materials submitted or oral communications made to any Governmental Authority in connection with the Transactions, in each case to the extent such materials or communications are related to any Antitrust Laws; provided that materials required to be provided pursuant to this Section 5.03(d) may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided, further that a party may reasonably designate any competitively sensitive material provided to another party under this Section 5.03(d) as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding the foregoing, Parent shall following consultation with the Company and after giving due consideration to its views and acting reasonably and in good faith direct and control all aspects of each party hereto’s efforts to gain regulatory clearance either before any Governmental Authority or in any action brought to enjoin the Transactions pursuant to any Antitrust Laws, including the right to “pull and refile” any filing under the HSR Act (upon good faith consultation with the Company). Without limiting the foregoing, each party shall provide to the other (or the others’ Representatives), upon request, copies of all material correspondence between such party and any antitrust authority relating to such filings.

(e) Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause each of its Subsidiaries to, take any and all steps necessary, proper or advisable to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the Outside Date), including (A) proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent or any of its Subsidiaries, or the Company or its Subsidiaries or any interest therein, (B) otherwise taking or committing or agreeing to restrictions or actions that after the Effective Time would limit Parent’s or its Subsidiaries’ or the Company’s or its Subsidiaries’ freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent or its Subsidiaries or the Company or its Subsidiaries or any interest or interests therein, (C) otherwise agreeing to any other structural or conduct remedy with respect to Parent or its Subsidiaries or the Company or its Subsidiaries or any interest therein, or (D) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent or its Subsidiaries or the Company or its Subsidiaries or any interest or interests therein and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto or to such restrictions or actions (such actions above individually or collectively, a “Regulatory Remedy”); provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03(e) or any other provision of this Agreement shall require any of Buyer or any of its affiliates to agree or otherwise be required to agree, commit or effect any Regulatory Remedy, that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the combined businesses of Parent, the Company and their Subsidiaries, taken as a whole).

(f) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall, and Parent shall cause each of its Subsidiaries to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger, and (ii) Parent and Merger Sub must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations under this Section 5.03(f) that is not conditioned upon consummation of the Merger.

(g) Neither Parent nor Merger Sub nor any of Parent’s Subsidiaries shall, and Parent shall cause each of its Subsidiaries not to, take any action, including acquiring or agreeing to acquire, including by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any Person, corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, properties or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation or such other action could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(h) Parent will be solely responsible for and pay all filing fees payable to Governmental Authorities under any Antitrust Law.

SECTION 5.04 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made or proposed to be made by the Company or Parent in compliance with the provisions of Section 5.02.

SECTION 5.05 Access to Information; Confidentiality. Between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7.01, upon reasonable notice and subject to applicable restrictions or limitations as a result of COVID-19 or any COVID-19 Measure, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or subject to Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transaction or proposals from other parties relating to any competing or alternative transactions) and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall use such information and access solely for the purpose of the consummation of the Transactions and post-Closing integration and shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment (after consultation with its outside counsel), that doing so would (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment or a binding Material Contract or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, or (iv) jeopardize the health and safety of any employee of the Company or its Subsidiaries in light of COVID-19 (taking into account any COVID-19 Measure); provided, further, to the extent reasonably practicable, that (x) the parties hereto will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding proviso apply and (y) the Company shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or waive such a privilege. Until the Effective Time, all information provided amongst the parties hereto will be subject to the terms of the letter agreement dated as of November 29, 2021, by and among the Company and Parent (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this Section 5.05, any such access granted hereunder shall be facilitated in accordance with applicable Law, including COVID-19 Measures.

SECTION 5.06 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company or was serving at the request of the Company or such subsidiary as a director, officer, employee or agent of another Person (including serving at the request of the Company or any such subsidiary with respect to any employee benefit plan) (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action based on or arising out of (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or was serving at the request of the Company or such subsidiary as a director, officer, employee or agent of another Person (including serving at the request of the Company or any such subsidiary with respect to any employee benefit plan) or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case of clauses (A) and (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Organizational Documents of the Company and its Subsidiaries, in each case, as in effect on the date of this Agreement or in the agreements in effect as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnitee as set forth on Section 5.06(a) of the Company Disclosure Letter. Without limiting the foregoing, from and after the Effective Time, Parent shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are in the Company’s Organizational Documents as in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, the Surviving Corporation shall advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 as incurred to the fullest extent permitted under applicable Law; provided that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnitee was not entitled to indemnification under this Section 5.06.

(b) Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested during normal business hours without substantial interference and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided, that neither Parent, the Surviving Corporation nor any Indemnitee shall be obligated to provide such access or information if it determines, in its reasonable judgment (after consultation with its outside counsel), that doing so would (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment or a binding Material Contract or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, or (iv) jeopardize the health and safety of any employee of the Company or its Subsidiaries in light of COVID-19 (taking into account any COVID-19 Measure); provided, further, that Parent and the Surviving Corporation will use their reasonable best efforts to put in place arrangements to mitigate any circumstances described in the foregoing clauses (i) through (iv) in order to avoid limiting the provision of any access or information.

(d) For the six (6)-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance and fiduciary liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 350% of the annual premium currently payable by the Company with respect to such current policy (the “Premium Cap”). The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, so long as premium under such policy does not exceed six times the Premium Cap. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(d) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(e) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s Organizational Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification. The Indemnitees to whom this Section 5.06 applies and their respective heirs and representatives shall be third-party beneficiaries of this Section 5.06.

(f) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ liability insurance and fiduciary liability insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

SECTION 5.07 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be necessary to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.08 Employee Matters.

(a) For a period beginning at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide to the employees of the Company immediately prior to, and who remain so employed immediately following, the Effective Time (each, a “Continuing Employee”) (i) an annual base salary or base wage rate (as applicable) that is no less favorable, than that provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term incentive and commission opportunities that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time, and (iii) on a group basis, employee benefit plans and arrangements (other than severance benefits pursuant to Section 5.08(b) (but, for the avoidance of doubt, including severance benefits and payments for all Continuing Employees other than those covered pursuant to Section 5.08(b)), defined benefit pension, defined contribution employer contributions, nonqualified deferred compensation, retiree or post-termination health or welfare benefit, equity or equity-based compensation and retention or change in control-related compensation or benefits (collectively, the “Specified Arrangements”)) that are substantially comparable in the aggregate to the employee benefit plans and arrangements (other than the Specified Arrangements) provided to Continuing Employees immediately prior to the Effective Time.

(b) With respect to each Continuing Employee whose employment is terminated pursuant to a Qualifying Termination (as defined on Section 5.08(b) of the Company Disclosure Letter) during the period commencing on the Effective Time and ending on the second anniversary of the Effective Time, Parent shall provide such Continuing Employee with severance benefits set forth on Section 5.08(b) of the Company Disclosure Letter.

(c) If requested by Parent at least five (5) Business Days prior to the Closing Date, the Company shall take or shall cause to be taken all actions necessary, including the adoption of written resolutions of the appropriate governing body in a form satisfactory to Parent (copies of which shall be provided to Parent prior to the Closing), to terminate each Company Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”), and to fully vest all participants under such Company 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date; provided, however, that the Company 401(k) Plan termination and full vesting of participants thereunder may be made contingent upon the consummation of the Transactions. If Parent requests that any Company 401(k) Plan be terminated, the applicable Continuing Employees shall be eligible to participate, effective as of the Effective Time or as soon as reasonably possible thereafter, in a Tax-qualified defined contribution plan of Parent or its Subsidiaries (each such plan, a “Parent 401(k) Plan”). Upon the distribution of the assets in the accounts under the Company 401(k) Plan to the participants, Parent shall take any commercially reasonable action necessary to permit the Continuing Employees to make rollover contributions of “eligible rollover distributions” from the applicable Company 401(k) Plan to the applicable Parent 401(k) Plan (including in cash or notes (in the case of loans)).

(d) With respect to any plan, program, agreement or arrangement of the Surviving Corporation and its Subsidiaries, including, any vacation, paid time-off and severance arrangements, in which the Continuing Employees participate after the Effective Time, for purposes of eligibility to participate, level of vacation and severance benefits and vesting (other than with respect to future equity awards), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any of its Subsidiaries, to the extent service with the predecessor employer was recognized by the Company or any of its Subsidiaries) shall be treated as service with the Surviving Corporation or any of its Subsidiaries to the same extent such service was recognized for the same purpose under a similar Company Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service. No Continuing Employee shall be credited with his or her years of service with the Company, its Subsidiaries and their respective predecessors before the Effective Time for purposes of benefit accruals under any defined benefit pension plans or any retiree medical or life insurance or other retiree welfare-type benefits, or for any purposes under any equity or equity-based plans, that are maintained by Parent and its Subsidiaries.

(e) Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health benefit plan maintained by the Surviving Corporation or any of its Subsidiaries which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time and in the plan year in which the Effective Time occurs, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses paid by each Continuing Employee (and his or her covered, eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant group health benefit plans in which they will be eligible to participate from and after the Effective Time and in the plan year in which the Effective Time occurs.

(f) For the 90-day period following the Effective Time, Parent shall not, and will cause the Surviving Corporation not to, take any action that would trigger the notification requirements of the WARN Act with respect to the Continuing Employees.

(g) Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiary to, honor the Company Plans in accordance with their respective terms.

(h) Nothing contained in this Section 5.08, whether express or implied, shall be treated as an establishment, termination, amendment or other modification of any benefit or compensation plan, program, agreement, contract, policy or arrangement, or shall limit the right of Parent, the Surviving Corporation or any of their Affiliates to establish, amend, terminate or otherwise modify any benefit or compensation plan, program, agreement, contract, policy or arrangement following the Effective Time. Nothing in this Section 5.08, whether express or implied, shall create any rights or remedies whatsoever, including any third-party beneficiary or other rights, in any Person not a party to this Agreement, or shall be construed to create any right to employment or service with Parent, the Surviving Corporation or any of its Affiliates or continued employment or to any particular term or condition of employment or to limit the ability of Parent or the Surviving Corporation or any of their Affiliates to terminate the employment or service of any service provider (including any Continuing Employee) at any time and for any or no reason. Further, nothing in this Section 5.08 shall (i) apply to Continuing Employees who are furloughed, terminated, temporarily laid off, or subject to reduced hours or benefits as a result of COVID-19-related circumstances or (ii) limit Parent’s right, in its sole discretion, to, or to cause the Surviving Corporation or any of their Affiliates to, furlough, terminate, temporarily layoff, or reduce the hours or benefits of, any employee (including any Continuing Employee).

(i) The Company and its Subsidiaries shall use reasonable best efforts to take the actions set forth on Section 5.08(i) of the Company Disclosure Letter.

SECTION 5.09 Notification of Certain Matters; Stockholder Litigation.

(a) Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions or (iii) any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Section 6.01 or Section 6.02 not being able to be satisfied prior to the Outside Date (provided that notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.09(a) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties hereto, the remedies available hereunder to the party hereto receiving such notice or the conditions to such party’s obligation to consummate the Merger or any of the other Transactions) (the items set forth in the foregoing clauses (i) through (ii) each being “Transaction Litigation”).

(b) The Company (i) shall (A) give Parent the opportunity to participate in the defense and settlement of any Transaction Litigation and (B) keep Parent reasonably informed with respect to the status thereof, and (ii) shall not offer or propose to settle, settle or agree to settle any such Transaction Litigation without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

SECTION 5.10 Stock Exchange De-listing. Parent shall use its reasonable best efforts to, and prior to the Closing, the Company shall use its reasonable best efforts to cooperate with Parent to, cause the Company Common Stock to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 5.11 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement (and in any event no later than twenty (20) Business Days after the date of this Agreement, the Company, with the assistance of Parent and Merger Sub to the extent reasonably necessary, shall prepare and file the Proxy Statement with the SEC. The Company shall use reasonable best efforts to (i) cause the Proxy Statement to comply in all material respects with the requirements of the Exchange Act (and the rules and regulations thereunder) applicable thereto as of the date of such filing and (ii) respond as promptly as reasonably practicable to all comments received from the SEC or its staff concerning the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable following its filing with the SEC. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. The Company shall promptly notify Parent of the receipt of all comments of the SEC or its staff with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information. The Company shall, and, if applicable, shall cause its Representatives to, provide Parent with copies of all material correspondence between the Company, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide, and, if applicable, cause its Representatives to provide, Parent a reasonable opportunity to review and propose comments on such Proxy Statement (or such amendment or supplement thereto) or response to the SEC and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein. Each of Parent and Merger Sub shall cooperate reasonably with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law.

(b) The Company shall take all action in accordance with applicable Law, the Company’s Organizational Documents and the rules of the NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Stockholders Meeting”) on a date selected by the Company, in consultation with Parent, as promptly as reasonably practicable, for the purpose of obtaining the Stockholder Approval. The adoption of this Agreement, the adjournment of the Stockholders Meeting to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement in accordance with Section 5.11(c), and the advisory vote required by Rule 14a-21(c) under the Exchange Act shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Stockholders Meeting unless otherwise approved in writing by Parent. Promptly after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Stockholders Meeting that is twenty (20) Business Days after the date of such “broker search”.

(c) The Company shall not postpone, recess or adjourn the Stockholders Meeting without the prior written consent of Parent; provided that the Company may postpone, recess or adjourn such meeting in its sole discretion (i) to the extent required by applicable Law, (ii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), (A) the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval to allow reasonable additional time to solicit additional proxies or (B) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (iii) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting to the extent so determined to be necessary; provided, further that, other than pursuant to clause (i) above, the Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to the immediately preceding proviso to a date that is more than thirty (30) calendar days after the date on which the Stockholders Meeting was originally scheduled (as set forth in the Proxy Statement), and, in any event, to a date not fewer than three (3) Business Days prior to the Outside Date, without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Stockholders Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval; provided that the Company shall not be required to adjourn the Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days.

(d) The Company shall, through the Board of Directors of the Company (or a duly authorized committee thereof), but subject to the right of the Board of Directors of the Company to make an Adverse Recommendation Change pursuant to Section 5.02(d), (i) include the Company Board Recommendation in the Proxy Statement and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and obtain the Stockholder Approval.

SECTION 5.12 Director Resignations. Prior to the Closing, the Company shall deliver to Parent written resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

SECTION 5.13 Termination of Certain Agreements. Prior to the Effective Time, the Company shall take all actions necessary to terminate, and shall cause to be terminated, in its entirety each Contract specified on Section 5.13 of the Company Disclosure Letter with no further liability of the Company, the Surviving Corporation or any other Subsidiary of the Company in respect thereof, in each case pursuant to written agreements in form and substance reasonably satisfactory to Parent.

SECTION 5.14 Financing.

(a) Parent shall, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to, use its and their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and subject only to the conditions (including the “market flex” terms contained in the Debt Commitment Letter as in effect on the date hereof) expressly set forth in the Debt Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof until the Transactions are consummated or this Agreement is terminated in accordance with Article VII, (ii) satisfy or obtain a waiver on a timely basis of all conditions applicable to Parent and its Affiliates set forth in the Debt Commitment Letter that are within its or its Affiliates’ control, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the “market flex” terms) set forth in the Debt Commitment Letter, (iv) consummate the Debt Financing on or prior to the Closing Date, (v) enforce its rights under the Debt Commitment Letter and (vi) comply with its obligations under the Debt Commitment Letter. Without the prior written consent of the Company (such consent not to be unreasonably withheld, denied, delayed or conditioned), Parent shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision or remedy under, or any replacement of the Debt Commitment Letter if such amendment, supplement, replacement, modification, waiver, or replacement would: (x) reduce (or have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount in respect of the Debt Financing) such that the aggregate amount of the Debt Financing, together with cash on hand of Parent and its Subsidiaries, and other available sources that would be available on the Closing Date would not be sufficient to pay the Required Amount; (y) amend the conditions precedent to the Debt Financing or impose any new or additional conditions or contingencies to the Debt Commitment Letter in a manner that would reasonably be expected to (1) materially impair, delay or prevent the Closing or (2) make materially less likely to occur the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing; or (z) materially adversely affect the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or other agreements relating to the Debt Financing as provided by this Section 5.14. Notwithstanding the foregoing, any amendment, supplement or modification to effectuate any “market flex” terms contained in the Debt Commitment Letter or to add any additional agents or other financial institutions thereto as provided for therein shall be permitted and shall not require written consent of the Company. Parent shall promptly deliver to the Company copies of any amendment, modification, supplement or waiver to or under, or any replacement of, any Debt Commitment Letter.

(b) Parent shall, upon the Company’s request, keep the Company informed on a reasonably current basis and in reasonable detail with respect to all material developments with respect to the status of its efforts to arrange, obtain and complete the Debt Financing (including providing the Company with copies of all executed definitive agreements related to the Debt Financing).

(c) Parent shall give the Company prompt written notice of: (i) any termination of the Debt Commitment Letter; (ii) any actual or threatened material breach, default, termination or repudiation of any provisions of the Debt Commitment Letter of which Parent becomes aware; and (iii) the occurrence of any event or development that would reasonably be expected to adversely impact the ability of Parent to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter and required to pay the Required Amount. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” terms contained in the Debt Commitment Letter) contemplated in the Debt Commitment Letter or from the Debt Financing Sources contemplated in the Debt Commitment Letter or any of the Debt Financing (or any definitive financing agreement relating thereto) shall expire or be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason (but without limiting the obligations of Parent in this Section 5.14(c)) (unless such portion of the Debt Financing is not reasonably required to consummate the transactions contemplated by this Agreement, including, for the avoidance of doubt, payment of the Required Amount), Parent shall promptly notify the Company and shall use its reasonable best efforts to (x) arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the Transactions, including payment of the Required Amount, with terms and conditions not materially less favorable in the aggregate to Parent than those set forth in the Debt Commitment Letter (including the “market flex” terms contained in the Debt Commitment Letter as in effect on the date hereof) and (y) obtain a debt financing commitment letter (including any associated fee letter and/or engagement letter) with respect to such Alternative

Financing, of which true, correct and complete copies shall be promptly provided to the Company upon execution thereof (which fee letter and/or engagement letter may be redacted with respect to any interest rates, fee amounts, pricing caps and other similar economic terms (including “market flex” terms) set forth therein (none of which would adversely affect the conditionality, enforceability, or availability of such Alternative Financing or reduce the aggregate principal amount thereof)). The Alternative Financing (A) shall be sufficient to pay, when added to the remaining Debt Financing (if any) and cash on hand of Parent and its Subsidiaries, the Required Amount and (B) shall not include conditions or contingencies that would reasonably be expected to (1) materially impair, delay or prevent the Closing or (2) make materially less likely to occur the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing. For purposes of this Agreement, references to the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as permitted or required to be amended, supplemented, modified or replaced by this Section 5.14, and references to the “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted or required to be amended, modified, supplemented or replaced by this Section 5.14.

(d) Parent acknowledges and agrees that receipt of Debt Financing is not a condition to Closing.

Notwithstanding anything contained in this Section 5.14 or anything else in this Agreement, in no event shall the reasonable best efforts of Parent be deemed or construed to require Parent to, and Parent shall not be required to, (x) incur or pay any fees to obtain a waiver or amendment of any term of the Debt Commitment Letter or fees (in the aggregate) in excess of those contemplated by the Debt Commitment Letter as of the date hereof or (y) agree to conditionality or economic terms of the Debt Commitment Letter that are materially less favorable than those contemplated by the Debt Commitment Letter (including any flex provisions therein) as of the date hereof.

SECTION 5.15 Financing Cooperation.

(a) From and after the date of this Agreement and prior to the Closing, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries to use their reasonable best efforts to provide, to Parent, in each case at Parent’s sole cost and expense (other than in respect of the preparation of any historical financial information), such cooperation as is customary for the financings of the type contemplated by the Debt Commitment Letter (including, solely for purposes of this Section 5.15, one or more offerings or private placements of non-convertible debt securities to be issued or incurred in lieu of any portion of the debt financing contemplated by the Debt Commitment Letter (including any flex provisions therein)) (collectively with the Debt Financing, the “Available Financing”) that is reasonably requested by Parent in connection with the arrangement of the Available Financing, including using reasonable best efforts to: (i) reasonably cooperate with the Debt Financing Sources’ due diligence, to the extent customary and not unreasonably interfering with the business and operations of the Company and its Subsidiaries; (ii) upon reasonable advance notice and during normal business hours of the Company and its Subsidiaries, cause the appropriate senior officers of the Company and its Subsidiaries to participate in a reasonable number of lender meetings, road shows, due diligence sessions and sessions with rating agencies in connection with the Available Financing at locations and times to be mutually agreed; (iii)(I) provide such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and reasonably assist with the marketing efforts of Parent for all or any portion of the Available Financing, including reasonable assistance with the preparation of appropriate and customary materials for rating agency presentations, prospectuses, bank information memoranda, offering memoranda, private placement memoranda and similar documents customarily required in connection with obtaining financing of the type contemplated by the Debt Commitment Letter (including any offering of non-convertible debt securities or private placement of non-convertible debt securities pursuant to Rule 144A under the Securities Act); provided that (x) the Company’s and its Subsidiaries’ obligation to provide information for such materials shall be limited to information about the Company and its Subsidiaries and (y) other than with respect to the Required Financial Information, the Company and its Subsidiaries shall have no obligation to provide any financial or other information that is not reasonably available to the Company and its Subsidiaries, and (II) provide customary authorization letters to the Debt Financing Sources as contemplated by the Debt Commitment Letter authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders (provided that such customary authorization letters (or the prospectuses, bank information memoranda, offering memoranda or private placement memoranda in which such letters are included) shall include language that exculpates the Company, its Subsidiaries and their respective Representatives and Affiliates from any liability in connection with the use or misuse by the recipients thereof of the information set forth in any such prospectuses, bank information memoranda, offering memoranda or private placement memoranda or similar memoranda or report distributed in connection therewith); (iv) furnish to the Debt Financing Sources at least three (3) Business Days prior to the Closing Date (to the extent the Company receives a written request from Parent at least ten (10) Business Days prior to the Closing Date) all documentation and other information relating to the Company and its Subsidiaries required by regulatory authorities under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent required by the Debt Commitment Letter; (v) request that the Company’s independent auditors provide consent for use of their audit reports relating to the financial statements of the Company in any materials relating to the Available Financing as necessary and customary for financings similar to the Available Financing and use commercially reasonable efforts to provide any customary information requested by such accounting firm to enable it to comply with such request; (vi) take such corporate actions as shall be reasonably requested by Parent (which actions shall not be effective prior to the Closing) by Persons that shall remain officers or directors of the Company and its Subsidiaries after the Closing to authorize and permit the consummation of the Available Financing (including (subject to and contingent upon the Closing) the Company and its Subsidiaries executing agreements to pledge, grant security interests in, and otherwise grant liens on, the assets of the Company and its Subsidiaries); (vii) execute and deliver a customary certificate of the chief financial officer (or other comparable officer) of the Company and its Subsidiaries in customary form with respect to financial information constituting Required Financial Information that is included in the offering materials used in connection with the offer and sale of notes, bonds or other securities as reasonably requested by the Debt Financing Sources; and (viii) request and facilitate the independent auditors of the Company to (A) provide comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent as necessary and customary for financings similar to the Available Financing and (B) participate in accounting due diligence sessions. Notwithstanding anything to the contrary set forth herein, in no event shall the Company be required to: (1) pay any commitment or other fee or bear or reimburse any expense (other than with respect to the production and delivery of historical financials) in connection with the Available Financing prior to Closing, or incur any other actual or potential liability in connection with the Available Financing; (2) take any actions to the extent such actions would unreasonably or materially interfere with their respective ongoing business or operations; (3) take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any of their respective Organizational Documents, any applicable Laws or any material Contract; (4) take any action that would reasonably be expected to result in any condition to Closing set forth in Article VI to not be satisfied or otherwise cause any breach of this Agreement; (5) provide access to or disclose information that the Company reasonably determines would violate any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company and its Subsidiaries or waive or eliminate any privilege (provided that the Company shall notify Parent if any such information that Parent or any Debt Financing Source has specifically identified and requested is being withheld as a result of attorney-client privilege or any such obligation of confidentiality, as applicable, and shall use commercially reasonable efforts to disclose any such information without violating such privilege or confidentiality obligations); (6) become an issuer or other obligor with respect to the Available Financing, except, solely in the case of the Company and its Subsidiaries, unless and until the Closing occurs; (7) take any action that would reasonably be expected to result in any director, officer or employee of the Company or its Subsidiaries to incur or have any personal liability under the Debt Commitment Letter or any other agreements related to the Available Financing or having to give any indemnity in connection with the Available Financing (except, solely in the case of the Company and its Subsidiaries, unless and until the Closing occurs); (8) deliver or cause the delivery of any legal opinions in connection with the Available Financing; (9) execute or deliver, or take any corporate or other action to adopt or approve, any document, agreement, certificate or instrument with respect to or in connection with the Available Financing that would be effective prior to the Closing (except any authorization letters delivered by the Company or any of its Subsidiaries in connection with the Available

Financing and contemplated by clause (iii)(II) above or certificate contemplated by clause (vii) above); or (10) provide (and Parent shall be responsible for) (I) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial statements (provided, for the avoidance of doubt, that the Company shall provide such other historical financial information regarding the Company and its Subsidiaries as is reasonably available to the Company and reasonably requested by Parent in connection with Parent’s preparation of pro forma financial statements), (II) any description of all or any component of the Available Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes” or other information customarily provided by investment banks or their counsel in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, (III) projections, risk factors or other forward-looking statements relating to any component of the Available Financing or (IV) separate subsidiary financial statements or other information of the type required by Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X or Item 402 of Regulation S-K or other information customarily excluded from an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A. The Company consents to the reasonable use of the logos of the Company and its Subsidiaries in connection with the Available Financing if such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the respective reputation or goodwill of any of the foregoing.

(b) Whether or not the Closing occurs, Parent shall (i) reimburse the Company on the earlier of the Closing Date or the termination of this Agreement in accordance with Article VII, for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, its Subsidiaries or any of their Representatives in connection with such cooperation pursuant to this Section 5.15 or otherwise in connection with the Available Financing (it being understood that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses incurred by, or on behalf of, the Company, its Subsidiaries or their respective Affiliates in connection with their ordinary course financial reporting requirements, including the preparation of any historical financial information) and (ii) indemnify, defend and hold harmless the Company, its Subsidiaries and any of their respective Representatives from and against any and all damages or expenses suffered or incurred by any of them in connection with the arrangement of the Available Financing and the matters contemplated by and this Section 5.15 (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 5.15) and any information used in connection therewith, in each case, other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of the Company or any of its Subsidiaries or any of their respective Representatives or material inaccuracy of any financial information provided in writing by the Company or its Subsidiaries specifically for use in connection with the Available Financing.

(c) Without limiting the generality of the foregoing provisions of this Section 5.15, the Company shall prepare and provide (or cause to be provided) to Parent as promptly as reasonably practicable (but no later than the applicable period prescribed for such filings by the Company with the Securities and Exchange Commission in the case of the Company’s periodic reports) (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, substantially in the form required by the rules and regulations of the Securities and Exchange Commission (including the audited financial statements of the Company required to be included therein, but excluding information required by Part III of Form 10-K), (ii) if the Marketing Period has not been completed on or prior to May 16, 2022, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 substantially in the form required by the rules and regulations of the Securities and Exchange Commission (including the unaudited financial statements of the Company required to be included therein) and (iii) if the Marketing Period has not been completed on or prior to August 12, 2022, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022 substantially in the form required by the rules and regulations of the Securities and Exchange Commission (including the unaudited financial statements of the Company required to be included therein) (clauses (i) through (iii), collectively, the “Required Financial Information”).

SECTION 5.16 Payoff Letters and Lien Releases . The Company shall deliver to the Parent, (a) at least three (3) Business Days prior to the Closing, a draft of a customary payoff letter from the administrative agent and/or collateral agent under the Credit Agreement, which shall (i) set forth the aggregate amounts required to satisfy in full all such Indebtedness outstanding under the Credit Agreement on the Closing Date (but excluding any amounts constituting contingent obligations or other obligations that by their terms survive the termination of the Credit Agreement) and (ii) evidence release and termination of all security interests in respect thereof (including, if applicable, recordable forms to be recorded at the United States Patent Office and United States Copyright Office and other applicable Governmental Authorities), and (b) on or prior to the Closing Date, an executed copy of the payoff letter and, subject to the receipt of the applicable payoff amounts, customary Lien release documentation from the administrative agent and/or collateral agent under the Credit Agreement.

SECTION 5.17 OIG Consent.

(a) Within ten (10) Business Days following the date hereof, the Company shall notify the OIG of the parties’ entry into this Agreement and the Transactions in accordance with the notification contemplated by the Company’s Corporate Integrity Agreement (the “CIA”).

(b) As promptly as practicable thereafter, the Company shall notify the OIG in writing that it wishes to obtain a determination by OIG that Parent and the Transactions will not be subject to the requirements of the CIA, which notice shall include a description of the Transactions, its terms, the name of Parent and, if provided by Parent, contact information of Parent, and the parties hereto shall use their respective reasonable best efforts to obtain such determination (including in the form of an email) and have such determination provide that the obligations set forth in the CIA will (x) apply only to the Company’s business and “Covered Persons” (as defined in the CIA) following the Closing, (y) not make Parent or any of their Affiliates (other than the Company and its Subsidiaries following the Closing) “Covered Persons” (as defined in the CIA) under the CIA to the extent that such Persons are reasonably deemed by the Company and its Subsidiaries (consistent with Parent’s obligations pursuant to Section 5.17(d)) not to be furnishing patient care items or services or to be performing billing or coding functions on behalf of the Company and its Subsidiaries, and (z) not require any obligations or certifications of Parent’s or their Affiliates’ (other than the Company and its Subsidiaries following the Closing) board of directors (or similar governing body), or their individual directors, managers, officers or senior management (vice president level or higher), pursuant to sections III.A.2, III.A.3 and/or III.A.4 of the CIA, unless such individuals are also designated by Parent or the Company or its Subsidiaries as either members of the Company’s or its Subsidiaries’ “Compliance Committee” (as defined in the CIA), members of the Company’s or its Subsidiaries’ boards of directors or “Certifying Employees” (as defined in the CIA), in each case consistent with Parent’s obligations pursuant to Section 5.17(d) (in which case their service in those roles will be governed by the terms of the CIA) (collectively, the “OIG Consent”).

(c) Notwithstanding the foregoing, the parties acknowledge that the OIG may provide that the requirements of the CIA will apply to any employees of Parent and their Affiliates that meet the CIA definition of “Covered Persons” with respect to the obligations imposed by virtue of those designations under the CIA and Parent acknowledge and agree that any such provision by the OIG shall be reasonable.

(d) In obtaining the OIG Consent, Parent shall use commercially reasonable efforts and take all commercially reasonable measures, including exercising flexibility in establishing reporting structures, (i) to develop and offer to the OIG (including following comments and other input from the OIG) a post-Closing structure and operational plan for the Company and its Subsidiaries that would avoid or eliminate any impediments that might be asserted by the OIG with respect to issuing the OIG Consent and (ii) to work with the OIG in ensuring that the post-Closing structure, management and integration plan, including the identification and designation of individuals to be subject to the CIA, result in the OIG Consent. Prior to a party submitting any notifications, filings or other materials described in the immediately preceding sentence to the OIG, the submitting party will provide copies thereof to the other parties for review and comment, will reasonably consider any comments received from the other parties thereon, and will otherwise work together in good faith with the other parties in connection with all such actions and communications with the OIG. No party may engage in ex parte communications with the OIG regarding the OIG Consent without the prior consent of the other parties. Each party shall cooperate in good faith with the other parties, consistent with this Section 5.17, to obtain the OIG Consent; provided, notwithstanding anything to the contrary in this Section 5.17, (x) nothing in this Section 5.17 shall require the Company or any of its subsidiaries to pay any fee or incur any other liability or obligation in connection with obtaining the OIG Consent or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any fee or make any other payment or agree to provide any indemnity or other material covenant in connection with obtaining the OIG Consent, in each case, prior to the Effective Time and (y) none of the Company or its subsidiaries or their respective officers, directors (with respect to any subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to obtaining the OIG Consent that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company shall be required to execute or enter into or perform any agreement with respect to obtaining the OIG Consent. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that the OIG Consent is obtained.

ARTICLE VI

CONDITIONS TO THE MERGER

SECTION 6.01 Conditions to Each Party’s Obligation to Effect the Merger . The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have either expired or early termination thereof shall have been granted, and no voluntary agreement between Parent, Merger Sub or the Company and any Governmental Authority not to consummate the Merger shall be in effect.

(c) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) shall be in effect or shall have been entered or enacted, in each case, enjoining, making illegal or otherwise prohibiting consummation of the Merger.

SECTION 6.02 Conditions to Obligations of Parent and Merger Sub . The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.02(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies, (ii) set forth in the first sentence of Section 3.01(a) (Organization; Standing), the first sentence of Section 3.02(b) (Capitalization), Section 3.03(a)-(b) (Authority; Non-contravention), Section 3.15 (No Rights Agreement; Anti-Takeover Provisions), Section 3.21 (Stockholder Approval) and Section 3.24 (Brokers and Other Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.06(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, or (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it under this Agreement prior to the Closing.

(c) Company Material Adverse Effect Condition. Since the date of this Agreement there shall have been no effect, change, event, fact, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and is continuing as of the Closing Date.

(d) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.

(e) Actions. There shall be no Action pending in a U.S. federal district court that has been instituted by the U.S. Department of Justice or Federal Trade Commission seeking a Judgment to prevent, prohibit or make illegal the consummation of the Merger pursuant to an Antitrust Law.

SECTION 6.03 Conditions to Obligations of the Company . The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for such failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them under this Agreement prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b).

SECTION 6.04 Frustration of Closing Conditions . None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by the failure of such party to perform its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.01 Termination . This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted):

(a)	by the mutual written consent of the Company and Parent;

(b)	by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or prior to July 7, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party hereto if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(ii) if any Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party hereto if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of the issuance or entry of such Restraint (or if the issuance or entry of such Restraint resulted principally from such breach) or if such party has failed to use the required efforts to prevent the issuance or entry or issuance of and to remove such Restraint in accordance with its obligations set forth in Section 5.03 of this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for the foregoing proviso); or

(iii) if the Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approval shall not have been obtained; or

(c)	by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, the Company shall not have cured the breach or failure to perform within twenty (20) calendar days (but in no event later than the Outside Date) following receipt by the Company of written notice of such breach or failure to perform from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 7.01(d)(i); or

(ii) if the Board of Directors of the Company or a committee thereof shall have made an Adverse Recommendation Change; or

(d)	by the Company:

(i) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to a failure of a condition set forth in Section 6.01 or Section 6.03 and (y) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, Parent and Merger Sub shall not have cured the breach or failure to perform within twenty (20) calendar days (but in no event later than the Outside Date) following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate this Agreement pursuant to Section 7.01(c)(i); or

(ii) if, prior to obtaining Stockholder Approval, the Board of Directors has authorized the Company to concurrently enter into a Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.02(d)(II); provided that prior to or concurrently with such termination (and as a condition to such termination) the Company pays (or causes to be paid) the Company Termination Fee due under Section 7.03.

SECTION 7.02 Effect of Termination . In the event of the valid termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.02 and 7.03, Article VIII and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful breach of this Agreement or from Actual Fraud. The parties hereto acknowledge and agree that nothing in this Section 7.02 shall be deemed to affect their right to specific performance under Section 8.08.

SECTION 7.03 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii), (B) a bona fide Takeover Proposal shall have been publicly made, proposed or otherwise communicated or delivered to the Company or shall have otherwise become publicly known after the date of this Agreement and such Takeover Proposal shall not have been withdrawn in good faith prior to such termination (x) in the case of a termination pursuant to Section 7.01(b)(i), prior to the date of such termination or (y) in the case of a termination pursuant to Section 7.01(b)(iii), prior to the date of the Stockholders Meeting, and (C) within twelve (12) months of the date this Agreement is so terminated, the Company (1) enters into a Company Acquisition Agreement with any Person or Persons with respect to any Takeover Proposal and such Takeover Proposal is subsequently consummated or (2) consummates any Takeover Proposal; provided that, for purposes of clauses (B) and (C) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii); then, in any such event under clause (i) or (ii) of this Section 7.03, the Company shall pay (or cause to be paid) the Company Termination Fee to Parent or its designee by wire transfer of same day funds (x) in the case of Section 7.03(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), prior to or concurrently (and as a condition to such termination) with such termination or (z) in the case of Section 7.03(a)(i), within two Business Days after the consummation of the Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay (or cause to be paid) the Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount equal to $41,970,000.

(b) The parties acknowledge and hereby agree that the Company Termination Fee, if, as and when required pursuant to this Section 7.03, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties acknowledge that the agreements contained in this Section 7.03 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement.

SECTION 7.04 Return of Information . Within ten (10) Business Days following termination of this Agreement in accordance with Section 7.01, Parent shall, and shall cause each of Merger Sub and their respective

Affiliates and Representatives to, return to the Company, or destroy, all Proprietary Information (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement; provided that Parent, Merger Sub and their respective Affiliates and Representatives (i) may retain an archival copy of the Proprietary Information, to the extent necessary to comply with Law, its document retention policies and (ii) shall not be obligated to destroy electronic copies of the Proprietary Information to the extent such destruction is not reasonably practicable so long as the Proprietary Information is not readily accessible by non-information technology or internal compliance employees.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 No Survival of Representations and Warranties . None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 8.02 Amendment or Supplement . Subject to Section 8.16 and compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided that after receipt of the Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules of the NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.

SECTION 8.03 Extension of Time, Waiver, Etc. . At any time prior to the Effective Time, Parent, the Company and Merger Sub may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; (b) extend the time for the performance of any of the obligations or acts of the other party; or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04 Assignment . Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, that each of Parent and Merger Sub may assign this Agreement or its rights, interests and obligations hereunder to its Affiliates. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05 Counterparts . This Agreement may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 8.06 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and all exhibits, annexes and schedules referred to herein, together with the Confidentiality Agreement and the Support Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. Subject to Section 8.16, this Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration; (ii) if the Effective Time occurs, the right of the holders of Company Equity Awards to receive such amounts as provided for in Section 2.03, and (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06 of this Agreement.

SECTION 8.07 Governing Law; Jurisdiction.

(a) Subject to Section 8.16, this Agreement and any matters or disputes or Actions (whether based upon contract, tort, statute or otherwise) that are any way related to, based on, or arising out of this Agreement (including any Action related to, based or arising out of any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) or the Transactions, including the negotiation, execution or performance thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) Subject to Section 8.16, all Actions related to, based on, or arising out of this Agreement and the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), and in each case, appellate courts therefrom, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as otherwise provided in this Section 8.07(b) and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

SECTION 8.08 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Subject to Section 8.16, the parties hereto acknowledge and agree that (i) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 8.09 WAIVER OF JURY TRIAL. SUBJECT TO SECTION 8.16, EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY RELATE TO, BE BASED ON, OR ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY WHICH MAY RELATE TO, BE BASED ON, OR ARISE UNDER THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, by email (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses:

If to Parent or Merger Sub, to it at:

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Attention:    Nicholas Pace

Email:          nicholas.pace@owens-minor.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Eric L. Schiele, P.C.

                 Maggie D. Flores

Email:      eric.schiele@kirkland.com

                  maggie.flores@kirkland.com

If to the Company, to it at:

Apria, Inc.

7353 Company Drive

Indianapolis, Indiana 46237

Attention:    Michael-Bryant Hicks

Email:          hicksmb@apria.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Anthony F. Vernace

                  Michael Chao

Email:       avernace@stblaw.com

                   michael.chao@stblaw.com

or such other address or e-mail address as such party may hereafter specify by like notice to the other parties hereto.

SECTION 8.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.

SECTION 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, or (y) any confidentiality agreement entered into prior to the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons in order to permit such Person(s) to make a private proposal to the Company; provided that in no event shall an Acceptable Confidentiality Agreement include provisions that prohibit the Company from complying with its obligations under Section 5.02(c).

“Actual Fraud” means a knowing and intentional fraud with respect to a representation or warranty in this Agreement, that was made with the intention to deceive or mislead another Person in order to cause such Person to rely on such fraud, upon which such other Person reasonably relied. “Actual Fraud” does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or similar theory.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, (i) prior to the Closing, the Company shall not be an “Affiliate” of Parent and (ii) none of Apria Holdings LLC (the “Stockholder”) or any investment funds or investment vehicles affiliated with, or managed or advised by, the Stockholder or, other than the Company, any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Stockholder or of any such investment fund or investment vehicle shall be an “Affiliate” of the Company.

“Antitrust Laws” means the Sherman Act of 1980, the Clayton Act Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“CARES Act” means (i) the Coronavirus Aid, Relief and Economic Security Act (Pub. L. 116-136), and (ii) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), as applicable.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Employee/Contractor” means any current or former employee, consultant or contractor employed or otherwise engaged by the Company or any of its Subsidiaries prior to the Closing Date.

“Company Equity Awards” means, collectively, the Company LTIP Awards, the Company PSUs, the Company RSUs and the Company SARs.

“Company Financial Advisors” means Goldman Sachs & Co. LLC and Citigroup Global Markets Inc.

“Company Lease” means any material lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property with an annual rent in excess of $400,000, together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto, and including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Company LTIP Award” means each long-term incentive plan award outstanding immediately prior to the Effective Time that is granted under any Company Stock Plan, which, for the avoidance of doubt, shall not include any Company RSUs, Company PSUs or Company SARs.

“Company LTIP Award Consideration” has the meaning set forth in Section 2.03(ii).

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, in whole or in part, including all Company Registrations.

“Company Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) stock option, stock purchase, stock appreciation right, restricted stock unit, phantom equity or other equity or equity-based plan, program, policy, contract, agreement or other arrangement, (iii) employment, individual consulting, or other similar agreement or (iv) other benefit or compensation plan, policy, program, practice, arrangement, contract, promise or agreement, whether written or unwritten, including bonus, incentive, commission, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, retention, change in control, pension, hospitalization, medical, dental or vision benefits, life insurance, death benefit, sick pay, disability benefit, educational assistance, holiday pay, housing assistance, moving expense reimbursement, or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed or required to be contributed to by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation.

“Company PSU” means each performance stock unit granted pursuant to the Company Stock Plans that vests on the basis of the achievement of performance targets and pursuant to which the holder of such performance stock unit has a right to receive shares of Company Common Stock following the vesting or lapse of restrictions applicable to such performance-based restricted stock unit.

“Company PSU Consideration” has the meaning set forth in Section 2.03(i).

“Company RSU” means each restricted stock unit granted pursuant to the Company Stock Plans that vests solely on the basis of time and pursuant to which the holder of such restricted stock unit has a right to receive shares of Company Common Stock following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company RSU Consideration” has the meaning set forth in Section 2.03(i).

“Company SAR” means each stock appreciation right granted and exercisable pursuant to a Company Stock Plan pursuant to which the holder of such stock appreciation right has a right to receive shares of Company Common Stock or units of capital stock of a Subsidiary of the Company or cash following the vesting of such stock appreciation right.

“Company SAR Consideration” has the meaning set forth in Section 2.03(iii).

“Company Stock Plan” means (i) the Apria, Inc. 2021 Omnibus Incentive Plan, effective February 10, 2021, (ii) the Second Amended and Restated Apria, Inc. Long-Term Incentive Plan (2019—2021 With Successive Annual Extension Options), effective February 16, 2021 and (iii) the Apria, Inc. 2015 Stock Plan, effective February 8, 2021, as amended by that certain Omnibus Amendment, dated February 12, 2021, as applicable.

“Company Systems” means the computer systems, including the software, firmware and hardware, in each case that is owned, used, leased or licensed by the Company in the conduct of its business.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or industry group, in each case, in connection with or in response to COVID-19 (including the Families First Coronavirus Response Act, Pub. L. No. 116-127, Coronavirus Aid, Relief and Economic Security Act Pub. L. No. 116-136, Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, and Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Authority).

“Credit Agreement” means that certain Credit Agreement, dated as of June 21, 2019, among Apria Holdings LLC, Apria Healthcare Group Inc., the guarantors party thereto, Citizens Bank, N.A., as administrative agent and the lenders party thereto, as amended.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or security of any PII, all applicable (i) Laws, (ii) public or posted policies of the Company or any of its Subsidiaries, (iii) generally accepted and binding industry standards applicable to the industry in which the Company and its Subsidiaries operate (including the Payment Card Industry Data Security Standard (PCI-DSS)), and (iv) material Contracts to which the Company or any of its Subsidiaries is subject.

“Data Room” means the online data room titled “StoneOak” located at www.datasite.com.

“Debt Financing Sources” means the financial institutions that have committed to provide or arrange or otherwise entered into agreements to provide or arrange the Debt Financing or other debt financings (or relating to any other Available Financing) in connection with the transactions contemplated by this Agreement, including the parties to the Debt Commitment Letter and any joinder agreements, credit agreements and the other definitive documents relating thereto (or any other Available Financing), together with their respective Affiliates and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successor and assigns.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase, license or lease or otherwise acquire any right, title or interest, right of first refusal or offer or other contingent right, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third-party right or encumbrance of any kind or nature.

“Environmental Laws” means all Laws and Judgments relating to pollution, public or worker health or safety, or protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Families First Act” means the Families First Coronavirus Response Act, (Pub. L. No. 116-127).

“FDA” means the United States Food and Drug Administration.

“FDA Regulatory Laws” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), their respective implementing regulations, and foreign equivalents of the foregoing.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Contract” means any Contract for the sale of supplies or services currently in performance between the Company or any of its Subsidiaries and a Governmental Authority or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority. For the avoidance of doubt, (x) each task order or delivery order under a Government Contract shall be considered part of that Government Contract and (y) “Government Contract” does not include Contracts between the Company or any of its Subsidiaries, on the one hand, and any Payor (including any Medicaid managed care organization, Medicare Advantage organization, or other managed care entity), on the other hand.

“Governmental Authority” means any government, court, regulatory or administrative agency, department, commission, arbitrator, arbitral body (public or private), mediator or authority or other legislative, executive or judicial governmental entity or political subdivision thereof, whether federal, state or local, domestic, foreign or multinational, or any multinational organization or authority.

“Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state health care programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

“Hazardous Substance” means any substance, material or waste defined as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar meaning, by, or a basis for liability under, any Environmental Law, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold, radiation, and medical waste.

“Healthcare Laws” means: (i) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (ii) Laws related to healthcare fraud and abuse, false claims and kickbacks, including the Federal anti-kickback Law (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn; (iii) the Exclusion Laws (42 U.S.C. § 1320a-7); (iv) HIPAA; (v) the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; (vi) any state or foreign equivalents of the foregoing; and (vii) any analogous Laws that regulate the sale or reimbursement of medical devices and durable medical equipment.

“Healthcare Permits” means permits, licenses, and supplier or provider numbers legally required for the operation of the business of the Company as currently conducted that are issued or enforced by a Governmental Authority with jurisdiction over any Healthcare Law.

“HIPAA” means (i) the Health Insurance Portability and Accountability Act of 1996; and (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, use or disclosure of health care records.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means (i) any indebtedness for borrowed money, (ii) all obligations of any Person evidenced by debt securities, bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, but only to the extent drawn, (iv) all obligations under any currency, interest rate or other swap or hedge agreement or any other hedging arrangement, and (v) any guarantee of any such indebtedness described in the foregoing clauses (i) through (iv).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world and all rights associated therewith: (i) patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, extensions, reissues and reexaminations and counterparts thereof) (collectively, “Patents”); (ii) trademarks and service marks, trade dress, logos, slogans, Internet domain names, corporate names, doing business designations, and all other indicia of origin, and all registrations, applications for registration and renewals of the foregoing, and all goodwill associated with the foregoing, and all social media identifiers associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship (whether or not copyrightable), copyrights and registrations, applications for registration, and renewals thereof, including moral rights of authors and all designs, databases and database rights; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) rights in the following, to the extent they are confidential and proprietary: data, results, and information of any type whatsoever, whether tangible or intangible and regardless of the form or medium, including any know-how, trade secrets, techniques, methodologies, methods, processes, protocols, designs, invention disclosures, inventions (whether or not patentable or reduced to practice), improvements, industrial designs and models, discoveries, developments, unpublished patent applications, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), assays, screens, software, algorithms, models, databases, chemistry, manufacturing and control (CMC) information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data), screening, analytical and quality control data, results or descriptions, studies and procedures, development, manufacturing and distribution costs, information contained in submissions to and information from regulatory authorities, and studies, marketing and other reports; (vi) software (including source code, executable code, systems, network tools, databases, applications, firmware and all related documentation); and (vii) all proprietary rights and all other intellectual property and all rights associated therewith in any jurisdiction.

“IP Registrations” means Patents, registered Trademarks, registered copyrights and designs, mask work registrations, Internet domain name registrations, applications for trademark registrations, and applications for any Patents or other registrations for any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after due inquiry, of the individuals listed on Section 8.12 of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge, after due inquiry, of the individuals listed on Section 8.12 of the Parent Disclosure Letter.

“Licensor Employee/Contractor” means any current or former employee, consultant or contractor employed or otherwise engaged by any Company Licensor.

“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature.

“Marketing Period” means the first period of 18 consecutive Business Days after the date of this Agreement commencing on the date the Company has provided the Required Financial Information to Parent; provided that (i) the Marketing Period shall be deemed to have been complied with and automatically end on any earlier date on which the Debt Financing is consummated or the applicable proceeds have been deposited into escrow and Parent shall have obtained the net proceeds contemplated by the Debt Financing (it being understood that any such net proceeds deposited into escrow shall be deemed to have been obtained by Parent) and (ii) the Marketing Period shall be deemed not to have commenced if, prior to the completion of such 18 consecutive Business Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any annual audited financial statements constituting Required Financial Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such auditor or another independent public accounting firm of recognized national standing, or (B) the Company shall have announced, or the board of directors of the Company shall have determined, that a restatement of any historical financial information constituting Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Financial Information has been amended to reflect such restatement or the Company subsequently determines in writing or issues a public statement that no restatement is required in accordance with GAAP. If at any time the Company shall reasonably believe that the Marketing Period has commenced, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed delivery of the Required Financial Information and when it believes such period has commenced), in which case, subject to clauses (A) and (B) above, the Marketing Period will be deemed to have commenced on the date of such notice, unless Parent in good faith reasonably believes the Marketing Period has not commenced and, within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent believes the Marketing Period has not commenced) (provided that, it is understood that the delivery of such written notice from the Parent or the Company’s failure to deliver a notice that the Company delivered the Required Financial Information, in each case, will not prejudice the Company’s right to assert that the Required Financial Information has been delivered).

“Material Adverse Effect” means any effect, change, event, fact, circumstance, development or occurrence that has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets, or financial condition of the Company taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect, and none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event, fact, circumstance or occurrence to the extent resulting from or arising in connection with (A) (1) general conditions (or changes therein) or other circumstances or developments in the industries or markets in which the Company operates or (2) generally affecting the economy or the financial, debt, capital, credit or securities markets, including changes in interest or exchange rates after the date hereof, (B) (1) changes in Law or in GAAP or other accounting standards after the date hereof, (2) any changes in political, business or regulatory conditions, (3) acts of war (whether or not declared), sabotage, armed hostilities, civil disobedience, civil unrest or terrorism (including cyberterrorism), or any escalation or worsening of any such acts of war (whether or not declared), sabotage, armed hostilities, civil disobedience, civil unrest or terrorism, (4) volcanoes, tsunamis, earthquakes, hurricanes, tornados or other natural disasters or (5) pandemics (including the COVID-19 pandemic) or any Law or directive (including any COVID-19 Measures), issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures or “sheltering-in-place” that arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), (C) (1) any decline in the market price, or change in trading volume, of the capital stock of the Company or (2) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (C) (1) and (2) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is, or would reasonably be expected to be, a Material Adverse Effect), (D) the negotiation, execution, announcement or performance of this Agreement or the announcement, pendency or performance of any of the Transactions, including the impact thereof on the relationships with customers, suppliers, distributors, insurers, payors, partners, other third parties with whom the Company has a relationship, any stockholder (direct or derivative) Action in respect of this Agreement or any of the Transactions (it being understood that this clause (D) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement), or (E) any action or omission taken at the direction of Parent; provided further, however, that any effect, change, event, fact, circumstance or occurrence referred to in clause (A), clause (B)(1) or clause (B)(4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event, fact, circumstance, development or occurrence has a disproportionate adverse effect on the business, resulting operations, assets or financial condition of the Company as compared to other similarly situated companies in the industry in which the Company operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“NASDAQ” means The NASDAQ Stock Market LLC.

“OIG” means the Office of Inspector General of the Department of Health and Human Services.

“Organizational Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of formation and operating or limited liability company agreement, and (c) with respect to a partnership, its certificate of limited partnership (if a limited partnership) and partnership agreement.

“Parent Material Adverse Effect” means any effect, change, event, fact, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the consummation by Parent or Merger Sub of any of the Transactions.

“Payor” means any Governmental Health Program and all other health care service plans, health maintenance organizations, health insurers and/or other private, commercial, or governmental third-party payors.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances, whether or not of record, and, which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the current use of the applicable real property or otherwise materially impair the present business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property which are not violated in any material respect by the current use or occupancy of such real property or the operation of the business of the Company and its Subsidiaries thereon and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings diligently conducted and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business which are not due and payable, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, including Liens arising under, or granted in connection with, the Credit Agreement, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) non-exclusive licenses of Intellectual Property entered in the ordinary course of business, (vi) Liens discharged at or prior to the Effective Time, (vii) other Liens, Encumbrances or imperfections that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien, Encumbrance or imperfection in the operation of the business of the Company and its Subsidiaries, taken as a whole, and (viii) other Liens, Encumbrances or other imperfections that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“PHSA” means the United States Public Health Service Act, and FDA’s implementing regulations.

“PII” means any (i) any information that identifies or is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or device (including any patient medical records), and (ii) any other information defined as “personal data”, “personally identifiable information”, “personal information”, or a similar term under any Law.

“Process” and “Processing” means any operation or set of operations which is performed on personal data (including PII) or on sets of personal data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Provider Relief Fund” means the portion of the funds appropriated to the Public Health and Social Services Emergency Fund in Division B of the CARES Act, Division B of the Paycheck Protection Program and Health Care Enhancement Act, Pub. L. 116-139, and Title III of Division M of the Consolidated Appropriations Act, 2021, and distributed by the U.S. Department of Health and Human Services for provider relief.

“Provider Relief Fund Terms and Conditions” means the terms and conditions applicable to each Provider Relief Fund payment received by the Company.

“Regulatory Authorizations” means authorizations under the FDCA or the PHSA, including premarket notifications, premarket authorizations and investigational device exemptions under the FDCA.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Representatives” means, with respect to any Person, its and its Subsidiaries’ and Controlled Affiliates’ directors, officers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, and other representatives (acting in such capacity) retained by or acting on behalf of such Person.

“Security Incident” means any (i) breach of security, phishing incident, ransomware or malware attack affecting any Company Systems, or (ii) incident in which confidential information or PII was or may have been accessed, disclosed, destroyed, used, processed, or exfiltrated by a third party from a Company System without authorization (whether any of the foregoing PII or confidential information was possessed or controlled by the Company or any of its Subsidiaries or by another Person on behalf of the Company or any of its Subsidiaries) but excludes “security incidents” as defined by HIPAA (which are covered in Section 3.19).

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any and all U.S. federal, state, local or non-U.S. (including provincial and territorial) taxes, fees, levies, duties, tariffs, imposts, and other similar charges of any kind imposed by any Governmental Authority (whether disputed or not), including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, escheat or unclaimed property, sales, use, capital stock, payroll, severance, employment, social security (or similar), workers’ compensation, unemployment compensation, alternative or base erosion minimum, commercial rent, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges or assessments of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Returns” means returns, reports, claims for refund, declarations, Tax election, estimates, vouchers, statements (including information returns) or other documents, including any schedule, form or attachment thereto or any amendment thereof, with respect to Taxes (including the determination, assessment, reporting, withholding, collection or payment of any Taxes), filed or required to be filed with any Governmental Authority.

“Third-Party Service Provider” means any service provider or any other Person that (i) collects, stores, processes, analyzes or otherwise has access to any patient records or any other PII or confidential information of the Company (a “Third-Party Data Service Provider”), or (ii) provides services related to the development, manufacturing or distribution of products.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger.

The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section

Action	Section 3.07
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Announcement	Section 5.04
Appraisal Shares	Section 2.07(a)
Balance Sheet Date	Section 3.05(c)
Board Recommendation	Section 5.11(d)
Bankruptcy and Equity Exceptions	Section 3.03
Book Entry Share	Section 2.01(c)
Capitalization Date	Section 3.02
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02

Terms Not Defined in this Section 8.12	Section
Company	Preamble
Company 401(k) Plan	Section 5.08(c)
Company Acquisition Agreement	Section 5.02(d)
Company Board Recommendation	Section 3.03(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company IP	Section 3.13(b)
Company Registrations	Section 3.13
Company SEC Documents	Section 3.05
Company Securities	Section 3.02(b)
Company Termination Fee	Section 7.03(a)(ii)
Confidentiality Agreement	Section 5.05
Continuing Employee	Section 5.08
Contract	Section 3.03(c)
DGCL	Recitals
Effective Time	Section 1.03
Employee/Contractor IP Agreement	Section 3.13(e)
Environmental Laws	Section 3.12
Exchange Act	Section 3.04
Exchange Fund	Section 2.02(a)
Filed Company SEC Documents	Article III
Indemnitee	Section 5.06
Interested Party Transaction	Section 3.26
Intervening Event	Section 5.02(j)
Intervening Event Adverse Recommendation Change	Section 5.02(d)
Judgment	Section 3.07
Laws	Section 3.08
Material Contract	Section 3.17(a)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent 401(k) Plan	Section 5.08(c)
Parent Disclosure Letter	Article IV
Paying Agent	Section 2.02(a)
Permits	Section 3.08
Premium Cap	Section 5.06(d)
Proxy Statement	Section 3.04
Restraints	Section 6.01(c)
Sarbanes-Oxley Act	Section 3.05
Secretary of State	Section 1.03
Securities Act	Section 3.05
Specified Arrangements	Section 5.08(a)
Stockholder Approval	Section 3.21
Stockholders Meeting	Section 5.11(b)
Superior Proposal	Section 5.02(i)
Support Agreement	Recitals
Surviving Corporation	Section 1.01
Takeover Law	Section 3.15(b)
Takeover Proposal	Section 5.02(h)
Transaction Litigation	Section 5.09

SECTION 8.13 Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

SECTION 8.14 Performance of Merger Sub. Parent hereby agrees to cause Merger Sub to comply with all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

SECTION 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents posted to the Data Room by or on behalf of the Company on or prior to 5:30 pm New York City time on January 6, 2022. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The words “ordinary course of business” shall mean the ordinary course of business consistent with past practice. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, Law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, Law or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws or statutes) by succession of comparable successor statutes and any rules, guidelines or regulations promulgated thereunder and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. The parties have participated jointly in the negotiation and drafting of this Agreement. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “day” means calendar day, unless Business Day is expressly specified.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

SECTION 8.16 Liability of Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, the Company, on behalf of itself and its Subsidiaries, agrees it shall not have any rights or claims against any Debt Financing Sources in connection with this Agreement, the Debt Financing (including any Alternative Financing or any other Available Financing) (prior to the Closing) or the Transactions or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, nor shall the Company, its Subsidiaries or any of its direct or indirect stockholders be entitled to specific performance of any commitment letter (including the Debt Commitment Letter) or similar agreement entered into by Parent or any of its Affiliates for any Debt Financing (including any Alternative Financing or any other Available Financings) against the Debt Financing Sources providing such financing; provided, that the foregoing will not limit the rights and obligations of Parent or any of its Affiliates under this Agreement, the Debt Commitment Letter or the definitive debt documents executed in connection with the Debt Financing or other debt financings (including any Alternative Financing, any replacement financing or any offering of debt securities) or any Debt Financing Source’s obligations to Parent or any of its Affiliates under the Debt Commitment Letter or the definitive debt documents executed in connection with such debt financing. Notwithstanding anything in this Agreement to the contrary, each party hereto acknowledges and irrevocably agrees, on behalf of itself and its Subsidiaries, hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source, arising out of or relating to, this Agreement, the Debt Financing or other debt financings (including any Alternative Financing, any replacement financing or any offering of debt securities) or any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letter) or other debt financings (including any Alternative Financing, any replacement financing or any offering of debt securities) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing or other debt financings (including any Alternative Financing, any replacement financing or any offering of debt securities) that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing or other debt financings (including any Alternative Financing, any replacement financing or any offering of debt securities) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon a party or its Subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 8.10, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or other debt financings (including any Alternative Financing, any replacement financing or any offering of debt securities) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that no Debt Financing Sources shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (vii) and agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, the foregoing agreements in this Section 8.16 and such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section) shall not be amended in any way adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

OWENS & MINOR, INC.

By:	/s/ Jeffrey Jochims
Name: Jeffrey Jochims
Title: Executive Vice President, Chief Operating Officer & President, Medical Distribution

STONEOAK MERGER SUB INC.

By:	/s/ Jeffrey Jochims
Name: Jeffrey Jochims
Title: President

[Signature Page to Merger Agreement]

APRIA, INC.

By:	/s/ Daniel J. Starck
Name: Daniel J. Starck
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of January 7, 2022, is by and among Owens & Minor, Inc., a Virginia corporation (“Parent”), StoneOak Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and [●] (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of [●] shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (as defined below) (all such shares, together with any shares of Common Stock of the Company that are hereafter issued to, or otherwise acquired or owned (including beneficial ownership) by, the Stockholder prior to the termination of this Agreement, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and Apria, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for Merger Sub to be merged with and into the Company (the “Merger”) with the Company surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholder, and as a material inducement and in consideration therefor, the Stockholder (in the Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

Section 1.1    Agreement to Vote. [(a)] Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Subject Shares are entitled to vote thereon: (a) cause all of the Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted if another Person is the holder of record of any Subject Shares beneficially owned by the Stockholder), or deliver (or cause to be delivered) a written consent with respect to, all of his Subject Shares (i) in favor of the adoption and approval of the Merger Agreement and the approval of the Merger, (ii) against any Takeover Proposal, and (iii) against any other action that is intended or could reasonably be expected to impede or interfere with or materially delay the Merger or any of the other Transactions. Until the Effective Time, the Stockholder shall retain at all times the right to vote the Subject Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

[(b) Notwithstanding anything herein to the contrary, in the event of an Adverse Recommendation Change made in compliance with the Merger Agreement, the obligations of the Stockholder with respect to the Subject

Shares held by the Stockholder under this Agreement shall be modified such that such obligations shall only bind the Stockholder with respect to a number of shares of Common Stock held by the Stockholder equal to the number of Subject Shares that would represent 33% of the total voting power of the outstanding shares of Company Common Stock entitled to vote on the adoption of the Merger Agreement (rounded down to the nearest whole share) and, from and after such time, all references herein to “Subject Shares” shall refer only to a number of shares of Common Stock held by the Stockholder that would represent no more than 33% of the total voting power of the outstanding shares of Company Common Stock entitled to vote on the adoption of the Merger Agreement (rounded down to the nearest whole share).]1

Section 1.2    Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any and all previous proxies granted with respect to the Subject Shares. Solely in the event of a failure by the Stockholder to act in accordance with the Stockholder’s obligations as to voting pursuant to Section 1.1, the Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.1 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Subject Shares. The proxy and related interest granted by the Stockholder pursuant to this Section 1.2 is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by the Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 1.1 above. Notwithstanding anything herein to the contrary, the proxy granted by the Stockholder shall be revoked, terminated and of no further force or effect, automatically and without further action, upon termination of this Agreement in accordance with Section 5.2 hereof. The Stockholder shall, to the extent requested by Parent, promptly: (a) use commercially reasonable efforts to cause each other Person having voting power with respect to any of the Subject Shares to execute and deliver to Parent a proxy with respect to such shares, which shall be identical to the proxy in this Section 1.3; and (b) upon request, surrender the certificates representing the Subject Shares owned of record by the Stockholder, and use commercially reasonable efforts to request the certificates representing any other outstanding Subject Shares beneficially owned by the Stockholder, to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent and Merger Sub that:

Section 2.1    Organization and Good Standing. [The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and the Stockholder has full power and authority, and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder.]2

Section 2.2    Authority; Binding Agreement. The Stockholder has all requisite legal right, power, authority and capacity to execute, deliver and perform [his/its] obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms [and, no other action is necessary to authorize the execution and delivery by the Stockholder or the performance of the Stockholder’s obligations hereunder]3 (subject to the Bankruptcy and Equity Exceptions).

[1]	Bracketed provision included only in the Support Agreement entered into with Apria Holdings, LLC.
[2]	Bracketed provision included only in the Support Agreement entered into with Apria Holdings, LLC.
[3]	Bracketed provision included only in the Support Agreement entered into with Apria Holdings, LLC.

Section 2.3    Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not (a) violate any Law or Judgment applicable to the Stockholder or the Subject Shares, (b) except as may be required by applicable U.S. Federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, violate or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens on the Stockholder’s properties or assets (including the Subject Shares) pursuant to, any (i) Contract, agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on the Stockholder or the Subject Shares, (ii) any applicable Law [or (iii) any provision of the Organizational Documents of the Stockholder, if applicable]4, or (c) render any Takeover Law applicable to the Merger or any other transaction involving Parent, Merger Sub or any Affiliate thereof, in case of each of clauses (a) and (b), except as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of the Stockholder to perform [his/its] obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.

Section 2.4    Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and has good and marketable title to the Subject Shares free and clear of any Liens, except for Liens as may be applicable under the Securities Act or other applicable securities Laws. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire all or any portion of the Subject Shares. Except for the Subject Shares, the Stockholder is not the record or beneficial owner of any (a) Common Stock or voting securities of the Company or (b) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for Common Stock or voting securities of the Company.

Section 2.5    Voting Power. Other than as provided in this Agreement, the Stockholder has full voting power with respect to all of the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. None of the Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

Section 2.6    Reliance. The Stockholder has been represented by or had the opportunity to be represented by independent counsel of [his/its] own choosing and has had the right and opportunity to consult with [his/its] attorney, and to the extent, if any, that the Stockholder desired, the Stockholder availed itself of such right and opportunity. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

Section 2.7    Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no Action pending against, or, to the knowledge of the Stockholder, threatened in writing against, and there is no Judgment imposed upon, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact the Stockholder’s ability to perform [his/its] obligations hereunder in any material respect.

Section 2.8    Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions

[4]	Bracketed provision included only in the Support Agreement entered into with Apria Holdings, LLC.

contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Stockholder, jointly and severally, that:

Section 3.1    Organization; Authorization. Each of Parent and Merger Sub is duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). The consummation of the transactions contemplated hereby are within each of Parent’s and Merger Sub’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 3.2    Binding Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

Section 3.3    No Other Representations. Parent and Merger Sub hereby acknowledge and agree that, except for the representations and warranties of the Company expressly set forth in Article III of the Merger Agreement and the representations and warranties of the Stockholder expressly set in Article II of this Agreement, none of the Stockholder, the Company, their respective Affiliates, any Representative of any of the foregoing or any other Person has made, and none of Parent, Merger Sub, any of their respective Affiliates or any Representative of any of the foregoing has relied on, any representation or warranty regarding the Stockholder, the Company, its business, the sufficiency of the representations and warranties set forth herein or in the Merger Agreement or any other matter in connection the entry by Parent and Merger Sub in this Agreement, the Merger and the other agreements contemplated hereby and thereby and their respective agreement to consummate the transactions contemplated hereby and thereby.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDER

Section 4.1    No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until the earlier of the Company’s receipt of the Stockholder Approval and the time at which this Agreement is validly terminated in accordance with Section 5.2, the Stockholder shall not, directly or indirectly, (a) create or permit to exist any Liens, other than Liens as may be applicable under the Securities Act or other applicable securities Laws, on all or any portion of the Subject Shares, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), all or any portion of the Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of the Subject Shares, or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to all or any portion of the Subject Shares, (e) deposit or permit the deposit of all or any portion of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to all or any portion of the Subject Shares, or (f) take or permit any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions. Without limiting the generality of the foregoing, during the time the foregoing provisions of this Section 4.1 are in effect, the Stockholder shall not tender, agree to tender or cause or permit to be tendered all or any portion of the Subject Shares into or otherwise in connection with any tender or exchange offer. Any action taken in violation of the foregoing sentence shall be null and void ab initio and the Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of all or any portion of the Subject Shares shall occur (including, if applicable, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement. The Stockholder agrees that it shall not, and shall cause each of [his/its] Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Transactions. Notwithstanding the foregoing, the Stockholder may make Transfers of Subject Shares (i) to any “Permitted Transferee” (as defined below), in which case any such transferred Subject Shares shall continue to be bound by this Agreement and provided that any such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer, or (ii) as Parent may otherwise agree in writing in its sole discretion. A “Permitted Transferee” means, with respect to any Stockholder, (A) any Affiliate, spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild, or the spouse of any child, adopted child, grandchild, or adopted grandchild of the Stockholder, (B) any charitable organization described in Section 170(c) of the Code, (C) any trust, the beneficiaries of which include only the Persons named in clause (A) or (B) of this definition, or (D) any corporation, limited liability company, or partnership, the stockholders, members, and general or limited partners of which include only the Persons named in clause (A) or (B) of this definition.

Section 4.2    No Exercise of Appraisal Rights; Actions. The Stockholder (a) waives and agrees not to exercise any appraisal or dissenters’ rights (including under Section 262 of the General Corporation Law of the State of Delaware) in respect of all or any portion of the Subject Shares that may arise with respect to the Merger and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any Action (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement or the Transactions contemplated thereby.

Section 4.3    Documentation and Information.

[(a)] Except as required by applicable Law (including the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), the Stockholder shall not, and shall direct [his/its] Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent. The Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Merger and any Transactions, the Stockholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority. The Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

(b) [The Stockholder agrees to use reasonable efforts to provide Parent with any information and/or documentation that Parent may reasonably request in connection with the Company’s obligation under Treasury Regulations Section 1.382-2T(k)(3) to determine (i) the ownership of Company stock on each applicable testing date and (ii) changes in the ownership of Company stock during the applicable testing period (which in each case, for the avoidance of doubt, may include information and/or documentation related to direct or, with respect to any 5-percent shareholder, indirect ownership (and changes in such direct or indirect ownership) of the Stockholder), and the Stockholder agrees to promptly notify Parent of any corrections with respect to any such information and/or documentation provided for use in any such determination, if and to the extent that the Stockholder becomes aware that any such information and/or documentation was, at the time provided, or has since become false or misleading in any material respect.]5

Section 4.4    No Solicitation. Subject to Section 5.15, the Stockholder shall not, and shall direct [his/its] Representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (c) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement relating to any Takeover Proposal or (d) resolve or agree to do any of the foregoing; provided, that nothing herein shall prevent the Company form notifying any Person of the existence of this Section 4.4. The Stockholder shall, and shall instruct and cause [his/its] Representatives to, immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, cease providing any information with respect to the Company to such Person and request the prompt return or destruction of all confidential information concerning the Company in such Person’s possession or control. Notwithstanding the foregoing or anything herein to the contrary, the Stockholder, its Affiliates and its and their respective Representatives may engage in the activities prohibited by this Section 4.4 or otherwise prohibited hereunder with respect to any Takeover Proposal to the extent that the Company is permitted to engage in such activities pursuant to the terms of the Merger Agreement, but only if such Stockholder and its Affiliates and its and their respective Representatives each comply with the terms of the Merger Agreement as if they were the Company.

Section 4.5    Adjustments; Additional Shares. Subject to Section 1.2, in the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock of the Company that affects the Subject Shares, the terms of this Agreement shall apply to the resulting securities. Subject to Section 1.2, in the event that the Stockholder acquires any additional Common Stock of the Company or other interests in or with respect to the Company, such Common Stock or other interests shall, without further action of the parties hereto, be subject to the provisions of this Agreement, and the number of the Subject Shares of the Stockholder will be deemed amended accordingly. The Stockholder shall promptly notify Parent and Merger Sub of any such event.

ARTICLE V

MISCELLANEOUS

Section 5.1    Notices. All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given upon receipt if delivered personally, by email (which is confirmed) or sent

[5]	Bracketed provision included only in the Support Agreement entered into with Apria Holdings, LLC.

by overnight courier (providing proof of delivery) at the following addresses (or at such other address for a party hereto as shall be specified by like notice): (a) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address or e-mail address set forth on a signature page hereto, or to such other address or e-mail address as such party hereto may hereafter specify in writing for the purpose by notice to each other party hereto.

Section 5.2    Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) [an Adverse Recommendation Change, (c)]6 the Effective Time, [(c)][(d)] the entry, without the prior written consent of the Stockholder, into any material modification or amendment to the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, and [(d)][(e)] the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any party hereto from liability for any willful breach of this Agreement or from fraud prior to termination of this Agreement and (ii) the provisions of this Article V shall survive any termination of this Agreement.

Section 5.3    Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto or, in the case of a waiver, by each party hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.4    Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Merger is consummated.

Section 5.5    Binding Effect; No Third Party Beneficiaries; Assignment. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 4.1. No assignment by any party hereto shall relieve such party hereto of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 5.6    Governing Law; Jurisdiction.

(a)    This Agreement and any matters or disputes or Actions (whether based upon contract, tort, statute or otherwise) that are in any way related to, based on, or arising out of this Agreement (including any Action, related to, based on arising out of any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) including the negotiation, execution or performance thereof, shall be governed by, and construed in accordance with, the laws of the state of applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

[6]	Bracketed provision included only in the Support Agreement entered into with Daniel J. Starck and John G. Figueroa.

(b)    All Actions related to, based on, or arising out of this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), and in each case, appellate courts therefrom, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 5.6(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as otherwise provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.1 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY RELATE TO, BE BASED ON, OR ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY WHICH MAY RELATE TO, BE BASED ON, OR ARISE UNDER THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.6(C).

Section 5.7    Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail) and by electronic or digital signature, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.

Section 5.8    Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement.

Section 5.9    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.

Section 5.10    Specific Enforcement. The parties hereto hereby agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur to Parent and Merger Sub if any provision of this Agreement were not performed by the Stockholder in accordance with the terms hereof or is otherwise breached, including if the Stockholder fail to take any action required of them hereunder, and, accordingly, that each of Parent and Merger Sub shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement or to enforce specifically the Stockholder’s performance of the terms and provisions hereof, without proof of damages or otherwise, in addition to any other remedy to which Parent or Merger Sub are entitled at law or in equity. In any Action for specific performance, the Stockholder will waive the defense of adequacy of any other remedy at law or in equity, and the Stockholder waive any requirement for the securing or posting of any bond or other security in connection with the remedies referred to in this Section 5.10.

Section 5.11    Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 5.12    Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice-versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

Section 5.13    Capacity as Stockholder. Notwithstanding anything herein to the contrary, (a) the Stockholder signs this Agreement solely in the Stockholder’s capacity as a Stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Stockholder in [his/its] capacity as an officer and director of the Company, and (b) nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

Section 5.14    No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.

Section 5.15    No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any control, direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares, except as otherwise provided herein.

[Signature Page Follows]

The parties hereto are executing this Agreement on the date set forth in the introductory clause.

OWENS & MINOR, INC.

By:
Name:
Title:

STONEOAK MERGER SUB INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

[STOCKHOLDER]

By:
Name:
Title:
Address:

[Signature Page to Support Agreement]

Annex C

PERSONAL AND CONFIDENTIAL

January 7, 2022

Board of Directors

Apria, Inc.

7573 Company Drive

Indianapolis, IN

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Apria, Inc. (the “Company”) of the $37.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 7, 2022 (the “Agreement”), by and among Owens & Minor, Inc. (“Parent”), StoneOak Merger Sub Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Blackstone Inc. (‘Blackstone”), a significant shareholder of the Company, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as left lead bookrunner with respect to the initial public offering of Shares in February 2021; and as a bookrunner with respect to follow-on public offerings of Shares in June 2021 and November 2021. We also have provided certain financial advisory and/or underwriting services to Blackstone and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as left lead bookrunner with respect to a public offering of 4.25% Notes due 2026 (aggregate principal amount $750,000,000) by Blue Yonder Group, Inc., a portfolio company of funds associated with Blackstone, in July 2020; as lead arranger with respect to the floating rate securitization (aggregate principal amount $630,000,000) entered into by Blackstone Real Estate Advisors, an affiliate of Blackstone, in August 2020; as a bookrunner with respect to the term loan B facility (aggregate principal amount $1,670,000,000) and the 4.75% secured notes due 2027 (aggregate principal amount $375,000,000) issued by the Michaels Companies, Inc., a portfolio company of funds associated with Blackstone, in September 2020; as financial advisor to Rothesay Life plc, a portfolio company of funds associated with Blackstone, with respect to the sale of Blackstone’s equity interest in October 2020; as financial advisor to BioMed Realty Trust Inc., a portfolio company of funds associated with Blackstone, with respect to its recapitalization into a new fund affiliated with Blackstone in November 2020; as financial advisor to Change Healthcare Inc., a portfolio company of funds associated with Blackstone, with respect to its

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

Apria, Inc.

January 7, 2022

pending sale to UnitedHealth Group announced in January 2021; as left lead bookrunner with respect to a term loan repricing and add on (aggregate principal amount $1,460,000,000) by BME Group Holding BV, a portfolio company of funds associated with Blackstone, in March 2021; as financial advisor to a consortium of Blackstone Infrastructure Partners, an affiliate of Blackstone, and B&J Holdings Limited with respect to the consortium’s recommended offer to acquire Applegreen plc in March 2021; as left lead bookrunner with respect to a follow-on public offering of the equity of TaskUS LLC, a portfolio company of funds associated with Blackstone, in October 2021; as a bookrunner for Medline Industries Inc, a portfolio company of funds associated with Blackstone, with respect to its bridge financing completed in October 2021; and as financial advisor to Aqua Finance Inc., a portfolio company of funds associated with Blackstone, with respect to its pending sale to Apollo, announced in November 2021. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Blackstone and their respective affiliates for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Blackstone and its affiliates from time to time and may have invested in limited partnership units of affiliates of Blackstone from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; the annual report to stockholders and Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2020; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated February 10, 2021, relating to an initial public offering of the Shares; the Company’s Registration Statements on Form S-1, including the prospectuses contained therein dated June 9, 2021 and November 10, 2021, relating to follow-on public offerings of the Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

Apria, Inc.

January 7, 2022

Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders of Shares, as of the date hereof, of the $37.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $37.50 in cash per Share to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent, or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $37.50 in cash per Share to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Annex D

Section 262 of the General Corporation Law of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/APR2022SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D67235-S40842 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY APRIA, INC. The Board of Directors recommends you vote FOR the following proposals: 1. To adopt the Agreement and Plan of Merger, dated as of January 7, 2022 (the “merger agreement”), among Apria, Inc., Owens & Minor, Inc. and StoneOak Merger Sub, Inc. 2. To approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Apria, Inc. to its named executive officers that is based on or otherwise relates to the merger of StoneOak Merger Sub, Inc. with and into Apria, Inc. pursuant to the merger agreement. 3. To adjourn the special meeting, from time to time, if necessary or appropriate, as determined in good faith by the board of directors of Apria, Inc., including for the purpose of soliciting additional votes for the approval of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on []: The Notice and Proxy Statement are available at www.proxyvote.com. PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION D67236-S40842 APRIA, INC. Special Meeting of Shareholders [] This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) Debra L. Morris and Michael-Bryant Hicks, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of APRIA, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at [] on [], virtually at www.virtualshareholdermeeting.com/APR2022SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side